AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997
                                                     REGISTRATION NO. 333-39107
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         VIRGINIA                    6211                    54-1870350
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)
                         1001 NINETEENTH STREET NORTH
                              ARLINGTON, VA 22209
                                (703) 312-9500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                             ROBERT S. SMITH, ESQ.
                                GENERAL COUNSEL
                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                         1001 NINETEENTH STREET NORTH
                              ARLINGTON, VA 22209
                                (703) 312-9500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
       CRAIG M. WASSERMAN, ESQ.                 HOWARD B. ADLER, ESQ.
    WACHTELL, LIPTON, ROSEN & KATZ           GIBSON, DUNN & CRUTCHER LLP
          51 WEST 52ND STREET               1050 CONNECTICUT AVENUE N.W.
          NEW YORK, NY 10019                   WASHINGTON, D.C. 20036
            (212) 403-1000                         (202) 955-8589
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                                ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                                         PROPOSED
                                            PROPOSED      MAXIMUM
  TITLE OF EACH CLASS OF                    MAXIMUM     AGGREGATE   AMOUNT OF
     SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE  OFFERING  REGISTRATION
        REGISTERED         REGISTERED(1)  PER UNIT(2)   PRICE (2)      FEE
-------------------------------------------------------------------------------
Class A Common Stock, par
 value $0.01 per share...       --             --           --          --
-------------------------------------------------------------------------------

(1) A total of 12,650,000 shares of Class A Common Stock have been registered, including 7,793,579 shares of Class A Common Stock registered with the filing of the Company's Form S-1 on October 30, 1997 and 4,856,421 shares registered with the filing of Amendment No. 1 to the Company's Form S-1 on December 8, 1997. All registration fees have been previously paid.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

================================================================================

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                             CROSS-REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

          ITEM NUMBER AND HEADING IN FORM S-1
                REGISTRATION STATEMENT                        LOCATION IN PROSPECTUS
------------------------------------------------------- ---------------------------------
1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus..................... Outside Front Cover Page
2. Inside Front and Outside Back Cover Pages of
    Prospectus......................................... Inside Front Cover Page; Outside
                                                        Back Cover Page
3.Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges.......................... Prospectus Summary; Risk Factors
4. Use of Proceeds..................................... Use of Proceeds
5. Determination of Offering Price..................... Outside Front Cover Page; Underwriting
6. Dilution............................................ Dilution
7. Selling Security Holders............................ Principal and Selling
                                                        Shareholders
8. Plan of Distribution................................ Outside and Inside Front Cover
                                                        Pages; Underwriting; Outside Back
                                                        Cover Page
9. Description of Securities to Be Registered.......... Prospectus Summary;
                                                        Capitalization; Description of
                                                        Capital Stock; Shares Eligible
                                                        for Future Sale
10. Interests of Named Experts and Counsel............. Legal Matters
11. Information with Respect to the Registrant......... Outside and Inside Front Cover
                                                        Pages; Prospectus Summary; Risk
                                                        Factors; Certain Transactions
                                                        Occurring Prior to Offering; Use
                                                        of Proceeds; Dividend Policy;
                                                        Dilution; Capitalization;
                                                        Selected Consolidated Financial
                                                        Data; Management's Discussion and
                                                        Analysis of Financial Condition
                                                        and Results of Operations;
                                                        Business; Management; Principal
                                                        and Selling Shareholders;
                                                        Description of Capital Stock;
                                                        Shares Eligible for Future Sale;
                                                        Consolidated Financial
                                                        Statements; Outside Back Cover
                                                        Page
12. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities..... Management

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 19, 1997

PROSPECTUS
        [LOGO OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. APPEARS HERE]
                               11,000,000 SHARES

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                              CLASS A COMMON STOCK

  Of the 11,000,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Friedman, Billings, Ramsey Group, Inc., a Virginia corporation ("FBR" or the "Company"), offered hereby (the "Offering"), 10,000,000 are being issued and sold by the Company and 1,000,000 are being sold by certain shareholders (the "Selling Shareholders") of the Company. The Company will not receive any of the proceeds of the sale of shares by the Selling Shareholders. Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price will be between $18.00 and $20.00 per share. The initial public offering price will be determined by agreement among the Company, the Selling Shareholders and the Underwriters (as defined herein) in accordance with the recommendation of a "qualified independent underwriter" as required by Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition to the shares of Common Stock (as defined herein) offered hereby, PNC Bank Corp. has agreed to acquire a number of shares of Class A Common Stock equal to 4.9% of the outstanding Common Stock upon the closing of the Offering (which, without giving effect to the exercise of the Over-allotment Option (as defined herein) will total 2,451,421 shares of Class A Common Stock) at a price equal to the initial public offering price less a 4% discount. The Company has applied for the listing of the Class A Common Stock on the New York Stock Exchange, Inc. ("NYSE") under the symbol "FBG."

  The Company has two classes of stock outstanding: Class A Common Stock and Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with Class A Common Stock, "Common Stock"). Class A Common Stock and Class B Common Stock have identical dividend and other rights, except that Class A Common Stock has one vote per share and Class B Common Stock has three votes per share. Class B Common Stock is converted into Class A Common Stock at the option of the Company in certain circumstances, including (i) upon a sale or other transfer, (ii) at the time the holder of such shares of Class B Common Stock ceases to be affiliated with the Company, and (iii) upon the sale of such shares in a registered public offering. See "Description of Capital Stock-- Common Stock."

  Up to 1,000,000 shares of Class A Common Stock are being reserved for sale to certain Existing Shareholders (as defined herein), other employees and directors of the Company, and their family members at the initial public offering price less underwriting discount. See "Direct Offering." On December 15, 1997, the Company declared a dividend of $54 million to Existing Shareholders (the "S Corporation Distribution"). The Company intends to make the S Corporation Distribution on or before February 2, 1998. See "Certain Transactions Occurring Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status."

                                 -------------

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 9.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                                   PROCEEDS TO
                               PRICE TO UNDERWRITING PROCEEDS TO     SELLING
                                PUBLIC  DISCOUNT(1)  COMPANY(2)  SHAREHOLDERS(2)

--------------------------------------------------------------------------------
Per Share..................... $          $            $             $
Total (3)..................... $          $            $             $
================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters (as defined herein).
(2) Not including expenses payable by the Company, estimated at $      .
(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 1,650,000 additional shares of Class A Common Stock solely to cover over-allotments, if any (the "Over-allotment Option"). If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to the Company and Proceeds to the Selling
    Shareholders will be $    , $    , $    and $    , respectively. See
    "Underwriting."

                                  ----------

  The shares of Class A Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about          , 1997 at the office of Friedman, Billings,
Ramsey & Co., Inc. in Arlington, Virginia.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
         BEAR, STEARNS & CO. INC.
                 CREDIT SUISSE FIRST BOSTON
                         LAZARD FRERES & CO. LLC
                                 SALOMON SMITH BARNEY

                                December  , 1997

        [PHOTOGRAPHS OF WASHINGTON, D.C. AND EMPLOYEES OF THE COMPANY]

  The Company intends to distribute to its shareholders annual reports containing consolidated financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF CLASS A COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN CLASS A COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF CLASS A COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The terms "FBR" and the "Company," as used herein, refer to Friedman, Billings, Ramsey Group, Inc. and its predecessors and its consolidated subsidiaries, unless the context otherwise requires.

                                  THE COMPANY

  FBR is a full service investment banking firm focused on investment banking, research, institutional brokerage and asset management. FBR's strategy since inception has been to target specific industry sectors where it believes it can develop a unique research perspective. The Company then uses its research perspective together with its capital markets expertise to provide value for its clients. Using this approach, FBR has achieved a 50% compounded annualized growth rate in revenues since its inception in 1989 through November 30, 1997. FBR believes the success of its strategy is further demonstrated by its increasing market presence and the after-market performance of the companies for which it has acted as lead or co-manager. Year to date as of November 30, 1997, FBR was ranked sixth in terms of lead managed U.S. issuer initial public offering ("IPO") dollar volume, and for the period from January 1, 1996 through November 30, 1997 was ranked #1 in after-market performance among lead managers with at least ten lead managed IPOs, according to CommScan EQUIDESK. CommScan EQUIDESK defines "after-market performance" as the percentage change in the price of a share of stock from the price on the pricing date to the price of its last trade on the date of measurement, adjusted for splits.

  FBR was founded in 1989 with the philosophy that an employee-friendly corporate culture would enhance performance results. FBR strives to maintain excellent employee relations through policies designed to create an enjoyable work environment for all employees such as flexible dress code, vacation policy and maternity leave. Other non-traditional benefits at FBR include corporate retreats, corporate gym and employee directed Company charitable donations. In addition, the Company has emphasized training and promoting its employees from within. The Company believes that as a result of this culture, FBR has averaged less than 3% turnover among exempt professional employees per year since inception. Low turnover has enhanced the Company's growth and efficiency.

  Over the past 15 years, capital markets have evolved in depth and complexity, thereby radically altering the needs of both the companies accessing those markets and investors. The Company believes that in recent years, an increase in non-traditional issuers accompanied by significant inflows of cash into mutual funds and other managed funds has led to greater demand by both issuers and investors for focused advisory, capital markets, and capital management products and services.

  The Company seeks to identify rapidly changing industries and those that are not fully understood or appropriately valued by the market. Once an industry is identified, the Company employs substantial effort to develop a thorough understanding of the fundamentals and opportunities of that industry. The Company employs a team approach in which all of its professionals contribute to and communicate the Company's expertise in an industry. For each industry on which the Company is focused, the Company offers significant underwriting capabilities and brokerage services as well as advisory services in mergers, acquisitions and strategic partnerships. In addition, FBR's asset management activities include hedge funds and public mutual funds as well as private equity investments and mezzanine finance in such industries.

  FBR believes its strategy and culture has enabled and will enable it to succeed in this changing marketplace. Since commencing its investment banking activities in 1992, FBR has never failed to complete a capital raising transaction it has brought to the public market as lead underwriter. Since its inception through November 30, 1997, FBR has completed $11.4 billion in capital raising transactions and $3.3 billion in merger and acquisition advisory transactions, which span a wide range of geographic regions and security types and a growing variety of industry sectors.

  FBR has also applied its research focus and team-based approach to its asset management activities. The flagship FBR hedge fund, FBR Ashton, Limited Partnership, has provided annualized internal rates of return since inception in March 1992 of 41.8% gross and 34.1% net to its limited partners through November 30, 1997. FBR's three public mutual funds have provided total net return for the eleven months ended November 30, 1997 of 38.6%, 47.0% and 42.8%. The amount of assets under management has grown from $119.3 million at the beginning of 1996 to $444.9 million as of November 30, 1997, representing 373% growth.

  FBR's revenues grew from $57.2 million for the year ended December 31, 1995, to $109.9 million for the year ended December 31, 1996, representing an increase of 92%, and from $84.8 million for the eleven months ended November 30, 1996, to $218.5 million for the eleven months ended November 30, 1997, representing an increase of 158%. FBR believes that its revenue growth, as well as the superior performance of its capital transactions and managed products, are the result of the Company's focus and dedication to developing research, capital markets and asset management expertise within a growing number of strategic industry sectors. FBR believes that its ability to combine superior industry knowledge with its capital markets expertise has made FBR a leading provider of investment banking, brokerage and asset management services and the largest independent investment bank in the rapidly growing Washington, D.C. metropolitan area.

  FBR maintains executive offices in the Washington, D.C. area at Potomac Tower, 1001 Nineteenth Street North, Arlington, VA 22209; the telephone number is (703) 312-9500. The Company also maintains offices in Irvine, California; Boston, Massachusetts; and London, England. FBR's home page is located on the world wide web at http://www.fbr.com. Information contained on the Company's home page shall not be deemed to be a part of this Prospectus.

                   STRATEGIC RELATIONSHIP WITH PNC BANK CORP.

  To further enhance its market position, FBR has formed a strategic business relationship with PNC Bank Corp., a diversified financial services company headquartered in Pittsburgh ("PNC"), pursuant to which PNC has agreed to acquire 4.9% of the shares of Common Stock issued and outstanding after the Offering (including any shares which may be issued pursuant to the Underwriters' Over-allotment Option), and FBR and PNC have agreed to work together on an arms-length basis to refer potential business to each other. FBR will be the exclusive independent broker-dealer to which PNC refers underwriting and high-yield business that is not conducted by PNC and PNC will work with FBR to provide enhanced derivatives, asset securitization, bridge lending and other bank debt financing products to FBR's client base. Without giving effect to exercise of the Over-allotment Option, PNC will acquire 2,451,421 shares of Class A Common Stock, all of which shares will be acquired from the Selling Shareholders at a price equal to the initial public offering price less a 4% discount (the "PNC Transaction"). See "Business -- Strategic Business Relationship with PNC Bank Corp."

                              RECENT DEVELOPMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  For the eleven months ended November 30, 1996 and November 30, 1997, the Company's unaudited results of operations were:

                                        ELEVEN MONTHS ENDED NOVEMBER 30,
                                        --------------------------------
                                                  (UNAUDITED)
                                        -----------------------------------
                                             1996                1997
                                        ----------------   ----------------
                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                     DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA(1)
REVENUES:
  Investment banking................... $        43,013            $136,867
  Corporate finance fees...............           5,439              42,321
  Principal transactions...............          22,773              16,015
  Agency commissions...................           6,791              11,081
  Asset management fees................           3,872(2)            6,610(2)
  Interest and dividends...............           2,945               4,266
                                        ---------------    ----------------
    Total revenues.....................          84,833             217,160
EXPENSES:
  Compensation and benefits............          43,500             137,495
  Brokerage and clearance..............           3,092               4,366
  Occupancy and equipment..............           1,466               2,406
  Communications.......................             985               1,991
  Interest.............................           2,372               3,341
  Other................................           9,440              24,215
                                        ---------------    ----------------
    Total expenses.....................          60,855             173,814
                                        ---------------    ----------------
NET INCOME BEFORE TAXES................          23,978              43,346
  Pro forma tax provision..............           9,808              17,834
                                        ---------------    ----------------
  Pro forma net income................. $        14,170    $         25,512
                                        ===============    ================
  Pro forma earnings per share......... $          0.35    $           0.61
                                        ===============    ================
TOTAL SHAREHOLDERS' EQUITY............. $        47,249    $         77,646
                                        ===============    ================

(1) The information included in this table does not give effect to the S Corporation Distribution. See "Certain Transactions Occurring Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status."

(2) Does not include performance fees of approximately $10.0 million as of November 30, 1997 which would be payable at December 31, 1997. Performance fees derived from the Company's asset management services are due and payable upon an anniversary date as defined by the relevant partnership agreements and management agreements. Generally, these anniversary dates coincide with calendar year end. Any performance fees calculated as of any date prior to the anniversary date are subject to adjustment based on future performance of the assets under management through the anniversary date. The Company does not consider the earnings process complete until the anniversary date and accordingly, does not record the related revenue until such time. The Company currently contemplates seeking amendment of certain of these partnership agreements to provide for quarterly recognition of certain of these fees. At current performance levels, these fees would result in a $4.5 million pre-tax contribution.

  The results for the eleven-month period ended November 30, 1997 are unaudited interim results and are not necessarily indicative of the results to be expected for the entire year ending December 31, 1997, or any future interim or annual period.

               SUPPLEMENTAL CONDENSED FINANCIAL INFORMATION

  The following table adjusts the Company's historical consolidated statement of operations data for the eleven months ended November 30, 1997 to reflect revisions to the Company's compensation arrangements that will take effect on January 1, 1998 so long as the Offering has become effective by such date. Under the cash bonus component of the Company's recently adopted 1997 Stock and Annual Incentive Plan (the "New Plan"), the Named Executive Officers' (as defined herein) incentive compensation will be based on net income before taxes, rather than on gross revenues from certain of the Company's business lines which was the basis for computing their previous incentive compensation. In particular, cash bonus payments will be made from a pool equal to up to thirty percent of FBR's adjusted pre-tax net income (before annual cash bonus payments under the New Plan). The pool will be reduced to the extent the aggregate compensation and benefits expense for the year (including annual cash bonus payments under the New Plan) would exceed fifty-five percent of revenues; provided that such reduction will not reduce the pool for such fiscal year to less than ninety percent of the pool in the immediately preceding fiscal year. The financial information in the following table assumes that the New Plan was in effect for the eleven months ended November 30, 1997.

                                                                     FOR THE
                                                                  ELEVEN MONTHS
                                                                      ENDED
                                                                  NOVEMBER 30,
                                                                      1997
                                                                  -------------
                                                                   (UNAUDITED)
TOTAL REVENUES...................................................   $217,160
EXPENSES:
  Compensation and benefits (adjusted; see introductory narrative
   above)........................................................    119,438
  Other expenses.................................................     36,319
                                                                    --------
    Total expenses...............................................    155,757
                                                                    --------
NET INCOME BEFORE TAXES:.........................................     61,403
  Pro forma tax provision........................................    (25,263)
                                                                    --------
  Pro forma net income...........................................     36,140
                                                                    ========
  Pro forma earnings per share...................................   $   0.86
                                                                    ========

                                  THE OFFERING

Class A Common Stock
 offered by the Company.....  10,000,000 shares
Class A Common Stock
 offered by the Selling
 Shareholders...............   1,000,000 shares (1)
Class A Common Stock to be
 outstanding after the
 Offering...................  13,451,421 shares (1), (2), (3)
Class B Common Stock to be
 outstanding after the
 Offering...................  36,577,579 shares (3)
Total Common Stock to be
 outstanding after the
 Offering...................  50,029,000 shares (3)

Use of Proceeds.............  General corporate purposes. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Use of Proceeds."

Proposed NYSE Symbol........  "FBG"

--------------------

(1) Without giving effect to exercise of the Over-allotment Option, 3,451,421 shares of Class B Common Stock will be converted into Class A Common Stock upon their sale by the Selling Shareholders in the Offering and the PNC Transaction. Of these shares, 1,000,000 will be sold in the Offering and 2,451,421 will be sold to PNC in the PNC Transaction.
(2) Excludes 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's stock plans. The Company anticipates granting stock options with respect to substantially all of such shares at an exercise price equal to the initial public offering price at a time substantially contemporaneous with the closing of the Offering. See "Management--1997 Stock and Annual Incentive Plan."

(3) If the Over-allotment Option is exercised, 15,174,921 shares of Class A Common Stock will be sold in the Offering and the PNC Transaction, and will be outstanding after the Offering. 11,500,000 of such shares will be issued by the Company. 3,674,921 Class B Common Stock shares will be converted into Class A Common Stock upon their sale by the Selling Shareholders in the Offering and the PNC Transaction, of which 1,150,000 shares of Class A Common Stock are being sold in the Offering and 2,524,921 shares of Class A Common Stock are being sold to PNC in the PNC Transaction. Giving effect to exercise of the Over-allotment Option, 36,354,079 shares of Class B Common Stock and a total of 51,529,000 shares of Common Stock will be outstanding after the Offering.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                             --------------------
                                      YEAR ENDED DECEMBER 31,                     ACTUAL
                            -----------------------------------------------  --------------------
                             1992      1993      1994      1995      1996       1996       1997
                            -------  --------  --------  --------  --------  ----------- --------
                                                                             (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA
REVENUES(2)
 Investment banking.......  $ 1,771  $ 35,232  $ 30,579  $ 16,075  $ 55,159   $ 25,615   $ 67,091
 Corporate finance fees...       50        75    14,427     7,224    10,361      4,370     38,618
 Principal transactions...   17,202    19,417     9,903    20,078    25,466     18,157     11,994
 Agency commissions.......    2,268     2,908     1,935     4,483     7,555      5,060      7,898
 Asset management fees
  (3).....................      116     1,164       444     6,747     7,808      2,635      6,256
 Interest and dividends...      315       456     1,713     2,558     3,554      2,382      3,061
                            -------  --------  --------  --------  --------   --------   --------
 Total revenues...........   21,722    59,252    59,001    57,165   109,903     58,219    134,918
EXPENSES
 Compensation and benefits
  (4).....................   11,824    24,269    23,456    27,623    55,004     28,604     85,138
 Brokerage and clearance..    1,186     1,025     1,474     2,350     3,484      2,314      3,138
 Occupancy and equipment..      406       554       944     1,187     1,683      1,103      1,934
 Communications...........      284       354       764       823     1,109        799      1,536
 Interest.................       73       316     1,773     1,523     2,665      2,039      2,301
 Other (5)................    1,077     3,353    13,049     8,362    14,620      6,584     17,041
                            -------  --------  --------  --------  --------   --------   --------
 Total expenses...........   14,850    29,871    41,460    41,868    78,565     41,443    111,088
INCOME BEFORE PRO-RATA
 SUBCHAPTER "S"
 CORPORATION STOCKHOLDER
 COMPENSATION.............    6,872    29,381    17,541    15,297    31,338     16,776     23,830
 Pro-rata subchapter S
  corporation stockholder
  compensation (6)........    7,147    29,919    19,355     5,858     6,500         --         --
                            -------  --------  --------  --------  --------   --------   --------
Net Income (loss).........  $  (275) $   (538) $ (1,814) $  9,439  $ 24,838   $ 16,776   $ 23,830
                            =======  ========  ========  ========  ========   ========   ========
PRO FORMA STATEMENTS OF OPERATIONS
 DATA (UNAUDITED)(7)
 Net income (loss), as
  reported................  $  (275) $   (538) $ (1,814) $  9,439  $ 24,838   $ 16,776   $ 23,830
 Pro-rata S corporation
  compensation............    7,147    29,919    19,355     5,858     6,500        --         --
 Pro forma tax provision..   (2,833)  (12,064)   (7,347)   (5,683)  (12,628)    (6,862)    (9,782)
 Other pro forma
  adjustment..............      --        --        --        --     (1,416)       --      (1,416)
                            -------  --------  --------  --------  --------   --------   --------
 Pro forma net income.....  $ 4,039  $ 17,317  $ 10,194  $  9,614  $ 17,294   $  9,914   $ 12,632
                            =======  ========  ========  ========  ========   ========   ========
 Pro forma earnings per
  share...................  $  0.11  $   0.45  $   0.26  $   0.24  $   0.42   $   0.24   $   0.30
                            =======  ========  ========  ========  ========   ========   ========
 Weighted average shares
  outstanding (8).........   37,817    38,365    39,014    39,373    41,536     41,515     41,912
OPERATING DATA (UNAUDITED)
 Total employees (9)......       41        65        92       112       175        158        230
 Revenue per average
  employee (in thousands).     $564    $1,118      $752      $560      $766       $575       $888
 Annualized return on
  average equity..........      353%      461%      144%       82%       87%        69%        59%
 Compensation and benefits
  expense as a percentage
  of revenues.............     54.4%     41.0%     39.8%     48.3%     50.0%      49.1%      63.1%
 Income before pro rata
  subchapter
  S corporation stockholder
  distributions  as a
  percentage of revenues
  (4).....................     31.6%     49.6%     29.7%     26.8%     28.5%      28.8%      17.7%

                                  SEPTEMBER 30, 1997
                               ------------------------
                                ACTUAL  AS ADJUSTED(10)
                               -------- ---------------
                                          (UNAUDITED)
CONSOLIDATED
 BALANCE SHEET
 DATA
 Total assets................. $119,215    $295,915
 Total liabilities............   61,097     115,097
 Total Shareholders' equity...   58,118     179,403
 Book value per common share
  outstanding................. $   1.45    $   3.59

--------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis of presentation.

(2) For a description of the items comprising each line item under Revenues see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Revenues."

(3) Does not include unrealized performance fees and special profit allocations of approximately $12.9 million as of September 30, 1997. Performance fees derived from the Company's asset management services are due and payable upon an anniversary date as defined by the relevant partnership agreements and such management agreements. Generally, these anniversary dates coincide with calendar year end. Any performance fees calculated as of any date prior to the anniversary date are subject to adjustment based on future performance of the assets under management through the anniversary date. The Company does not consider the earnings process complete until the anniversary date and accordingly, does not record the related revenue until such time. The Company currently contemplates seeking amendment of certain of these partnership agreements to provide for the quarterly recognition of certain of these fees.

(4)  Excludes pro rata subchapter S corporation stockholder compensation.

(5) Includes business development, professional services and other operating expenses.

(6) Represents pro rata compensation paid to shareholders based on ownership interest as of the end of each period.

(7) For all periods presented, the Company elected to be treated as a subchapter S corporation and was not subject to federal or certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes based on estimated applicable tax rates as if the Company had not elected subchapter S corporation status for the periods presented. Also included in the pro forma information is $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

(8) See Note 2 of Notes to Consolidated Financial Statements for discussion of the computation of weighted average shares outstanding.

(9)  As of end of the period reported.

(10) Adjusted to give effect to (i) the sale by the Company of 10 million shares of Class A Common Stock in the Offering at an assumed initial offering price of $19.00 per share (after deducting the estimated underwriting discount and offering expenses payable by the Company) and the application of the net proceeds therefrom; (ii) the distribution of $54 million to the Company's Existing Shareholders and (iii) the recognition of $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering.

               SUPPLEMENTAL CONDENSED FINANCIAL INFORMATION

  The following table adjusts the Company's historical consolidated statement of operations data for the nine months ended September 30, 1997 to reflect revisions to the Company's compensation arrangements that will take effect on January 1, 1998 so long as the Offering has become effective by such date. Under the New Plan, the Named Executive Officers' incentive compensation will be based on net income before taxes, rather than on gross revenues from certain of the Company's business lines which was the basis for computing their previous incentive compensation. In particular, cash bonus payments will be made from a pool equal to up to thirty percent of FBR's adjusted pre-tax net income (before annual cash bonus payments under the New Plan). The pool will be reduced to the extent the aggregate compensation and benefits expense for the year (including annual cash bonus payments under the New Plan) would exceed fifty-five percent of revenues; provided that such reduction will not reduce the pool for such fiscal year to less than ninety percent of the pool in the immediately preceding fiscal year. The financial information in the following table assumes that the New Plan was in effect for the nine months ended September 30, 1997.

                                                                   FOR THE NINE
                                                                   MONTHS ENDED
                                                                    SEPTEMBER
                                                                     30, 1997
                                                                   ------------
                                                                   (UNAUDITED)
TOTAL REVENUES:...................................................    134,918
EXPENSES:
  Compensation and benefits (adjusted; See introductory narrative
   above).........................................................     74,205
  Other expenses..................................................     25,950
                                                                     --------
    Total expenses................................................    100,155
                                                                     --------
NET INCOME BEFORE TAXES:                                               34,763
  Pro forma tax provisions........................................    (14,270)
  Other pro forma adjustment......................................     (1,416)
                                                                     --------
  Pro forma net income............................................     19,077
                                                                     ========
  Pro forma earnings per share....................................   $   0.46
                                                                     ========
  Annualized return on average equity.............................         78%
  Compensation and benefits expense as a percentage of revenues...         55%

                                 RISK FACTORS

  THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE CLASS A COMMON STOCK OFFERED HEREBY:

GENERAL SECURITIES BUSINESS RISKS

  The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions, litigation, the risks of reduced revenues in periods of reduced demand for public offerings or reduced activity in the secondary markets and the risk of reduced spreads on the trading of securities.

REDUCED REVENUES DURING PERIODS OF DECLINING PRICES OR REDUCED DEMAND FOR PUBLIC OFFERINGS
OR REDUCED ACTIVITY IN THE SECONDARY MARKETS IN SECTORS ON WHICH THE COMPANY FOCUSES

  The Company's revenues are likely to be lower during periods of declining prices or inactivity in the market for securities of companies in the sectors on which the Company is focused. The Company's business is particularly dependent on the market for equity offerings by companies in the financial services, technology and real estate industries. These markets have historically experienced significant volatility not only in the number and size of equity offerings, but also in the after-market trading volume and prices of newly issued securities.

  The growth in the Company's revenues has arisen in large part from the significantly increased number and size of underwritten transactions by companies in the Company's targeted industries and by the related increase in aftermarket trading for such companies. Underwriting activities in the Company's targeted industries can decline for a number of reasons. For example, market conditions for securities of companies in the financial services, technology, and real estate sectors were negatively affected by increasing interest rates during the second half of 1994, which limited the amount of underwriting and corporate finance activity through the first half of 1995. Underwriting activity may also decrease during periods of market uncertainty occasioned by concerns over inflation, rising interest rates and related issues. Underwriting and brokerage activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations or by changes in long-term prospects.

REDUCED REVENUES DUE TO ECONOMIC, POLITICAL AND MARKET CONDITIONS

  Reductions in public offering, merger and acquisition and securities trading activities, due to any one or more changes in economic, political or market conditions could cause the Company's revenues from investment banking, trading and sales activities to decline materially. The amount and profitability of these activities are affected by many national and international factors, including economic, political and market conditions; level and volatility of interest rates; legislative and regulatory changes; currency values; inflation; flows of funds into and out of mutual and pension funds; and availability of short-term and long-term funding and capital.

REDUCED REVENUES DUE TO DECLINING MARKET VOLUME, PRICE OR LIQUIDITY

  The Company's revenues may decrease in the event of a decline in market volume, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from trading activities and commissions. Lower price levels of securities may also result in a reduced volume of underwriting transactions, and could cause a reduction in revenue from corporate finance fees, as well as losses from declines in the market value of securities held in trading, investment and underwriting positions, reduced asset management fees and withdrawals of funds under management. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of issuers and counterparties to perform their obligations, as well as increases in claims and litigation. In such markets, the Company may incur reduced revenues or losses in its principal trading and market-making activities.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING ACTIVITIES

  Participation in underwritings involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase or if it is forced to liquidate its commitment at less than the agreed purchase price. In addition, the trend, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities. Increased competition has eroded and is expected to continue to erode underwriting spreads. Another result of increased competition is that revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, which has resulted in reduced revenues for certain transactions. However, the Company's underwriting business is very competitive and is expected to remain so in the near future.

NET CAPITAL REQUIREMENTS

  Underwriting commitments require a charge against net capital and, accordingly, the Company's ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the applicable net capital regulations. See "Business--Net Capital Requirements."

REDUCED REVENUES DUE TO FOCUS ON RELATIVELY FEW INDUSTRIES

  As a result of its dependence on revenues related to securities issued by companies in specific industry sectors, any downturn in the market for the securities of companies in these industries, or factors affecting such companies, could adversely affect the Company's operating results and financial condition. Securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors. Underwriting activities in a particular industry can decline for a number of reasons. For example, underwriting activities in the financial services industry decreased significantly starting in the third quarter of calendar 1994, after interest rates in the United States increased. Underwriting and brokerage activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations, or by changes in long-term prospects for particular companies, industries or industry segments.

  The financial services, technology, real estate investment trust ("REIT") and consolidation sectors account for the majority of the Company's investment banking and research activities, exposing the Company to potential downturns in these industries. The Company also derives a significant portion of its revenues from institutional brokerage transactions related to the securities of companies in these sectors. In the past, revenues from such institutional brokerage transactions have declined when underwriting activities in these industry sectors declined, the volume of trading on The Nasdaq Stock Market ("Nasdaq") or the NYSE declined, or when industry sectors or individual companies reported results below investors' expectations.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting and merger and acquisition transactions completed by the Company's clients, access to public markets for companies in which the Company has invested as a principal, the valuations of the Company's principal investments and the investments of funds managed by the Company, the level of institutional and retail brokerage transactions, the timing of recording of asset management fees and special allocations of income, variations in expenditures for personnel, litigation expenses, and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading, and revenues from merger and acquisition transactions are recorded only when retainer fees are received or the transaction closes. Accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's quarterly operating results. The Company's cost structure currently is oriented to meet the level of demand for investment banking and corporate finance transactions experienced during the second half of 1996 and the first half of 1997. As a result, despite the variability of professional incentive compensation, the Company could experience losses if demand for these transactions declines more quickly than the Company's ability to change its cost structure. Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION FOR RETAINING AND RECRUITING PERSONNEL

  The Company's business is dependent on the highly skilled, and often highly specialized, individuals it employs. Retention of research, investment banking, sales and trading, venture capital, and management and administrative professionals is particularly important to the Company's prospects. The Company's strategy is to establish relationships with the Company's prospective corporate clients in advance of any transaction, and to maintain such relationships over the long term by providing advisory services to corporate clients in equity, debt and merger and acquisition transactions. Such relationships depend in part upon the individual employees who represent the Company in its dealings with such clients. In addition, research professionals contribute significantly to the Company's ability to secure a role in managing public offerings and in executing trades in the secondary market. From time to time, other companies in the securities industry have experienced losses of research, investment banking and sales and trading professionals, including recent losses of research analysts. The level of competition for key personnel has increased recently, particularly due to the market entry efforts of certain non-brokerage financial services companies, commercial banks and other investment banks targeting or increasing their efforts in some of the same industries that the Company serves. While the Company has historically experienced little turnover in professional employees, there can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect the Company's operating results.

  The Company expects further growth in the number of its personnel, particularly if current markets remain favorable to investment banking transactions. Competition for employees with the qualifications desired by the Company is intense, especially with respect to research and investment banking professionals with expertise in industries in which underwriting or advisory activity is robust. Competition for the recruiting and retention of employees has recently increased the Company's compensation costs, and the Company expects that continuing competition will cause its compensation costs to continue to increase. There can be no assurance that the Company will be able to recruit a sufficient number of new employees with the desired qualifications in a timely manner. The failure to recruit new employees could materially and adversely affect the Company's future operating results.

  While the Company generally does not have employment agreements with its employees, it attempts to retain its employees with incentives, such as bonus plans and the ability to buy Company stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if the value of the Company's stock declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation. See "Business--Employees" and "Management."

  In the past, the Company has issued Common Stock to certain employees subject to an agreement among the Company's shareholders (the "Shareholders Agreement"), which required shareholders leaving the Company's employ to sell their Common Stock to the Company at book value. In connection with the Offering, the Shareholders Agreement will be terminated. Consequently, employee shareholders will no longer be required to sell at book value their Common Stock to the Company upon leaving employment at the Company and will be able to sell their Common Stock in the public market. This change could result in a higher level of attrition of senior employees than the Company has historically experienced. See "Description of Capital Stock--Voting Trust Agreement and Shareholders Agreement."

SIGNIFICANT COMPETITION FROM LARGER SECURITIES FIRMS

  The Company is engaged in the highly competitive securities brokerage and financial services businesses. It competes directly with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, major regional firms and smaller "niche" players. The Company's industry focus also subjects it to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to those industry sectors.

  Competition from commercial banks has increased because of recent acquisitions of securities firms by commercial banks, as well as internal expansion by commercial banks into the securities business. In addition, the Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals.

  Many other companies have greater personnel and financial resources than the Company. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have a much longer history of investment banking activities than the Company and, therefore, may possess a relative advantage with regard to access to deal flow and capital.

  Recent rapid advancements in computing and communications technology are substantially changing the means by which financial services are delivered. These changes are providing consumers with more direct access to a wide variety of financial and investment services including market information and on-line trading and account information. Advancements in technology also create demand for more sophisticated levels of client services. Provision of these services may entail considerable cost without an offsetting source of revenue. See "Business--Competition."

REGULATION

  The securities business is subject to extensive regulation under federal and state laws in the United States, and also is subject to regulation in the foreign countries in which FBR conducts its activities. One of the most important regulations with which the Company's broker-dealer subsidiaries must continually comply is the Securities and Exchange Commission (the "SEC") Rule 15c3-1 (the "Net Capital Rule"), and a similar rule of the United Kingdom's Securities and Futures Authority (the "SFA") with respect to Friedman, Billings, Ramsey International, Ltd., a U.K. company ("FBR International"), which require the broker-dealer subsidiaries of the Company to maintain a minimum amount of net capital, as defined under such regulations.

  Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance with an applicable regulation, governmental regulators and the NASD may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, deregistration or suspension of the non-compliant broker-dealer or investment adviser, suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any such penalties or orders on the Company could have a material adverse effect on the Company's operating results and financial condition.

  The regulatory environment in which the Company operates is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the NASD. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD.

  Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often affect directly the method of operation and profitability of securities firms. The Company cannot predict what effect any such changes might have. Furthermore, the Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of the Company's underwriting, merger and acquisition and principal investment businesses in a given time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board")) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. The level of business and financing activity in each of the industries on which the Company focuses can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations. See "Business--Regulation."

POTENTIAL CONFLICTS OF INTEREST

  Executive officers, directors and employees of the Company from time to time invest, or receive a profit interest, in investments in private or public companies or investment funds in which the Company, or an affiliate of the Company, is an investor or for which the Company carries out investment banking assignments, publishes research or acts as a market maker. In addition, the Company has in the past organized and may in the future organize businesses, such as FBR Ashton, Limited Partnership and FBR Private Equity Fund, L.P., in which employees of the Company may acquire minority interests. There are certain risks that, as a result of such investment or profits interest, a director, officer or employee may take actions which would conflict with the best interests of the Company. In addition, certain members of senior management of the Company are actively involved in managing hedge funds operated by the Company which could create a conflict of interest to the extent these officers are aware of inside information concerning potential investment targets from their other activities with the Company or to the extent these officials wish to invest in companies for which FBR is underwriting securities. The Company has in place compliance procedures and practices designed to ensure that such inside information is not used for making investment decisions on behalf of the hedge funds and to monitor hedge fund investment in the Company's investment banking clients. No assurance can be provided that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of such officials to make potentially profitable investments on behalf of those hedge funds. See "Business--Asset Management."

POSSIBILITY OF LOSSES ASSOCIATED WITH PRINCIPAL AND TRADING ACTIVITIES

  The Company's securities trading and market-making activities are primarily conducted by the Company as principal and subject the Company's capital to significant risks, including market, credit, leverage, counterparty and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity and price. The Company from time to time has large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company tends to concentrate its trading positions in a more limited number of industry sectors and companies than some other broker-dealers, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. See "Business--Risk Management."

  Much of the Company's market-making business involves securities traded on Nasdaq. Nasdaq has recently begun trading securities in sixteenths of a dollar (rather than in eighths). This change and further changes in this regard may adversely affect the Company's revenues from brokerage activities.

LITIGATION AND POTENTIAL SECURITIES LAWS LIABILITY

  Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. While the Company has never been subject to litigation based upon a material misstatement or omission of fact in a prospectus, in recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation from its other business activities, including litigation that may be without merit. As the Company intends actively to defend any such litigation, significant legal expenses could be incurred. An adverse resolution of any future lawsuits against the Company could materially adversely affect the Company's operating results and financial condition. See "Business--Legal Proceedings."

DEPENDENCE ON CASH INFLOWS TO MUTUAL FUNDS

  A slowdown or reversal of cash inflows to mutual funds and other pooled investment vehicles could lead to lower underwriting and brokerage revenues for the Company since mutual funds purchase a significant portion of the securities offered in public offerings and traded in the secondary markets. The recent demand for new equity offerings has been driven in part by institutional investors, particularly large mutual funds, seeking to invest cash received from the public. The public may withdraw additional cash from mutual funds as a result of a decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that a decline in cash inflows into mutual funds or a decline in net asset values of these funds reduces demand by fund managers for initial public or secondary offerings, the Company's business and results of operations could be materially adversely affected. Moreover, a slowdown in investment activity by mutual funds may have an adverse effect on the securities markets generally.

MANAGEMENT OF GROWTH

  Over the past several years, the Company has experienced significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. The Company believes that its current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. In addition, the scope of procedures for assuring compliance with applicable regulations and NASD rules has changed as the size and complexity of the Company's business has changed. As the Company has grown and continues to grow, the Company has implemented and continues to implement additional formal compliance procedures to reflect such growth. Any difficulty or significant delay in the implementation or operation of existing or new systems, compliance procedures or the training of personnel could adversely affect the Company's ability to manage growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Accounting, Administration and Operations."

DEPENDENCE ON SYSTEMS AND THIRD PARTIES

  The Company's business is highly dependent on communications and information systems, including certain systems provided by its clearing broker. Any failure or interruption of the Company's systems, systems of the

Company's clearing broker or third party trading systems, could cause delays or other problems in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. Such failures and interruptions may result from the inability of certain computing systems (including those of the Company, its clearing broker, and other third party vendors) to recognize the year 2000. There can be no assurance that the year 2000 issue can be resolved prior to the upcoming change in the century. Although the Company may incur substantial costs, particularly costs resulting from charges by its third party service providers, in correcting year 2000 issues, such costs are not sufficiently certain to estimate at this time. In addition, the Company's principal disaster recovery system is provided by its clearing broker. There can be no assurance that the Company or its clearing broker will not suffer any systems failure or interruption, including one caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's or its clearing broker's back-up procedures and capabilities in the event of any such failure or interruption will be adequate. See "Business-- Accounting, Administration and Operations."

TERMINATION OF SUBCHAPTER S CORPORATION STATUS; PAYMENT OF SUBSTANTIAL PRE-OFFERING EARNINGS TO CURRENT SHAREHOLDERS

  Since inception, the Company has been treated for federal and certain state income tax purposes as a subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the Offering (the "Termination Date"), the Company terminated its status as an S corporation and declared a dividend to Existing Shareholders (as defined below). The dividend was calculated to cover the total amount of federal and state taxes payable by the Existing Shareholders on the Company's 1997 earnings (the "Tax Amount") plus an additional amount (the "Discretionary Distribution," and together with the Tax Amount, the "S Corporation Distribution"). The amount of the Discretionary Distribution was calculated on the basis of results of operations and capital requirements of the business through the date of the declaration of the S Corporation Distribution. Based on the Company's results of operations for the nine months ended September 30, 1997, the Tax Amount would have been $7.5 million and the amount of the Discretionary Distribution would have been $20 million for an aggregate S Corporation Distribution of $27.5 million. At September 30, 1997, the Company had sufficient cash, cash equivalents, marketable securities and short term investments to fund these distributions. Based on results of operations through November 30, 1997 and estimated results for the remainder of 1997, the Tax Amount was $24 million and the amount of the Discretionary Distribution was $30 million for an aggregate S Corporation Distribution of $54 million. The Company believes that its cash, cash equivalents, marketable securities and short term investments prior to the closing of the Offering will be sufficient to fund the S Corporation Distribution, which therefore will not constitute a use of proceeds of the Offering. Purchasers of Class A Common Stock in the Offering will not receive any portion of the S Corporation Distribution. Had the Company terminated its S corporation status at September 30, 1997, the amount of deferred tax liability would have been immaterial. As of the Termination Date, the Company will no longer be an S corporation and, accordingly, will become subject to federal and state income taxes. See "Certain Transactions Occurring Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status."

DEPENDENCE UPON AVAILABILITY OF CAPITAL AND FUNDING

  The Company's business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, the Company has satisfied these needs from internally generated funds and loans from third parties. The Company will declare the S Corporation Distribution prior to the date of the Offering, thereby reducing the Company's funds available for business operations. While the proceeds of the Offering, at least in the short term, can be expected to alleviate in part the Company's funding and capital needs, there can be no assurance that any, or sufficient, funding or regulatory capital will continue to be available to the Company in the future on terms that are acceptable to it. See "Business--Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview," "--Liquidity and Capital Resources," "Certain Transactions Occurring Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status."

NO SPECIFIC USE OF PROCEEDS

  The Company has not designated any specific use for the net proceeds from the sale by the Company of Class A Common Stock offered hereby. Rather, the Company intends to use the net proceeds primarily for general corporate purposes, including working capital and principal investments. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

CORPORATE GOVERNANCE CONTROLLED BY INSIDERS

  Following the Offering, the Company will have outstanding two classes of Common Stock: Class A Common Stock, which has one vote per share, and Class B Common Stock, which has three votes per share. The shares offered hereby are shares of Class A Common Stock. All of the outstanding shares of Class B Common Stock are held by the 24 individuals who were shareholders of the Company prior to the Offering (the "Existing Shareholders"). The shares held by the Existing Shareholders have been deposited in a voting trust (the "Voting Trust"), the trustees of which are Messrs. Friedman, Billings and Ramsey, the three senior executive officers of the Company. Under the terms of the Voting Trust, a majority of the three trustees have sole discretion to vote the shares held in the Voting Trust. As a result, a majority of Messrs. Friedman, Billings and Ramsey will be able to control 89.1% of the voting power of the Company following the Offering (87.8% if the Over-allotment Option is exercised in full) and will be able to control the outcome of all corporate actions requiring shareholder approval (other than corporate actions required to be approved by a vote of holders of shares of Class A Common Stock voting as a separate class). Accordingly, prospective investors should realize that their ownership of Class A Common Stock will not provide them with any ability to determine the outcome of matters requiring a shareholder vote, including the election of directors. See "Description of Capital Stock--Voting Trust Agreement and Shareholders Agreement" and "Principal and Selling Shareholders." As a result of the foregoing provisions, Messrs. Friedman, Billings and Ramsey will have control over the operations of the Company, including significant control over compensation decisions under the Company's benefit and compensation plans, including plans under which they will be direct beneficiaries. See "Management."

CONTROL OF THE COMPANY; ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

  The Company's Articles of Incorporation and Bylaws, as well as Virginia corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Class A Common Stock. Certain of these provisions allow the Company to issue, without shareholder approval, preferred stock having rights senior to those of Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. See "Description of Capital Stock--Certain Provisions of the Company's Articles of Incorporation and Bylaws and of Virginia Law."

ABSENCE OF PRIOR MARKET FOR COMMON STOCK AND FLUCTUATIONS OF MARKET PRICE

  Prior to the Offering, there has been no public market for Class A Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following the Offering. The initial public offering price of Class A Common Stock will be determined through negotiations among the Company, the Selling Shareholders and the Underwriters, based upon several factors, although under Rule 2720 of the NASD Conduct Rules, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. Lazard Freres & Co. LLC has agreed to serve in such role. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." Certain factors, such as sales of Class A Common Stock into the market by existing shareholders, fluctuations in operating results of the Company or its competitors, market conditions for similar stocks, and market conditions generally for other companies in the investment banking industry or in the financial services, technology or real estate industries could cause the market price of Class A Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance of such companies. Accordingly, the market price of Class A Common Stock may decline even if the Company's operating results or prospects have not changed.

POTENTIAL DECREASES IN THE MARKET PRICE OF CLASS A COMMON STOCK RESULTING FROM FUTURE SALES OF CLASS A COMMON STOCK

  Sales of a substantial number of shares of Class A Common Stock in the public market, whether by purchasers in the Offering or other shareholders of the Company, could adversely affect the prevailing market price of Class A Common Stock, and could impair the Company's future ability to raise capital through an offering of its equity securities. Without giving effect to exercise of the Underwriters' Over-allotment Option there will be 13,451,421 shares of Class A Common Stock outstanding immediately after completion of the Offering and the PNC Transaction, of which 11,000,000 will be freely tradeable in the public markets, subject, in certain cases, to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All of the 36,577,579 shares of Class B Common Stock outstanding immediately following the Offering will be subject to lockup restrictions (the "Lockup"), unless released by the Representatives (as defined herein). The Lockup prohibits the disposition of any such shares until the date 18 months after the date of this Prospectus, provided that from nine months after the date of this Prospectus, each shareholder may sell the greater of 10,000 shares or 5% of the shareholder's shares outstanding on the date of this Prospectus (an aggregate maximum of 1,828,878 shares). Any shares subject to the Lockup may be released at any time with or without notice to the public. See "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Class A Common Stock in the Offering will experience immediate dilution in net tangible book value of $15.41 per share, based on an assumed initial public offering price of $19.00 per share. To the extent that any options to be granted with respect to Class A Common Stock are exercised, purchasers of Class A Common Stock will experience additional dilution. See "Dilution" and "Management."

DIMINUTION IN AVAILABLE NET INCOME RESULTING FROM THE COMPANY'S CHARITABLE
GIVING

  The Company has historically contributed 2% to 3% of its pre-tax net income to charities and intends to continue to do so in the future. These contributions, to the extent they continue, will reduce the amount of net income available for distributions to shareholders and for other purposes.

             CERTAIN TRANSACTIONS OCCURRING PRIOR TO THE OFFERING

CREATION OF HOLDING COMPANY STRUCTURE

  On January 1, 1997, Friedman, Billings, Ramsey Group, Inc., a Delaware corporation ("Old Holding Co."), and its current subsidiaries engaged in a series of transactions to simplify its ownership structure, to form groups of companies concentrated in similar business activities and to facilitate access to capital. Effective January 1, 1997, the shareholders of Old Holding Co. surrendered their stock in such subsidiaries in exchange for stock of Old Holding Co. Old Holding Co. was formed to act as a non-operating holding company for two subsidiary holding companies also formed in January 1997:
Friedman, Billings, Ramsey Capital Markets, Inc., a non-operating holding company for companies engaged in brokerage, investment banking and corporate finance related activities; and Friedman, Billings, Ramsey Asset Management, Inc., a non-operating holding company for companies engaged in asset management, investment fund and venture capital activities.

REINCORPORATION MERGER

  Prior to the Offering, Old Holding Co. merged with and into the Company, a Virginia corporation, which was the surviving corporation in the merger (the "Reincorporation Merger"). In the Reincorporation Merger, the Existing Shareholders received 330 shares of Class B Common Stock for each of their shares of Old Holding Co. As part of the Reincorporation Merger, the Company also was recapitalized with Class A Common Stock, which is identical to Class B Common Stock in all material respects, except that Class A Common Stock has one vote per share and Class B Common Stock has three votes per share. Class B Common Stock converts to Class A Common Stock at the option of the Company in certain circumstances, including (i) upon a sale or other transfer, (ii) at the time the holder of such shares of Class B Common Stock ceases to be affiliated with the Company and (iii) upon the sale of such shares in a registered public offering. See "Description of Capital Stock--Common Stock."

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

  Prior to the Offering, the Company has been treated as a subchapter S corporation under the Code for federal and certain state income tax purposes. As a result, the Company's earnings were taxed for federal and certain state tax purposes directly to its shareholders. Effective as of the Termination Date, the Company's status as an S corporation will be terminated and the Company will become subject to federal and state income taxes.

  On December 15, 1997, the Board of Directors of Old Holding Co. declared the S Corporation Distribution. The amount of the S Corporation Distribution was calculated to be equal to the Tax Amount plus the Discretionary Distribution. The actual amount of the S Corporation Distribution was calculated on the basis of results of operations and capital requirements of the business through the date of the declaration of the S Corporation Distribution. Based on the Company's results of operations for the nine months ended September 30, 1997, the Tax Amount would have been $7.5 million and the amount of the S Corporation Distribution would have been $20 million for an aggregate S Corporation Distribution of $27.5 million. At September 30, 1997, the Company had sufficient cash, cash equivalents, marketable securities and short term investments to fund these distributions. Based on the Company's results of operations through November 30, 1997 and estimated results for the remainder of 1997, the Tax Amount was $24 million and the amount of the Discretionary Distribution was $30 million for an aggregate S Corporation Distribution of $54 million. The Company believes that its cash, cash equivalents, marketable securities and short term investments prior to the closing of the Offering will be sufficient to fund the S Corporation Distribution, which therefore will not constitute a use of proceeds of the Offering. See "Risk Factors-- Termination of Subchapter S Corporation Status; Payment of Substantial Pre-Offering Earnings to Current Shareholders."

  The Company intends to structure the S Corporation Distribution so that no deferred tax liability will be recorded in connection with the termination of the Company's S corporation status. Had the Company terminated its S corporation status at September 30, 1997, the amount of such deferred tax liability would have been immaterial.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Class A Common Stock offered hereby, based on an assumed initial public offering price of $19.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be between approximately $176.7 million (without giving effect to exercise of the Over-allotment Option) and approximately $203.2 million (assuming exercise of the Over-allotment Option). The proceeds will be used for general corporate purposes, including working capital and principal investments. The Company will not receive any of the proceeds of the sale of the Class A Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

  The Company has paid dividends to its subchapter S corporation shareholders generally to pay income tax liabilities but occasionally to distribute profits. After the Company has been converted to a C corporate consolidated group, the Company does not anticipate declaring or paying dividends in the foreseeable future. The timing and amount of future dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization as of September 30, 1997, on an actual basis and on a pro forma basis as adjusted to reflect the receipt by the Company of the net proceeds from the sale of the shares of Class A Common Stock offered hereby and as further adjusted as described in the footnotes below. This table should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                      SEPTEMBER 30, 1997
                                                    -----------------------
                                                               PRO FORMA
                                                    ACTUAL   AS ADJUSTED(1)
                                                    -------  --------------
                                                          (IN THOUSANDS)
Long-term debt..................................... $ 1,669     $  1,669
Shareholders' equity(2)
 Preferred Stock, par value $0.01,
  15 million shares authorized, no shares issued
  and outstanding(3)...............................     --           --
 Class A Common Stock, par value $0.01 per share,
  150 million shares authorized, 13,451,421 shares
  issued
  and outstanding(3)...............................     --           135
 Class B Common Stock, par value $0.01 per share,
  100 million shares authorized, 40,029,000 shares
  issued
  and outstanding, actual 36,577,579(3)............     400          366
Additional paid-in capital.........................  22,479      179,257
Stock subscriptions receivable.....................    (355)        (355)
Retained earnings(4)...............................  35,594          --
                                                    -------     --------
 Total Shareholders' equity........................  58,118      179,403
                                                    -------     --------
 Total long-term debt and Shareholders' equity..... $59,787     $181,072
                                                    =======     ========

---------------------

(1) Gives effect to: (i) a distribution of $54.0 million to the Company's Existing Shareholders as described in "Certain Transactions Occurring Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status," all of which is recorded as accrued dividends (see Notes 2 and 3 of Notes to Consolidated Financial Statements) and (ii) the sale of an aggregate of 10,000,000 shares of Class A Common Stock in the Offering at an assumed offering price of $19.00 per share (after deducting the estimated underwriting discount and estimated offering expenses).
(2) Excludes 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's stock plans.
(3) Gives effect to (i) the Reincorporation Merger; (ii) an amendment to the Company's Articles of Incorporation which increases the number of authorized shares of Class B Common Stock and authorizes the issuance of Class A Common Stock and Preferred Stock; (iii) the issuance of 10 million shares of Class A Common Stock offered for sale by the Company in the Offering; and (iv) the conversion of 3,451,421 shares of Class B Common Stock into the same number of shares of Class A Common Stock upon sale by the Selling Shareholders (1,000,000 shares of which will be sold in the Offering and 2,451,421 shares of which will be sold to PNC in the PNC Transaction).
(4) Gives effect to the recognition of $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering (see Note 2 to Notes to Consolidated Financial Statements), the S Corporation Distribution, and reclassification of remaining retained earnings to additional paid in capital.

                                   DILUTION

  Purchasers of Class A Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value per share of their Class A Common Stock from the assumed initial public offering price. Net tangible book value of the Company as of September 30, 1997 was $58.1 million or $1.45 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. The pro forma net tangible book value of the Company as of September 30, 1997, after giving effect to (i) the distribution of $54 million to the Company's current shareholders, see "Certain Transactions Occurring Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status," and (ii) the recording of compensation expense associated with book value stock issued within twelve months of the Offering, would have been $0.07 per share. After giving effect to the sale of an aggregate of 10 million shares of Class A Common Stock in the Offering (at an assumed price of $19.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses), the pro forma as adjusted net tangible book value of the Company as of September 30, 1997 would have been $3.59 per share. This represents an immediate increase in pro forma net tangible book value of $3.52 per share to Existing Shareholders and an immediate dilution of $15.41 per share to new investors. The following table illustrates this per share dilution:

     Assumed initial public offering price per share
      of Class A Common Stock (1)................................        $19.00
     Net tangible book value per share as of September 30, 1997.. $1.45
     Decrease attributable to pro forma adjustments.............. (1.38)
     Increase per share attributable to new investors............  3.52
                                                                  -----
     Pro forma as adjusted net tangible book value per share af-           3.59
      ter the Offering...........................................        ------
     Dilution per share to new investors.........................        $15.41
                                                                         ======

---------------------
(1) Before deducting estimated underwriting discounts and commissions and offering expenses.

  The following table summarizes, on a pro forma basis as of September 30, 1997, the difference between the number of shares of Class A Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Existing Shareholders and by the investors purchasing shares of Class A Common Stock offered hereby:

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ -------------------- PRICE PER
                                 NUMBER   PERCENT    AMOUNT    PERCENT   SHARE
                               ---------- ------- ------------ ------- ---------
Existing Shareholders......... 40,029,000    80%  $ 22,879,000    11%    $0.57
New Investors(1).............. 10,000,000    20    190,000,000    89     19.00
                               ----------   ---   ------------   ---
  Total....................... 50,029,000   100%  $212,879,000   100%
                               ==========   ===   ============   ===

---------------------
(1) Before deducting estimated underwriting discount and commission and offering expenses.

  The foregoing computations exclude 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's stock plans, and also assumes no exercise of the Underwriters' Over-allotment Option.

  The sale of shares by the Selling Shareholders in the Offering and the PNC Transaction will reduce the number of shares of Class B Common Stock held by the Existing Shareholders to 36,577,579 shares, or approximately 73.1% of the total number of shares of Common Stock outstanding immediately after the Offering, and will increase the number of shares of Class A Common Stock held by new investors to 13,451,421, or 26.9% of the total number of shares of Common Stock outstanding immediately after the Offering. See "Principal and Selling Shareholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated balance sheet and consolidated statement of operations set forth below as of and for each of the five years ended December 31, 1996, and as of and for the nine month period ended September 30, 1997, are derived from the audited financial statements of the Company. The selected consolidated financial data for the nine months ended September 30, 1996 is derived from unaudited financial statements of the Company and has been prepared on the same basis as the audited financial statements to include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and the financial condition of the Company for such periods. The results for the nine-month period ended September 30, 1997, are not necessarily indicative of the results to be expected for the entire year ending December 31, 1997, or any future interim or annual period.

                SELECTED CONSOLIDATED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                   YEAR ENDED DECEMBER 31,                     ACTUAL
                          ----------------------------------------------  --------------------
                            1992      1993     1994     1995      1996       1996       1997
                          ---------------------------  -------  --------  ----------- --------
                                                                          (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
 REVENUES(2)
 Investment banking.....  $  1,771  $ 35,232  $30,579  $16,075  $ 55,159   $ 25,615   $ 67,091
 Corporate finance fees.        50        75   14,427    7,224    10,361      4,370     38,618
 Principal transactions.    17,202    19,417    9,903   20,078    25,466     18,157     11,994
 Agency commissions.....     2,268     2,908    1,935    4,483     7,555      5,060      7,898
 Asset management fees
  (3)...................       116     1,164      444    6,747     7,808      2,635      6,256
 Interest and dividends.       315       456    1,713    2,558     3,554      2,382      3,061
                          --------  --------  -------  -------  --------   --------   --------
 Total revenues.........    21,722    59,252   59,001   57,165   109,903     58,219    134,918
EXPENSES
 Compensation and
  benefits (4)..........    11,824    24,269   23,456   27,623    55,004     28,604     85,138
 Brokerage and
  clearance.............     1,186     1,025    1,474    2,350     3,484      2,314      3,138
 Occupancy and
  equipment.............       406       554      944    1,187     1,683      1,103      1,934
 Communications.........       284       354      764      823     1,109        799      1,536
 Interest...............        73       316    1,773    1,523     2,665      2,039      2,301
 Other (5)..............     1,077     3,353   13,049    8,362    14,620      6,584     17,041
                          --------  --------  -------  -------  --------   --------   --------
 Total expenses.........    14,850    29,871   41,460   41,868    78,565     41,443    111,088
 Income before pro-rata
  subchapter "S"
  corporation
  stockholder
  compensation..........     6,872    29,381   17,541   15,297    31,338     16,776     23,830
 Pro-rata subchapter S
  corporation
  stockholder
  contributions (6).....     7,147    29,919   19,355    5,858     6,500         --         --
                          --------  --------  -------  -------  --------   --------   --------
 Net Income (loss)......  $   (275) $   (538) $(1,814) $ 9,439  $ 24,838   $ 16,776   $ 23,830
                          ========  ========  =======  =======  ========   ========   ========
PRO FORMA STATEMENTS OF OPERATIONS DATA
 (UNAUDITED)(7)
 Net income (loss), as
  reported..............  $   (275) $   (538) $(1,814) $ 9,439  $ 24,838   $ 16,776   $ 23,830
 Pro-rata S corporation
  compensation..........     7,147    29,919   19,355    5,858     6,500        --         --
 Pro forma tax
  provision.............    (2,833)  (12,064)  (7,347)  (5,683)  (12,628)    (6,862)    (9,782)
 Other pro forma
  adjustment............       --        --       --       --     (1,416)       --      (1,416)
                          --------  --------  -------  -------  --------   --------   --------
 Pro forma net income...  $  4,039  $ 17,317  $10,194  $ 9,614  $ 17,294   $  9,914   $ 12,632
                          ========  ========  =======  =======  ========   ========   ========
 Pro forma income per
  share.................  $   0.11  $   0.45  $  0.26  $  0.24  $   0.42   $   0.24   $   0.30
                          ========  ========  =======  =======  ========   ========   ========
 Weighted average shares
  outstanding (8).......    37,817    38,365   39,014   39,373    41,536     41,515     41,912
OPERATING DATA
 (UNAUDITED)
 Total employees (9)....        41        65       92      112       175        158        230
 Revenue per average
  employee (in
  thousands)............      $564    $1,118     $752     $560      $766       $575       $888
 Annualized return on
  average equity........       353%      461%     144%      82%       87%        69%        59%
 Compensation and
  benefits expense as a
  percentage of
  revenues..............      54.4%     41.0%    39.8%    48.3%     50.0%      49.1%      63.1%
 Income before pro rata
  subchapter S
  corporation
  stockholder
  distributions as a
  percentage of
  revenues (4)..........      31.6%     49.6%    29.7%    26.8%     28.5%      28.8%      17.7%

                                      DECEMBER 31,                  SEPTEMBER 30, 1997
                         --------------------------------------- -------------------------
                          1992   1993    1994    1995     1996    ACTUAL  AS ADJUSTED (10)
                         ------ ------- ------- ------- -------- -------- ----------------
                                                                            (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA
 Total assets........... $3,071 $13,027 $20,918 $78,911 $125,438 $119,215     $295,915
 Total liabilities......    807   2,536   7,030  55,640   76,379   61,097      115,097
 Total shareholders'
  equity................  2,264  10,491  13,888  23,271   49,059   58,118      179,403
 Book value per common
  share outstanding..... $ 0.07 $  0.31 $  0.40 $  0.66 $   1.31 $   1.45     $   3.59

---------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis of presentation.

(2) For a description of the items comprising each line item under Revenues see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Revenues."

(3) Does not include unrealized performance fees and special profit allocations of approximately $12.9 million as of September 30, 1997. Performance fees derived from the Company's asset management services are due and payable upon an anniversary date as defined by the relevant partnership agreements and such management agreements. Generally, these anniversary dates coincide with calendar year end. Any performance fees calculated as of any date prior to the anniversary date are subject to adjustment based on future performance of the assets under management through the anniversary date. The Company does not consider the earnings process complete until the anniversary date and accordingly, does not record the related revenue until such time. The Company currently contemplates seeking amendment of certain of these partnership agreements to provide for the quarterly recognition of these fees.

(4)  Excludes pro rata subchapter S corporation stockholder compensation.

(5) Includes business development, professional services and other operating expenses.

(6) Represents pro rata compensation paid to shareholders based on ownership interest as of the end of each period.

(7) For all periods presented, the Company elected to be treated as a subchapter S corporation and was not subject to federal or certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes based on estimated applicable tax rates as if the Company had not elected subchapter S corporation status for the periods presented. Also included in the pro forma information is $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

(8) See Note 2 of Notes to Consolidated Financial Statements for discussion of the computation of weighted average shares outstanding.

(9)  As of end of the period reported.

(10) Adjusted to give effect to (i) the sale by the Company of 10 million shares of Class A Common Stock in the Offering at an assumed initial offering price of $19.00 per share (after deducting the estimated underwriting discount and offering expenses payable by the Company) and the application of the net proceeds therefrom; (ii) the distribution of $54 million to the Company's current shareholders; and (iii) the recognition of $1.4 million in compensation expense associated with the issuance of book value stock within twelve months of the Offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the audited Consolidated Financial Statements as of December 31, 1996 and 1995, and the Notes thereto contained elsewhere in this Prospectus. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company's business depends primarily on the markets for the securities of companies in selected sectors. These markets are affected by general economic and market conditions, including fluctuations in interest rates, loan delinquency rates, volume and price levels of securities and flow of investor funds into and out of mutual funds, 401(k) plans and pension plans, and by factors that apply to particular industries, such as technological advances, changes in interest rates and changes in the regulatory environment. For example, market conditions for securities of companies in certain sectors were negatively affected by increasing interest rates during the second half of 1994, which limited the amount of underwriting and corporate finance activity through the first half of 1995. Declining interest rates and an improving economic environment contributed to a significant increase in activity in the equity markets in the United States during the later part of 1995, and continued throughout 1996 and the first nine months of 1997.

  Fluctuations in the Company's results of operations can occur as a result of market conditions and other factors. As a result, there can be no assurance that operating results for any future period will be comparable to those attained in corresponding prior periods.

RESULTS OF OPERATIONS

 Revenues

  Total revenues are comprised primarily of investment banking revenue, corporate finance fees, principal transactions revenue, agency commissions, and asset management fees. The Company believes that revenue from principal transactions, agency commissions and investment banking is substantially dependent on the market for public offerings of equity and debt securities by the companies in the sectors within which the Company focuses its efforts, on the Company's ability to lead or co-manage public offerings of the securities of such companies and on Nasdaq trading volume and spreads in the securities of such companies. Accordingly, the Company's revenues have fluctuated, and are likely to continue to fluctuate, based on a variety of factors. See "Risk Factors."

  Investment banking revenue consists of underwriting discounts, selling concessions, management fees and other underwriting fees, and reimbursed expenses associated with underwriting activities.

  Corporate finance fees are comprised of the Company's merger and acquisition, private placement, mutual thrift conversion, and other corporate finance advisory fees and reimbursed expenses associated with such activities. Corporate finance fees have fluctuated, and are likely to continue in the future to fluctuate, based on the number and size of private placements by the Company.

  Principal transactions revenue includes net revenue from the securities trading activities of the Company as principal in Nasdaq-listed and other over-the-counter ("OTC") securities, including principal sales credits and trading profits, and is primarily derived from the Company's activities as a market maker.

  Agency commissions revenue includes revenue resulting from executing Nasdaq-listed and other OTC transactions as agent, and executing trades through a stock exchange.

  Asset management fees are earned by the Company in its capacity as the investment manager to advisory clients and as general partner of several investment partnerships. Management fees, performance fees, income (losses) and special allocations on investment partnerships historically have been earned largely from one investment partnership which invests primarily in the securities of companies engaged in the financial services sector. Asset management fees are likely to fluctuate with securities in the sectors in which managed funds invest.

 Expenses

  Compensation and benefits expense includes incentive compensation paid to sales, trading, investment banking and corporate finance professionals and executive management. Incentive compensation varies primarily based on revenue production. Salaries, payroll taxes and employee benefits are relatively fixed in nature. Compensation expense does not include pro rata payments made to the shareholders of the Company in lieu of profit distribution. During the periods presented, the incentive compensation paid to the Named Executive Officers was based primarily on gross revenues, from certain of the Company's business lines. The Company's shareholders have adopted the 1997 Stock and Annual Incentive Plan (the "New Plan") under which the Named Executive Officers' incentive compensation, after the Offering, will be based on net income before taxes, rather than on gross revenues. In particular, the cash bonus payments made pursuant to the New Plan will be made from a pool equal to up to thirty percent of FBR's adjusted pre-tax net income (before annual cash bonus payments under the New Plan). The pool will be reduced to the extent the aggregate compensation and benefits expense for the year (including annual cash bonus payments under the New Plan) would exceed fifty-five percent of revenues; provided that such reduction will not reduce the pool for such fiscal year to less than 90% of the amount of the pool in the immediately preceding fiscal year. The effect of applying the New Plan to the Company's financial results for the nine month period ended September 30, 1997 would result in a reduction in compensation and benefits expense of $11.0 million.

  Brokerage and clearance fees include the cost of securities clearing, floor brokerage and exchange fees.

  Occupancy and equipment expense includes the rent and utility charges paid for facilities, expenditures for facilities repairs and upgrades, and depreciation of computer, telecommunications and office equipment.

  Communications expense includes charges from third-party providers of telecommunications services and news and market data services.

  Interest expense relates primarily to margin and subordinated loan interest charges from Friedman, Billings, Ramsey & Co., Inc.'s ("FBRC's") clearing organization and bank and finance company borrowings.

  Other expenses include business development, investment banking, insurance, registration fees, printing and copying, postage and delivery services, charitable contribution and miscellaneous expenses. The Company has historically contributed from 2% to 3% of pre-tax net income annually to charities and intends to continue doing so in the future.

RESULTS OF OPERATIONS

  The following table sets forth certain financial data as a percentage of revenues:

                                                          NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                           ---------------------------------- -----------------
                            1992   1993   1994   1995   1996    1996     1997
                           ------ ------ ------ ------ ------ -------- --------
CONSOLIDATED STATEMENT OF
 OPERATIONS:
REVENUES:
 Investment banking......    8.2%  59.4%  51.8%  28.1%  50.2%    44.0%    49.7%
 Corporate finance fees..    0.2%   0.1%  24.4%  12.7%   9.4%     7.5%    28.6%
 Principal transactions..   79.2%  32.8%  16.8%  35.1%  23.2%    31.2%     8.9%
 Agency commissions......   10.4%   4.9%   3.3%   7.8%   6.9%     8.7%     5.9%
 Asset management fees...    0.5%   2.0%   0.8%  11.8%   7.1%     4.5%     4.6%
 Interest and dividends..    1.5%   0.8%   2.9%   4.5%   3.2%     4.1%     2.3%
                           ------ ------ ------ ------ ------ -------- --------
 Total revenues..........  100.0% 100.0% 100.0% 100.0% 100.0%   100.0%   100.0%
EXPENSES:
 Compensation and
  benefits (1)...........   54.4%  41.0%  39.8%  48.3%  50.1%    49.1%    63.1%
 Brokerage and clearance.    5.5%   1.7%   2.5%   4.1%   3.2%     4.0%     2.3%
 Occupancy and equipment.    1.9%   0.9%   1.6%   2.1%   1.5%     1.9%     1.4%
 Communications..........    1.3%   0.6%   1.3%   1.4%   1.0%     1.4%     1.2%
 Interest................    0.3%   0.5%   3.0%   2.7%   2.4%     3.5%     1.7%
 Other (2)...............    5.0%   5.7%  22.1%  14.6%  13.3%    11.3%    12.6%
                           ------ ------ ------ ------ ------ -------- --------
 Total expenses..........   68.4%  50.4%  70.3%  73.2%  71.5%    71.2%    82.3%
INCOME BEFORE PRO RATA
 STOCKHOLDER
 COMPENSATION............   31.6%  49.6%  29.7%  26.8%  28.5%    28.8%    17.7%

---------------------
(1) Excludes pro rata shareholder compensation.
(2) Includes business promotion, investment banking and other expenses.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Total revenues increased 132% from $58.2 million in the first nine months of 1996 to $134.9 million in the first nine months of 1997 due primarily to increased investment banking and corporate finance activity.

  Investment banking revenue increased 162% from $25.6 million in the first nine months of 1996 to $67.1 million in the first nine months of 1997 and increased as a percentage of revenues from 44% to 50%. This increase was due primarily to the increase in public offerings managed from 14 during the first nine months of 1996 to 20 during the same period in 1997, and to an increase in the average size of the equity offerings managed from $34 million in the first nine months of 1996 to $123 million in the first nine months of 1997.

  Corporate finance fees increased 784% from $4.4 million in the first nine months of 1996 to $38.6 million in the first nine months of 1997. This increase was due primarily to the increased size in dollar terms of the Company's private placement activities as well as increased merger and acquisition activities fostered by the addition of a team of professionals dedicated to such activities.

  Principal transactions revenue decreased 34% from $18.2 million in the first nine months of 1996 to $12.0 million in the first nine months of 1997. This decrease was due primarily to trading losses associated with the Company's market-making activities and losses associated with positions in certain securities which are held in the normal course of business and was partially offset by an increase in the Company's Nasdaq trading activity overall, as well as increased trading activity derived from the Company's expansion of its equity sales and trading personnel and capabilities, and from an enhanced research department.

  Agency commissions increased 56% from $5.1 million in the first nine months of 1996 to $7.9 million in the first nine months of 1997. This increase was due to the expansion of the Company's institutional listed equity business fostered by an increase in the number of institutional brokers and their production, as well as the addition of a listed equity trader.

  Asset management fees increased by 137% from $2.6 million in the first nine months of 1996 to $6.3 million in the first nine months of 1997. The increase was due primarily to an increase in assets under management, principally in the Company's largest hedge fund, which focuses its investments in the financial services industry sector.

  Total expenses increased 168% from $41.4 million in the first nine months of 1996 to $111.1 million in the first nine months of 1997 due primarily to the Company's growth.

  Compensation and benefits expense increased 198% from $28.6 million in the first nine months of 1996 to $85.1 million in the first nine months of 1997. The increase was due primarily to increased incentive compensation which is paid to sales, trading, investment banking and corporate finance professionals and executive management. Compensation and benefits expense as a percentage of total revenues increased from 49% to 63%; this change was attributable to the net effect of a number of factors, including the change in revenue mix towards investment banking activities, reductions in sales payout rates and increased salaried headcount. Average employee headcount was 135 in the first nine months of 1996 compared to 203 in the first nine months of 1997. In connection with the Offering, the Company has established the 1997 Stock and Annual Incentive Plan (as defined herein). One component of the plan is a target ratio of compensation and benefits expense to gross revenues of 55%.

  Brokerage and clearance expense increased 36% from $2.3 million in the first nine months of 1996 to $3.1 million in the first nine months of 1997 due to the increase in sales and trading activities. As a percentage of total revenues, brokerage and clearance expense decreased from 4% in the first nine months of 1996 to 2% in the first nine months of 1997, due primarily to the change in revenue mix towards investment banking activities.

  Occupancy and equipment expense increased 75% from $1.1 million in the first nine months of 1996 to $1.9 million in the first nine months of 1997 as a result of rent and related expenditures to approximately double the Company's office space during 1997, and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

  Communications expense increased 92% from $.8 million in the first nine months of 1996 to $1.5 million in the first nine months of 1997. This increase was due primarily to increases in telecommunications expenses resulting from the increase in employees and expansion of facilities in 1996 and 1997, and the enhancement of network technology.

  Interest expense increased by 13% from $2.0 million in the first nine months of 1996 to $2.3 million in the first nine months of 1997, primarily due to increases in subordinated loan borrowings to meet the regulatory capital requirements of the increased investment banking activities and increased margin interest expense due to increased securities position levels.

  Other expenses increased 159% from $6.6 million in the first nine months of 1996 to $17.0 million in the first nine months of 1997. This increase was due primarily to increased investment banking expenses and to increased expenses associated with expanded office space.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  Total revenues increased 92% from $57.2 million in 1995 to $109.9 million in 1996 due primarily to increased investment banking activity.

  Investment banking revenue increased 243% from $16.1 million in 1995 to $55.2 million in 1996 and increased as a percentage of revenues from 28% to 50%. The Company managed 31 public offerings during 1996 compared to eight during 1995.

  Corporate finance fees increased 43% from $7.2 million in 1995 to $10.4 million in 1996. This increase was primarily due to the Company's increasing focus on merger and acquisition activities.

  Principal transactions revenue increased 27% from $20.1 million in 1995 to $25.5 million in 1996. This increase was due to the significant increase in underwriting activity, resulting in increased after-market trading, an increase in Nasdaq market activity overall, and the benefit derived from expansion of equity sales and trading personnel and capabilities.

  Agency commissions increased 69% from $4.5 million in 1995 to $7.6 million in 1996. This increase was due to the expansion of the Company's institutional listed-equity business fostered by an increase in the number of institutional brokers and in the average production of institutional brokers, as well as the benefit derived from the Company's enhanced research department.

  Asset management fees increased by 16% from $6.7 million in 1995 to $7.8 million in 1996. The increase was primarily due to an increase in assets under management, principally in the Company's largest private hedge fund which focuses its investments in the financial services industry sector.

  Total expenses increased 88% from $41.9 million in 1995 to $78.6 million in 1996.

  Compensation and benefits expense increased 99% from $27.6 million in 1995 to $55.0 million in 1996. The increase was due primarily to increased incentive compensation which was paid to sales, trading, investment banking and corporate finance professionals and executive management. Compensation and benefits expense as a percentage of total revenues was 48% in 1995 and 50% in 1996. Average employee headcount was 102 in 1995 compared to 143 in 1996.

  Brokerage and clearance expense increased 48% from $2.4 million in 1995 to $3.5 million in 1996 due to the increase in sales and trading activities. As a percentage of total revenues, brokerage and clearance expense decreased from 4% in 1995 to 3% in 1996. The percentage decline was due primarily to the change in revenue mix towards investment banking activities.

  Occupancy and equipment expense increased 42% from $1.2 million in 1995 to $1.7 million in 1996 as a result of rent and related expenditures to approximately double the Company's office space during 1996 and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

  Communications expense increased 35% from $.8 million in 1995 to $1.1 million in 1996. This increase was due primarily to increases in telecommunications expenses resulting from the increase in employees and expansion of facilities in 1996.

  Interest expense increased by 75% from $1.5 million in 1995 to $2.7 million in 1996 due primarily to increased subordinated loan borrowings to meet the regulatory capital requirements of the increased investment banking activities and increased margin interest expense due to increased securities position levels.

  Other expenses increased 75% from $8.4 million in 1995 to $14.6 million in 1996. This increase was due primarily to the increased level of investment banking activity and increased expenses associated with expanded office space.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  Total revenues decreased 3% from $59.0 million in 1994 to $57.2 million in 1995 due to lower investment banking revenues offset by increased principal revenues and agency commissions.

  Investment banking revenue decreased 47% from $30.6 million in 1994 to $16.1 million in 1995, and decreased as a percentage of revenues from 52% to 28%. This decrease was primarily due to the deterioration of the market for new issues of securities in the financial services sector in late 1994 and early 1995. The Company managed eight public offerings during 1995 compared to 17 during 1994. Investment banking revenue in 1994 included two significant related real estate transactions with total associated revenue of $23.7 million, representing 40% of total revenues.

  Corporate finance fees decreased 50% from $14.4 million in 1994 to $7.2 million in 1995. This decrease was due to the smaller-size private placement transactions executed during 1995.

  Principal transactions revenue increased 103% from $9.9 million in 1994 to $20.1 million in 1995. This increase was due primarily to the improved markets for the debt and equity securities for which the Company made a market and a shift of focus away from debt which underperformed in 1994.

  Agency commissions increased 132% from $1.9 million in 1994 to $4.5 million in 1995. As with principal transactions, this increase was due primarily to the improved markets for listed financial services equities.

  Asset management fees increased 1,142% from $.4 million in 1994 to $6.7 million in 1995. This increase was due primarily to the decrease in interest rates in 1995 which dramatically improved the market performance of the financial services securities held in the largest hedge fund managed by the Company, and to an increase in assets under management in that fund.

  Total expenses increased 1% from $41.5 million in 1994 to $41.9 million in 1995.

  Compensation and benefits expense increased 18% from $23.5 million in 1994 to $27.6 million in 1995. As a percentage of total revenues, compensation and benefits expense increased from 40% in 1994 to 48% in 1995. This increase was due primarily to an increase in employee headcount and higher payouts associated with principal and agency activities, offset in part by lower investment banking compensation as a result of lower investment banking activities.

  Brokerage and clearance expense increased 59% from $1.5 million in 1994 to $2.4 million in 1995 due to the increase in sales and trading activities. As a percentage of total revenues, brokerage and clearance expense increased from 2% in 1994 to 4% in 1995.

  Occupancy and equipment expense increased 26% from $.9 million in 1994 to $1.2 million in 1995, as a result of increased rent expenditures from the relocation and expansion of the Company's office space in June 1994 and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment and furniture and fixtures for the expanded staff and facilities.

  Communications expense increased 8% from $764,000 in 1994 to $823,000 in 1995. This increase was due primarily to increases in telecommunications expenses resulting from additional employees and increased sales and trading volumes in 1995, partially offset by decreases in long-distance calling rates.

  Interest expense decreased 14% from $1.8 million in 1994 to $1.5 million in 1995 as a net result of decreased subordinated borrowings and interest rates, partially offset by increased margin interest expenses associated with higher average security holdings.

  Other expenses decreased 36% from $13.0 million in 1994 to $8.4 million in 1995. This decrease was due primarily to the reduced level of investment banking activities.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal assets consist of cash and cash equivalents, receivables from other broker dealers including its clearing broker, securities held for trading purposes, short-term investments and securities held for investment purposes and investments in investment partnerships where the Company serves as general partner. Short-term investments are comprised primarily of United States Treasury securities with maturities of less than one year. Although investments in investment partnerships are for the most part illiquid, the underlying investments of such partnerships are generally liquid and the valuations of the investment partnerships reflect that underlying liquidity.

  The Company has historically satisfied its liquidity and regulatory capital needs through two primary sources: (1) equity capital contributions and internally generated funds; and (2) credit provided by the Company's banks, and its clearing broker and that broker's affiliates. The Company has frequently required the use, and reasonably believes that it will continue to require the use, of subordinated loans in connection with regulatory capital requirements for its underwriting activities.

  As of December 31, 1996, the Company had liquid assets consisting primarily of cash and cash equivalents of $20.7 million and United States Treasury bills of $10.3 million. In addition, 97.2% of the Company's $55.0 million in securities in its trading and investment accounts are readily marketable. Additionally, the Company had an unsecured bank line of credit in the amount of $10.0 million, of which $3.0 million was available. This line of credit is personally guaranteed by certain of the Existing Shareholders.

  As of December 31, 1996, the Company had available a total of $40.0 million in three committed subordinated revolving loans from its clearing broker and an affiliate of its clearing broker which are allowable for net capital purposes. Certain of these loans are personally guaranteed by certain of the Existing Shareholders. At December 31, 1996, $15.0 million was outstanding under these subordinated revolving loans.

  As of September 30, 1997, the Company had liquid assets consisting primarily of $27.6 million of cash and cash investments and $10.4 million of United States Government obligations. In addition, the Company had $25.7 million in securities in its trading accounts, 94.0% of which were readily marketable. The Company also had an unsecured bank line of credit in the amount of $10.0 million, of which $1.5 million was available. This bank line of credit expires in January, 1998. This line of credit is personally guaranteed by certain of the Existing Shareholders.

  As of September 30, 1997, the Company had available a total of $30.0 million in two committed subordinated revolving loans from its clearing broker and an affiliate of its clearing broker that are allowable for net capital purposes. An additional $10.0 million subordinated revolving loan was approved in October 1997. All of these loans are personally guaranteed by certain of the Existing Shareholders.

  At the beginning of each year, the Company has allowed key management employees to buy stock at book value. On January 1, 1997, the Company issued 7,800 shares of the Company's stock (prior to the Reincorporation Merger) at book value to certain key management employees. Upon completion of the Offering and in the Company's financial statements for the period in which the Offering is completed, the Company will record a one time compensation charge of $1.4 million representing the difference between the estimated fair value and book value at the date of issuance.

  FBRC, as a broker-dealer, is registered with the SEC and is a member of the NASD. As such, it is subject to the minimum net capital requirements promulgated by the SEC. FBRC's regulatory net capital has historically exceeded these minimum requirements. As of December 31, 1996 and September 30, 1997, FBRC was required to maintain minimum regulatory net capital of approximately $1.2 million and $1.5 million, respectively, and had total regulatory net capital of approximately $14.4 million and $31.5 million, respectively, in excess of its requirement. Regulatory net capital requirements increase when FBRC is involved in underwriting activities based upon a percentage of the amount being underwritten by FBRC.

  The Company believes that its current level of equity capital and committed lines of credit, combined with funds anticipated to be generated from operations and the capital markets, will be adequate to meet its liquidity and regulatory capital requirements associated with its broker-dealer activities for at least the next two years.

                                   BUSINESS

INDUSTRY BACKGROUND

  Over the past 15 years, capital markets have evolved in depth and complexity, thereby radically altering the needs of both investors and the companies accessing those markets. According to Securities Data Company, in 1982, 122 IPOs were underwritten in the U.S. for a total of $1.3 billion and total public equity issued equaled $20.6 billion. In 1992, the value of new issues in the U.S. more than doubled the level achieved in any previous year reaching $39.9 billion, while the total public equity and high-yield debt raised equaled $95.0 billion and $51.6 billion respectively. In 1996, 874 initial public offerings were completed in the U.S., totaling $50.0 billion, total public equity issued equaled $191.1 billion, and high-yield debt issued totaled $87.5 billion. A significant portion of this growth has come from emerging industries that previously had limited access to the capital markets. The Company believes this significant increase in non-traditional issuers has been accompanied by significant increases in the flow of cash into mutual funds and other managed funds leading to greater demand by both issuers and investors for focused, industry-specific advisory and capital management products and services.

   To succeed in the current environment, investment banks must be able to conceive and to communicate creative solutions which meet the capital needs of companies and the investment goals of investors.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

  FBR is a full service investment banking firm focused on investment banking, research, institutional brokerage and asset management. FBR's strategy since inception has been to target specific industry sectors where it believes it can develop a unique research perspective. The Company then uses this research perspective together with its capital markets expertise to provide value for its clients. Using this approach FBR has achieved a 50% compounded annualized growth rate in revenues since its inception in 1989 through November 30, 1997. FBR believes the success of its strategy is further demonstrated by its increasing market presence and the aftermarket performance of the companies for which it has acted as lead or co-manager. Year to date as of November 30, 1997, FBR was ranked sixth in terms of lead managed U.S. issuer initial public offering dollar volume, and for the period from January 1, 1996 through November 30, 1997 was ranked #1 in aftermarket performance among lead managers with at least 10 lead managed U.S. IPOs, according to CommScan EQUIDESK. CommScan EQUIDESK defines "aftermarket performance" as the percentage change in the price of a share of stock from the price on the pricing date to the price of its last trade on the date of measurement, adjusted for splits. These rankings may change on a day to day basis with the completion of additional IPOs and the trading of securities.

  FBR was founded in 1989 with the philosophy that an employee-friendly corporate culture would enhance performance results. FBR strives to maintain excellent employee relations through policies designed to create an enjoyable work environment for all employees such as flexible dress code, vacation policy and maternity leave. Other non-traditional benefits at FBR include corporate retreats, corporate gym and employee directed Company charitable donations. In addition, the Company has emphasized training and promoting its employees from within. The Company believes that, as a result of this culture, FBR has averaged less than 3% turnover among exempt professional employees per year since inception. Low turnover has enhanced the Company's growth and efficiency.

  The Company believes that the increases in recent years, in the depth and complexity of the capital markets and in the number of non-traditional issuers coupled with significant inflows of cash into mutual funds and other managed funds, has led to greater demand by both issuers and investors for focused advisory, capital markets, and capital management products and services.

  The Company seeks to identify rapidly changing industries and those that are not fully understood or appropriately valued by the market. Once an industry is identified, the Company employs substantial effort to develop a thorough understanding of the fundamentals and opportunities of that industry. The Company employs a team approach in which all of its professionals contribute to and communicate the Company's expertise in an industry. For each industry on which the Company is focused, the Company offers significant underwriting capabilities and brokerage services as well as advisory services in mergers, acquisitions and strategic partnerships. In addition, FBR's asset management activities include hedge funds and public mutual funds as well as private equity investments and mezzanine finance in such industries.

  FBR believes its strategy and culture has and will enable it to succeed in this changing marketplace. Since commencing its investment banking activities in 1992, FBR has never failed to complete a capital raising transaction it has brought to the public market as lead underwriter. Since its inception, FBR has completed $11.4 billion in capital raising transactions and $3.3 billion in merger and acquisition advisory transactions which span a wide range of geographic regions and security types and a growing variety of industry sectors.

  FBR has also applied its research focus and team-based approach to its asset management activities. The flagship FBR hedge fund, FBR Ashton, Limited Partnership has provided annualized internal rates of return since inception in March 1992 of 41.8% gross and 34.1% net to its limited partners through November 30, 1997. FBR's three public mutual funds have provided a total net return for the eleven months ended November 30, 1997 of 38.6%, 47.0% and 42.8%. The amount of assets under management has grown from $119.3 million at the beginning of 1996 to over $444.9 million as of November 30, 1997, representing 373% growth.

  FBR's revenues grew from $57.2 million for the year ended December 31, 1995, to $109.9 million, for the year ended December 31, 1996, representing an increase of 92%, and from $84.8 million for the eleven months ended November 30, 1996 to $218.5 million for the eleven months ended November 30, 1997, representing an increase of 158%. FBR believes that its revenue growth, as well as the superior performance of its capital transactions and managed products, are the result of the Company's focus and dedication to developing research, capital markets and asset management expertise within a growing number of strategic industry sectors. FBR believes that its superior industry knowledge coupled with its capital markets expertise has made FBR a leading provider of investment banking, brokerage and asset management services and the largest independent investment bank in the rapidly-growing Washington, D.C. metropolitan area.

CULTURE AND STRATEGY

  FBR began as a secondary research and trading firm, solely dependent on its ability to identify undervalued investment opportunities. The principals have instilled a culture where ideas are developed as a team by the whole Company and communicated as a team to its clients. Although the Company has grown from 17 to over 263 people, it has sought to maintain a culture of teamwork and broad-based knowledge of investment theses. The Company believes its culture has significantly enhanced its continued ability to identify new strategic sectors and opportunities to create value. The Company intends to continue to emphasize its culture while executing the five core business strategies described below.

  Continuously Identify Rapidly-evolving or Undervalued Industries. FBR continually searches for industries and sectors where it can produce innovative market insights through its integrated research-focused approach and provide value for its investment banking, institutional brokerage and money management clients.

  Build on In-depth, Focused Industry Coverage. FBR believes that industry specialization is critical to meeting the requirements of its clients for sophisticated and non-traditional investment advice. The Company organizes its research and investment banking activities along industry specializations, continually re-examining its industry categories, and monitoring them to ensure coverage of emerging opportunities. The Company's strategy is to focus on selected segments within a limited number of undervalued, high potential industries and to offer FBR's full range of investment banking, sales and trading and asset management services within those industries.

  Build and Maintain Lasting Relationships. The founders of the Company have built a core base of institutional brokerage and investment banking clients over the past 15 years, at FBR and their previous employers. FBR believes that it has generated client loyalty and goodwill by virtue of its diligent service. FBR values these relationships and regards them as an essential part of the foundation for many of its businesses. FBR continues to establish, and intends to build, similar new relationships in the future.

  Bring Under-valued Companies to Sophisticated Investors. FBR's strategy is to discover opportunities where sophisticated capital and undervalued companies intersect. FBR believes that its fundamental understanding and commitment to undervalued, high-potential industries has enabled the Company to build significant credibility in the issuer and investor communities, facilitating its strategy of bringing under-valued companies to sophisticated investors.

  Offer Expanded Range of Services to Clients. FBR's strategy is to capture a greater share of the revenue opportunities available from FBR investment banking and brokerage clients. For issuers, FBR has expanded from its core equity capital raising and research capabilities to provide high yield debt, financial advisory (including merger and acquisition, stock buybacks, and dividend analysis), venture capital/private fund and corporate/high net worth services. For investors, FBR has expanded from its core sales and trading services to provide asset management and venture capital services. FBR believes its demonstrated success in providing its core services and strong client relationships is a key competitive advantage in its plans to expand its business.

STRATEGIC BUSINESS RELATIONSHIP WITH PNC BANK CORP.

  Pursuant to an agreement between FBR and PNC dated October 29, 1997, PNC has agreed to purchase 4.9% of the shares of Common Stock issued and outstanding after the Offering (including shares issued pursuant to the Underwriters' Over-allotment Option). Without giving effect to exercise of the Over-allotment Option, PNC will acquire 2,451,421 shares of Class A Common Stock, all of which shares will be acquired from the Selling Shareholders at a price equal to the initial public offering price less a 4% discount. The closing of the PNC Transaction is anticipated to occur substantially contemporaneously with the closing of the Offering. The Company and PNC have submitted notice of the PNC Transaction to the Federal Trade Commission's Premerger Notification Office pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and, if the waiting period applicable thereto has not expired prior to the closing of the Offering, the Company and PNC intend to delay the closing of the PNC Transaction or to close the PNC Transaction in a manner not requiring expiration of such waiting period. Consummation of the PNC Transaction is subject to the completion of the Offering prior to March 31, 1998 and certain other customary conditions.

  In conjunction with the PNC Transaction and pursuant to a non-binding Memorandum of Understanding entered into by and between FBR and PNC on October 29, 1997 (the "MOU"), FBR and PNC intend to establish an ongoing strategic business relationship with respect to selected capital markets and related activities. The MOU provides a framework pursuant to which FBR and PNC will work together on an arms-length basis to refer potential business to each other. Specifically, FBR will be the exclusive independent broker-dealer to which PNC refers underwriting and high-yield business that is not conducted by PNC. Upon the receipt by PNC of full tier 2 equity powers, FBR will cooperate with PNC's "section 20" securities affiliate to include PNC as a co-lead underwriter or co-placement agent on such referred business. FBR will also work with PNC to provide enhanced derivatives, asset securitization, bridge lending and other bank financing products to FBR's clients.

  FBR and PNC will explore both the possibility of forming bridge and/or equity and venture capital funds to serve the common needs of their respective client bases and potential strategic relationships in other business lines, including mergers and acquisitions advisory services, merchant banking and venture capital activities, asset management and real estate advisory services.

  FBR believes that the strength of PNC's middle-market and industry specialty client relationship as well as the strength of PNC's product offerings will provide FBR with significant business opportunities going forward.

  PNC, a registered bank holding company, is one of the largest diversified financial services companies in the United States with consolidated assets at September 30, 1997 of $71.8 billion. PNC offers a variety of financial products and services in its primary geographic locations in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky and nationally through retail distribution networks and alternative delivery channels.

INVESTMENT BANKING AND CORPORATE FINANCE

  FBR's investment banking and corporate finance activities consist of a broad range of services, including public and private offerings of a wide variety of securities and financial advisory services in merger, acquisition and strategic partnering transactions. Since commencing investment banking activities in late 1992, FBR has completed or advised on 160 investment banking and corporate finance transactions totalling $14.7 billion, with $11.4 billion in capital raising transactions and $3.3 billion in merger and acquisition advisory transactions as of November 30, 1997.

 Capital Raising Activities

  FBR's capital raising activities have encompassed a wide range of securities, structures and amounts. FBR is a leading underwriter of securities in its areas of focus and FBR is dedicated to the successful completion and aftermarket performance of each underwriting transaction it executes. FBR's investment banking, research, and sales professionals employ an integrated methodology, each leveraging off the others' capabilities to execute successfully underwriting assignments. FBR believes the focus and dedication of its underwriting, research and sales professionals results in superior aftermarket performance of the companies it chooses to underwrite. For the twelve month periods ending December 31, 1996 and November 30, 1997, FBR was ranked number one and number two respectively in terms of IPO aftermarket performance among lead managers with at least 10 lead managed U.S. IPOs, according to Securities Data Company.

                    IPO PERFORMANCE: TOP FIVE LEAD MANAGERS

                         MANAGER AFTERMARKET RANKINGS
                          (12 MONTHS ENDING 12/31/96)

                                                                 AVG. %
                                                          #    CHG. IPO TO
              LEAD MANAGER NAME                         ISSUES   CURRENT
              -----------------                         ------ -----------
1. FRIEDMAN, BILLINGS, RAMSEY & CO., INC.                 12      114.9
2. Donaldson, Lufkin & Jenrette Securities Corporation    28       64.6
3. Oppenheimer & Co., Inc.                                13       61.6
4. Credit Suisse First Boston Corporation                 13       61.3
5. BT Alex. Brown Incorporated                            49       54.9

                         MANAGER AFTERMARKET RANKINGS
                          (12 MONTHS ENDING 11/30/97)

                                                    AVG. %
                                             #    CHG. IPO TO
              LEAD MANAGER NAME            ISSUES   CURRENT
              -----------------            ------ -----------
1. BT Alex. Brown Incorporated               24      42.7
2. FRIEDMAN, BILLINGS, RAMSEY & CO., INC.    11      38.9
3. Hambrecht & Quist LLC                     15      38.1
4. Morgan Stanley, Dean Witter Discover      43      34.5
5. Credit Suisse First Boston Corporation    18      29.6

Source: Information derived by the Company from the Securities Data Company database. Performance as of 11/30/97. Includes only firms with ten or more lead-managed U.S. IPOs during the period. These rankings may change on a day to day basis with the completion of additional IPOs and the trading of securities.

  The successful execution of an underwritten transaction is predominantly determined by the lead manager. As a result, to enhance further the quality of its investment banking services delivered to corporate clients, FBR seeks to act as sole or lead manager of an offering. Of the 145 capital raising transactions FBR has completed since inception, raising $11.4 billion, FBR has acted as lead or sole manager in 106 transactions involving $8.2 billion or more than 71% of such transactions. FBR has increased its percentage of sole or lead managed transactions (measured by dollar volume) from 79% for 1993 to 89% for 1996. The Company was the lead or sole underwriter in 64% of its 1997 transactions through the date hereof. From January 1, 1997 to November 30, 1997, FBR was ranked number six in terms of U.S. issuer IPO volume (including over-allotments) according to CommScan EQUIDESK.

                     RANKING OF LEAD OR SOLE MANAGERS
          1997 YEAR TO DATE AS OF NOVEMBER 30, 1997--U.S. ISSUER IPOS

                                                US AMOUNT+
                                                  OVER-       NUMBER
                                                  ALLOT.        OF
 POSITION                MANAGER                  ($MM)    TRANSACTIONS % SHARE
 --------                -------                ---------- ------------ -------
     1    Goldman, Sachs & Co. ...............   5,901.89       26       16.91
               Merrill Lynch, Pierce, Fenner &
     2    Smith Incorporated..................   4,309.83       25       12.35
     3    Morgan Stanley & Co. Incorporated...   4,148.05       28       11.89
     4    J.P. Morgan Securities, Inc. .......   2,147.65        6        6.16
                  Donaldson, Lufkin & Jenrette
     5    Securities Corporation..............   1,845.50       18        5.29
             FRIEDMAN, BILLINGS, RAMSEY & CO.,
     6    INC.................................   1,816.68        9        5.21
             NationsBanc Montgomery Securities
     7    Inc. ...............................   1,397.21       30        4.00
     8    Lehman Brothers Inc. ...............   1,380.72       16        3.96
     9    BT Alex. Brown Incorporated.........   1,254.90       22        3.60
                    Credit Suisse First Boston
    10    Corporation. .......................   1,069.87       11        3.07
    11    Prudential Securities Incorporated..   1,067.84       12        3.06
    12    Bear, Stearns & Co. Inc. ...........   1,004.06        8        2.88
    13    Salomon Brothers Inc. ..............     993.65        9        2.85
    14    Smith Barney Inc. ..................     858.65       15        2.46
    15    BancAmerica Robertson Stephens......     667.59       15        1.91
    16    J.C. Bradford & Co. ................     537.16        4        1.54
    17    PaineWebber Incorporated............     479.62        6        1.37
    18    Hambrecht & Quist LLC...............     471.31       13        1.35
    19    Raymond James & Associates, Inc. ...     376.57        8        1.08
    20    SBC Warburg Dillon Read Inc. .......     314.92        2        0.90

--------

Source: Information derived by the Company from the CommScan EQUIDESK database

  FBR bases its decision to underwrite an offering of a company's securities on due diligence, company fundamentals, management's track record, historical financial results and financial projections. FBR chooses to underwrite clients which it believes will be able to execute long-term strategies that will deliver significant returns to investors. As a result, FBR's investment banking focus is nationwide and, to an increasing extent, international in scope. Of the 148 capital-raising transactions FBR has completed from inception of its investment banking business in late 1992 through the date hereof, 30.3% have been in the mid-Atlantic region, 31.1% have been in the West, 15.8% have been in the Southeast, 4.8% have been in the Northeast, and 18.0% have been in other regions. The Company has increased the number of its sole or lead managed underwriting transactions above $50.0 million from 7 in 1993, to 14 in 1996 and to 16 in 1997 through the date hereof. To date in 1997, FBR has managed 16 equity and high-yield debt underwriting transactions above $100 million, of which 10 were sole or lead-managed by FBR. Set forth below are the 148 capital-markets transactions completed by FBR as of November 30, 1997:

                   LIST OF CAPITAL MARKETS TRANSACTIONS
                                     EQUITY

                                                                       ISSUE
   DATE   COMPANY                          ISSUE                       AMOUNT
 -------- -------                          -----                    ------------
 11/26/97 Laser Mortgage Management,
          Inc. .........................   Common--IPO              $225,000,000
 11/25/97 Consolidation Capital
          Corporation...................   Common--IPO               480,000,000
 11/11/97 Prime Group Realty Trust......   Common--IPO               284,740,000
 10/16/97 Imperial Credit Commercial
          Mortgage Investment Corp. ....   Common--IPO               517,500,000
 10/15/97 BankUnited Financial
           Corporation..................   Common--Secondary          46,920,000
  10/8/97 Annaly Mortgage Management,
           Inc. ........................   Common--IPO               117,493,200
  9/30/97 Engel Developers Ltd. ........   Common--IPO                32,400,000
  9/17/97 First Washington Realty Trust.   Common--Secondary          49,680,000
  9/12/97 First Alliance Corporation....   Common--Secondary          94,990,000
   9/8/97 Local Financial Corporation...   Private Placement         197,000,000
  8/29/97 American Capital Strategies,
           Ltd. ........................   Common--IPO               144,900,000
  8/27/97 Prime Retail, Inc. ...........   Common--Secondary         161,000,000
   8/6/97 Ocwen Financial Corporation...   Common--Secondary         130,500,000
  7/15/97 Thornburg Mortgage Asset
           Corp. .......................   Common--Secondary          47,512,500
  5/15/97 First Sierra Financial, Inc. .   Common--IPO                18,400,000
  5/14/97 Ocwen Asset Investment Corp. .   Common--IPO               276,000,000
   5/1/97 Brookdale Living Communities,
           Inc. ........................   Common--IPO                59,512,500
  4/29/97 Long Beach Financial
           Corporation..................   Common--IPO               162,500,000
  4/18/97 Cornerstone Realty Income
           Trust, Inc. .................   Common--IPO                54,337,500
  3/24/97 Criimi Mae Inc. ..............   Common--Secondary          79,203,125
  3/17/97 Colonial Downs Holdings,
           Inc. ........................   Common--IPO                40,375,000
  2/20/97 American Business Financial
           Services.....................   Common--Secondary          23,000,000
  2/14/97 Prime Retail, Inc. ...........   Common--Secondary          29,878,750
  2/11/97 Annaly Mortgage Management,
           Inc. ........................   Private Placement          36,000,000
  2/10/97 Ugly Duckling Corporation.....   Private Placement          94,531,188
  1/16/97 Washington Mutual, Inc. ......   Common--Secondary         693,008,328
 12/19/96 Wilshire Financial............   Common--IPO                21,735,000
 12/18/96 Credit Management Solutions,
           Inc. ........................   Common--IPO                34,385,000
 11/26/96 Resource America, Inc. .......   Common--Secondary          21,528,000
 11/26/96 UOL Publishing, Inc. .........   Common--IPO                18,590,000
 11/25/96 First Washington Realty Trust.   Common--Secondary          35,996,250
 11/21/96 Styling Technology
           Corporation..................   Common--IPO                31,158,520
 11/19/96 Mego Mortgage.................   Common--IPO                23,000,000
 11/14/96 MLC Holdings, Inc. ...........   Common--IPO                10,062,500
 11/11/96 Miami Computer Supply Corp. ..   Common--IPO                 9,775,000
  11/1/96 Allin Communications Corp. ...   Common--IPO                34,500,000
 10/30/96 Ugly Duckling Corporation.....   Common--Secondary          69,000,000
 10/17/96 Digex, Inc....................   Common--IPO                52,396,875
  9/25/96 Ocwen Financial Corporation...   Common--IPO                34,500,000
  8/22/96 R&G Financial.................   Common--IPO                35,017,500
  8/13/96 Life Savings Bank.............   Private Placement           4,500,000
  7/25/96 First Alliance Corp...........   Common--IPO                68,425,000
  6/27/96 Prime Retail, Inc. ...........   Common--Secondary          43,187,100
  6/25/96 Pacific America Money Center,
           Inc..........................   Common--IPO                 8,782,100
  5/23/96 Security First Network Bank...   Common--IPO                56,120,000
  4/17/96 Imperial Thrift and Loan
           Assoc........................   Common--Secondary          24,380,000
  4/16/96 Atlantic Bank & Trust.........   Common--IPO                11,643,750
  4/15/96 Cardinal Bancshares, Inc......   Private Placement           5,114,760
  2/23/96 OVATION, Inc..................   Private Placement          20,000,000
  2/22/96 BankUnited Financial
           Corporation..................   Common--Secondary          24,955,000
  11/9/95 Bank Plus Corporation
           (Fidelity Federal Bank)......   Common--Secondary          94,000,000
 10/23/95 Imperial Thrift and Loan
           Assoc........................   Common--IPO                59,800,000
  6/27/95 First Washington Realty Trust.   Common--Secondary          29,598,125
  6/24/94 First Washington Realty Trust.   Private Placement          29,912,821
  8/24/94 Ambassador Apartments, Inc.
           (Prime Residential, Inc.)....   Common--IPO               143,336,400
  6/22/94 RiverBank America.............   Common--IPO                49,500,000
  5/20/94 TeleBanc Financial
           Corporation..................   Common--IPO                 4,593,750
  3/16/94 California Federal Bank.......   Common Stock Rights
                                            Offering                 194,778,990
  3/15/94 Prime Retail, Inc.............   Common--IPO                54,625,000
 10/28/93 PALFED, Inc...................   Common Stock Rights
                                            Offering                  20,000,000
 10/22/93 Riggs National Corporation....   Common--Secondary          38,750,000
  9/30/93 Cardinal Bancshares, Inc......   Common--IPO                 3,795,000
  8/26/93 Glendale Federal Bank.........   Recapitalization
                                            w/rights offering        250,200,000
  8/19/93 Crossland Federal Savings
           Bank.........................   Common--IPO                282,000,00

                                     EQUITY

                                                                     ISSUE
   DATE   COMPANY                       ISSUE                        AMOUNT
 -------- -------                       -----                    --------------
  7/27/93 BNH Bancshares.............   Common Stock Rights
                                         Offering                $   14,000,000
  4/23/93 Independent Bancorp of
           Arizona...................   Private Placement           147,047,912
 12/30/92 Ameribanc Investors Group..   Common Stock Rights
                                         Offering                    36,462,084
                                                                 --------------
                                                                 $6,247,534,527

                            HIGH YIELD AND PREFERRED

 10/14/97 Mego Mortgage
          Corporation.............   Private--Senior Sub. Notes     $   40,000,000
   9/8/97 Local Financial
          Corporation.............   Private--Senior Notes              81,505,000
   8/7/97 Ocwen Capital Trust I...   Private--Trust Preferred          125,000,000
  8/22/97 Bay View Capital
          Corporation.............   Subordinated Notes                100,000,000
  7/16/97 Resource America, Inc...   Private--Senior Notes             115,000,000
   7/3/97 Crown American Realty
          Trust...................   Preferred                         125,000,000
  3/14/97 Life Savings Bank.......   Private--Sub. Debt                 10,000,000
  2/14/97 Prime Retail, Inc.......   Preferred--Convertible              4,000,000
 12/23/96 BankUnited Financial
          Corp....................   Private--Trust Preferred           50,000,000
 12/23/96 Walden Residential......   Preferred Stock with Warrants     100,000,000
 12/19/96 Wilshire Financial......   Notes                              84,245,000
 12/10/96 Riggs National
          Corporation.............   Private--Trust Preferred          150,000,000
 11/26/96 Chevy Chase Savings
          Bank....................   Sub. Debt                         100,000,000
 11/26/96 Chevy Chase Preferred
          Capital Corp............   Preferred                         150,000,000
 11/19/96 Mego Mortgage
          Corporation.............   Sub. Notes                         40,000,000
  9/25/96 Ocwen Financial
          Corporation.............   Notes                             125,000,000
   8/7/96 Criimi Mae, Inc. .......   Preferred--Convertible             60,375,000
   7/1/96 Confia..................   Private--Mortgage Backed Bonds     25,000,000
  6/24/96 Prime Retail, Inc.......   Conversion to Common              105,225,000
   5/7/96 HomeSide, Inc...........   Senior Notes                      200,000,000
  4/23/96 Walden Residential......   Preferred--Convertible             45,000,000
 12/19/95 The Prime Group, Inc....   Private--Secured Debt              40,000,000
 11/30/95 Fort Bend Holding
          Corporation.............   Convt. Sub. Debt                   12,000,000
  11/9/95 Bank Plus Corporation
          (Fidelity Federal
          Bank);..................   Exchangeable Preferred             51,750,000
   8/9/95 Beal Financial
          Corporation.............   Senior Notes                       57,500,000
  6/23/95 Coastal Bancorp.........   Senior Notes                       50,000,000
   6/7/95 Berkeley Federal Bank &
          Trust...................   Sub. Debt                         100,000,000
 10/11/94 Monterey Homes..........   Private--Sub. Notes w/warrants      8,000,000
  7/20/94 First Nationwide
           Holdings, Inc..........   Senior Notes                      200,000,000
  7/20/94 First Nationwide Bank,
           FSB....................   Preferred                         275,000,000
  6/28/94 Community Bank..........   Preferred Stock with Warrants      20,125,000
  6/27/94 First Washington Realty
           Trust..................   Preferred--Convertible             73,000,000
  6/22/94 RiverBank America.......   Preferred                          35,000,000
  5/11/94 Telebanc Financial......   Convt. Sub. Debt                   15,000,000
  3/23/94 B.F. Saul Real Estate
           Inv. Trust.............   Sr. Secured Notes                 175,000,000
  3/16/94 California Federal Bank.   Preferred                         172,500,000
  3/15/94 Prime Retail, Inc.......   Preferred                          57,500,000
  3/15/94 Prime Retail, Inc.......   Preferred--Convertible            175,380.000
   2/7/94 Sierra Tahoe Bancorp....   Convt. Sub. Debt                   10,000,000
  1/26/94 Riggs National
           Corporation............   Sub. Notes                        125,000,000
 12/29/93 WSFS Financial
           Corporation............   Senior Notes                       32,000,000
 12/28/93 MDC Holdings, Inc.......   Senior Debt                       190,000,000
 12/28/93 MDC Holdings, Inc.......   Convt. Sub. Debt                   28,000,000
  12/6/93 Pacific Crest Capital...   Preferred--Convertible             15,000,000
 11/17/93 Chevy Chase Savings
           Bank...................   Sub. Debt                         150,000,000
 10/22/93 Riggs National
           Corporation............   Preferred                         100,000,000
  9/23/93 The Dime Savings Bank...   Preferred--Exchanged to debt      100,000,000
  8/26/93 Glendale Federal Bank...   Preferred--Convertible            201,250,000
  8/19/93 CrossLand Federal
           Savings Bank...........   Sub. Debt                          50,000,000
  8/11/93 Chevy Chase Savings
           Bank...................   Preferred                          75,000,000
                                                                    --------------
                                                                    $4,429,349,450

                              THRIFT CONVERSIONS

                                                                     ISSUE
   DATE   COMPANY                      ISSUE                        AMOUNT
 -------- -------                      -----                    ---------------
 10/31/97 First SecurityFed            Mutual Conversion        $    64,080,000
           Financial, Inc. .........
   4/3/97 Pulaski Savings Bank......   Mutual Holding Co.             9,522,000
  9/30/96 Westwood Homestead           Mutual Conversion             28,433,750
           Financial Corporation ...
  7/15/96 Pennwood Bancorp, Inc. ...   Mutual Conversion              6,101,280
   7/1/96 Kenwood Bancorp, Inc. ....   Mutual Holding Co. 2nd         1,576,510
                                        Step
   7/1/96 Home Financial Bancorp....   Mutual Conversion              5,059,260
  6/17/96 Commonwealth Bancorp,        Mutual Holding Co. 2nd        98,721,550
           Inc. ....................    Step
   6/4/96 First Federal Financial      Mutual Conversion              6,717,830
           Bancorp, Inc. ...........
   4/1/96 Heritage Financial           Mutual Conversion              4,933,200
           Corporation..............
   4/1/96 London Financial             Mutual Conversion              5,290,000
           Corporation..............
  3/29/96 Crazy Woman Creek Bancorp    Mutual Conversion             10,580,000
           Incorporated.............
  3/21/96 North Central Bancshares,    Mutual Holding Co. 2nd        26,254,670
           Inc. ....................    Step
  3/11/96 Washington Bancorp........   Mutual Conversion              6,575,190
   1/9/96 Broadway Financial           Mutual Conversion              8,926,880
           Corporation..............
 10/31/95 American National Bancorp,   Mutual Holding Co. 2nd        21,821,250
           Inc. ....................    Step
 12/29/95 Charter Financial, Inc. ..   Mutual Holding Co. 2nd        33,396,210
                                        Step
  10/5/95 Klamath First Bancorp,       Mutual Conversion            122,331,250
           Inc. ....................
  10/2/95 First Defiance Financial     Mutual Holding Co. 2nd        64,769,140
           Corp. ...................    Step
  9/29/95 Hardin Bancorp., SSB......   Mutual Conversion             10,580,000
  7/20/95 Perpetual State Bank,        Mutual Conversion             $6,000,000
           Inc., SSB................
  6/30/95 HF Bancorp, Inc. .........   Mutual Conversion             52,900,000
  6/28/95 Fort Thomas Financial        Mutual Conversion             15,737,750
           Corporation..............
  6/28/95 Northeast Indiana Bancorp,   Mutual Conversion             21,821,250
           Inc. ....................
   4/7/95 ISB Financial Corporation.   Mutual Conversion             74,000,000
  3/15/95 Horizon Bancorp, Inc. ....   Mutual Conversion              3,684,212
  9/30/93 Meritrust Federal Savings    Mutual Conversion              5,000,000
           Bank.....................
  8/13/93 Cardinal Bancshares,         Mutual Conversion             10,910,625
           Inc. ....................
  7/26/93 Albion Banc Corp. ........   Mutual Conversion              2,607,140
                                                                ---------------
                                                                $   728,330,947
            TOTAL CAPITAL-RAISING TRANSACTIONS................  $11,405,214,924


  FBR's strategy is to maintain long-term relationships with its corporate clients by serving their capital needs beyond their initial access to capital markets. FBR has completed follow-on capital transactions for 23% of its corporate client base. FBR also seeks to increase its base of publicly held clients by serving as a lead or co-manager in follow-on offerings for companies which FBR believes have attractive investment characteristics, whether or not FBR participated as a lead or co-manager in the IPOs for such companies.

  In connection with certain capital raising transactions, FBR has received and seeks to receive warrants for stock of the issuing corporation at the initial public offering price. FBR carries the warrants at a nominal value in its financial statements, and will recognize any potential, future revenues and profits, if any, only when realized. The Company anticipates that certain employees may receive a portion of the Company's warrants pursuant to incentive compensation plans. See "Management--Employee Incentive Compensation Plans." As of the date of this Prospectus, FBR had received warrants in client companies as set forth below:

                                             CLOSING PRICE EXPIRATION
                          NUMBER OF EXERCISE  ON DEC. 17,   DATE OF
                          WARRANTS   PRICE       1997       WARRANT
                          --------- -------- ------------- ----------
         American Capital
 Strategies, Ltd.........   442,751  $15.00     $16.88       8/29/02
    Consolidation Capital
 Corporation............. 1,130,000   20.00      15.50      11/25/01
          Local Financial
 Corporation.............   591,000   10.00        -- (1)    9/08/02
       Styling Technology
 Corporation.............   101,500   12.00      20.69      11/21/01

--------

(1) Not publicly traded.

  In November 1997, the Company formed a new entity to pursue investment opportunities, including investments in certain of its corporate finance clients, and has invested $10 million in that entity. To date, the entity has made one investment of $10 million of common stock in Consolidation Capital Corporation.

 Mergers and Acquisitions Advisory Services

  FBR seeks to use its research capability, business valuation skills and secondary market experience to evaluate merger and acquisition candidates and opportunities. FBR believes that its research capacity and capital raising activities have created a network of relationships that enable it to identify and engineer mutually beneficial combinations between companies. As a financial advisor, FBR relies upon its experience gained through in-depth and daily involvement in the capital markets. Financial advisory services have included market comparable performance information, commentary on dividend policy, review of merger and acquisition opportunities and evaluation of stock repurchase programs. As of November 30, 1997, FBR had provided merger and acquisition advisory services in transactions valued at $3.3 billion in the aggregate.

RESEARCH SERVICES

  FBR's creation in 1989 as a research and trading firm laid the foundation for FBR's understanding of the importance of research and the role research services play in the investment banking and institutional brokerage process. FBR's research analysts operate under two guiding principles: (i) to identify undervalued investment opportunities in the capital markets and (ii) to communicate effectively the fundamentals of these investment opportunities to Company professionals and potential investors. To achieve these objectives, FBR believes that industry specialization is necessary, and, as a result, FBR organizes its research staff along industry lines. As of November 30, 1997, FBR had 31 research analysts organized into 6 teams focused on industry sectors. Each industry team works together to identify and evaluate industry trends and developments. Within industry groups, analysts are further subdivided into specific areas of focus so that they can maintain and apply specific industry knowledge to each investment opportunity they address. To achieve this level of specialization, FBR seeks to recruit or train analysts with significant industry and technical expertise, in addition to securities industry expertise. In this manner, FBR believes that its analysts can assess the capital markets to identify attractive investment opportunities within their strategic niches, can assist investment banking personnel in valuing companies accessing the capital markets for the first time, and can effectively monitor and communicate developments relating to the scope of their research to the institutional sales force and institutional investors.

  FBR has focused its research efforts in some of the fastest growing and most rapidly changing sectors of the United States and world economies. These sectors include REITs, financial services, homebuilding, Internet, healthcare, automotive retailing, information technology, electronic commerce, telecommunications, gaming and industry consolidators. FBR believes these industry sectors will have great demand for the products and services it offers in the future and provide ample diversification for its business.

  After initiating coverage on a company, FBR's analysts seek to maintain a long-term relationship with that company and a long-term commitment to ensuring that new developments are effectively communicated to FBR's sales force and institutional investors. FBR produces full length research reports, notes or earnings estimates on more than 400 issues. FBR's analysts verbally update the sales force at two daily sales meetings. In addition, FBR analysts distribute written updates through the use of daily morning meeting notes, real-time electronic mail and other forms of immediate communication. FBR's investors can also receive analyst comments through electronic media such as Multex and First Call.

SALES AND TRADING

  The Company focuses on institutional sales to and providing trading services for equity and high-yield debt investors in the United States, Europe and elsewhere and, as a result, institutional sales accounted for approximately 85% of sales and trading revenues for the year ended December 31, 1996. The Company executes securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires special marketing and trading expertise.

  As of November 30, 1997, FBR had 62 sales professionals. The Company's sales professionals provide services to a nationwide institutional client base as well as to institutional clients in Europe and elsewhere. FBR's sales professionals work closely with FBR's research analysts to provide the most up-to-date information to the Company's institutional clients. FBR's sales professionals rely on communicating with the research analysts at two daily sales meetings, as well as on the distribution of morning meeting notes, real-time electronic mail and frequent updates to research reports.

  FBR trading professionals facilitate trading in equity and high-yield securities. As of November 30, 1997, FBR had 17 trading professionals involved in market-making in Nasdaq and other OTC securities, trading listed securities and servicing the trading desks of major institutions in the United States and Europe. FBR's trading professionals have direct access to the major stock exchanges, including the NYSE and the American Stock Exchange, Inc. as a result of FBR's relationship with its clearing broker. The most significant portion of the Company's trading revenues arises from trading in Nasdaq-listed securities. At November 30, 1997, FBR made a market in 372 securities. As of November 30, 1997, FBR was the top market maker in 100% of the Nasdaq-listed equity securities issued by companies for which FBR served as lead or co-manager in a public offering of the companies for which FBR makes a market.
Source: Securities Data Company and Bloomberg L.P.

 Corporate Services

  Since its inception in 1989, FBR has provided retail brokerage services to sophisticated individual investors, corporate executives, and small institutions. FBR offers a wide range of investment services, including:
(i) differentiated investment ideas and brokerage services; (ii) the development and implementation of investment strategies; and (iii) the execution of corporate stock buyback plans. Since 1989, FBR has executed stock buybacks for over 140 institutions.

 Executive Services

  On October 30, 1997, FBR established a Private Client Group ("PCG") currently consisting of 5 professionals. PCG seeks to offer creative money management solutions and investment ideas suited to high net worth individuals. Using a consultative approach, PCG professionals research, interpret, evaluate and select sophisticated investment strategies. PCG specializes in hedging and preserving significant equity positions as well as offering traditional brokerage services.

  Additionally, PCG professionals are knowledgeable in various aspects of the sale of restricted and control stocks as well as the financing of employee stock options. Individuals who own restricted or control stock receive PCG assistance with the complex regulations and paperwork required to sell such securities. For individuals unable to sell positions, PCG offers a number of strategies for preserving value in such assets, as well as the ability to borrow funds at favorable rates to provide liquidity. Given FBR's strong investment banking relationships, including those with executives of companies underwritten by FBR, FBR believes that there are natural synergies between its PCG and its existing clients.

SYNDICATE

  The Syndicate department coordinates FBR's participation as an underwriter in corporate securities distributions. In an underwriting transaction, FBR acts as sole or lead manager, co-manager, or member of an underwriting syndicate managed by other investment banks. In transactions in which FBR is the sole manager, the Syndicate department coordinates the marketing and book-building process, and participates in discussions with the issuer leading to the pricing of the offered securities on behalf of the underwriting group.

ASSET MANAGEMENT

  FBR seeks to leverage the expertise of its research professionals and portfolio managers to develop and implement investment strategies on behalf of institutional and high net worth individual investors. At November

30, 1997, the Company had assets under management of more than $444.9 million, including more than $57.3 million in separately managed accounts. The amount of assets under management has grown by 373% since January 1, 1996.

 Hedge and Offshore Funds

  At November 30, 1997, the Company's hedge and offshore funds had $246.8 million under management. FBR Ashton, Limited Partnership, the largest of the Company's hedge funds, utilizes investment strategies primarily involving publicly-traded financial services companies' equity and fixed income securities. From March 9, 1992 (inception) through November 30, 1997, FBR Ashton, Limited Partnership delivered average annualized total returns of 41.8% (gross), calculated in accordance with the Association for Investment Management and Research's standards and before accrual of fees and expenses, and special allocations to Friedman, Billings, Ramsey Investment Management, Inc. ("FBRIM"), the investment manager. The average annualized total return to limited partners for FBR Ashton, Limited Partnership for the same period after accrual of fees and expenses of, and special allocations to, FBRIM was approximately 34.1%.

 Private Equity and Venture Capital

  At November 30, 1997, the Company's private equity and venture capital funds had approximately $57.0 million under management. FBR Private Equity Fund, L.P. was formed in June 1996 to make private investments, primarily in small financial services firms. As of November 30, 1997, it was fully invested. FBR Technology Venture Partners, L.P., a venture capital fund dedicated to technology investments in software, communication, and Internet companies, was formed in August 1997 and has commenced its investment operations.

 Mutual Funds

  The FBR Family of Funds, an open-end management type investment company registered under the Investment Company Act of 1940, began business in 1997 and currently is comprised of three series, the FBR Financial Services Fund, the FBR Small Cap Financial Services Fund, and the FBR Small Cap Growth/Value Fund. At November 30, 1997, total assets included in The FBR Family of Funds were approximately $83.8 million.

                            MUTUAL FUND PERFORMANCE
                                (TOTAL RETURNS)

                                                                   YEAR TO DATE
                                                    9 MONTHS ENDED     ENDED
                                                    SEPT. 30, 1997 NOV. 30, 1997
                                                    -------------- -------------
FBR FINANCIAL SERVICES.............................     34.17%         38.58%
  Lipper Financial Services Index..................     37.20%         39.51%
  S&P 500 Index....................................     29.64%         31.11%
FBR SMALL CAP FINANCIAL............................     41.58%         47.00%
  Lipper Financial Services Index..................     37.20%         39.51%
  Russell 2000 Index...............................     26.52%         20.07%
FBR SMALL CAP GROWTH/VALUE.........................     39.17%         42.75%
  Lipper Small Cap Index...........................     22.21%         13.88%
  Russell 2000 Index...............................     26.52%         20.07%

  No assurance can be provided as to the future performance of any of FBR's funds.

 FBR Direct

  During 1997, the Company established FBR Direct, Inc. ("FBR Direct"). The Company expects that FBR Direct will become the distributor of The FBR Family of Funds and the platform for the Private Client Group after it obtains the requisite regulatory approval. FBR Direct is currently registered as a broker-dealer with the SEC and is a member of the NASD. It is seeking registration as a broker-dealer in all 50 states, and will seek registration with the SEC as an investment adviser. FBR Direct will operate primarily from the Company's headquarters building and will use telephone and the internet access to build on an existing base of clients and contacts of FBR's other groups, including the Private Client Group.

ACCOUNTING, ADMINISTRATION AND OPERATIONS

  FBR's accounting, administration and operations personnel are responsible for financial controls, internal and external financial reporting, office and personnel services, the Company's management information and telecommunications systems, and the processing of the Company's securities transactions. With the exception of payroll processing, which is performed by an outside service bureau, and customer account processing, which is performed by the Company's clearing broker, most data processing functions are performed by the Company's management information systems department. The Company believes that future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems as well as the hiring of additional personnel.

COMPETITION

  The Company is engaged in the highly competitive securities brokerage and financial services businesses. The Company competes directly with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, major regional firms and smaller niche players. To an increasing degree, the Company also competes for various segments of the financial services business with other institutions, such as commercial banks, savings institutions, mutual fund companies, life insurance companies and financial planning firms. The Company believes that following a strategy of offering superior service and investment advice in particular areas of expertise and to a particular client base differentiates it from competitors.

  In addition to competing for investment clients, companies in the securities industry compete to attract and retain experienced and productive investment professionals. See "Risk Factors--Competition for Retaining and Recruiting Personnel."

  Many competitors have greater personnel and financial resources than the Company. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have much more extensive investment banking activities than the Company and therefore may possess a relative advantage with regard to access to deal flow and capital.

  Recent rapid advancements in computing and communications technology are substantially changing the means by which financial services are delivered. These changes are providing consumers with more direct access to a wide variety of financial and investment services, including market information and on-line trading and account information. Advancements in technology also create demand for more sophisticated levels of client services. The Company is committed to utilizing technological advancements to provide a high level of client service. Provision of these services may entail considerable cost without an offsetting source of revenue.

EMPLOYEES

  At November 30, 1997, the Company had a total of 263 full-time employees, of whom 39 were engaged in research, 68 in investment banking, 86 in sales, trading and syndicate, 19 in venture capital, principal investment and asset management activities and 51 in accounting, administration and operations. Of these employees, 189 were classified as professionals and 74 were in support positions. The Company also had 37 interns. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are excellent.

PROPERTIES

  The Company leases two floors of its headquarters building and its annex totaling 41,091 square feet and has an agreement to lease two additional floors totaling 36,166 square feet. Under these arrangements the Company has an option to extend the lease term on all four floors for an additional five year period. The Company also leases approximately 8,000 square feet for its satellite offices in Irvine, California, London, England and Boston, Massachusetts. The Company believes that its present facilities, together with its current options to extend lease terms and occupy additional space, are adequate for its current and presently projected needs.

LEGAL PROCEEDINGS

  While the Company is not currently a defendant or plaintiff in any lawsuits or arbitrations, many aspects of the Company's business involve substantial risks of liability, litigation and arbitration. An underwriter is exposed to potential liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

  If plaintiffs in any future suits against the Company were to prosecute their claims successfully, or if the Company were to settle such suits by making significant payments to the plaintiffs, the Company's operating results and financial condition could be materially and adversely affected. The Company carries very limited insurance which may cover only a portion of any such payments.

  In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages and frequently name as defendants underwriters of a public offering and investment banks that provide advisory services in merger and acquisition transactions. The eventual impact of the recently passed Federal Private Securities Litigation Reform Act of 1995 on securities class action litigation is not yet known. FBR is not currently a defendant in any such lawsuits, and has never been named a defendant in a class action lawsuit or other suit alleging underwriter liability.

  In addition to these financial costs and risks, the defense of litigation or arbitration may divert the efforts and attention of the Company's management and staff, and the Company may incur significant legal expenses in defending such litigation or arbitration. This may be the case even with respect to claims and litigation which management believes to be frivolous, and the Company intends to defend vigorously any frivolous claims against it. The amount of time that management and other employees may be required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company.

  The Company also may become a defendant in civil actions and arbitrations arising out of its other activities as a broker-dealer, as an investment adviser, as an employer and as a result of other business activities. There can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.

  In addition, the Company's charter documents allow indemnification of the Company's officers, directors and agents to the maximum extent permitted under Virginia law. The Company intends to enter into indemnification agreements with these persons. The Company has been and in the future may be the subject of indemnification assertions under these charter documents or agreements by officers, directors or agents of the Company who are or may become defendants in litigation.

RISK MANAGEMENT

  The Company has established various policies and procedures for the management of its exposure to operating, principal and credit risk. There can be no assurance that the Company's risk management procedures and internal controls will prevent or reduce any such risks. Operating risk arises out of the daily conduct of the Company's business and relates to the possibility that one or more of the Company's personnel could cause the Company to engage in imprudent business activities. Principal risk relates to the fact that the Company holds securities that are subject to changes in value, and such changes could result in the Company incurring material losses. Credit risk occurs because the Company extends credit through its clearing broker to various of its customers in the form of margin and other types of loan activities that are normal industry practices.

  Operating risk is monitored by managers of the Company's business groups, and by the directors of each of the Company's operating subsidiaries. These directors review the overall business activities of each of the Company's subsidiaries, and issue directions to address issues which, in the judgment of the directors, could result in a material loss to the Company.

  Principal risk is managed primarily by conducting real-time monitoring of the amount and types of securities held from time to time by the Company and by limiting the exposure to any one investment or type of investment. The two most common categories of securities owned are those related to the daily trading activities of the Company's brokerage operations and those which arise out of the Company's underwriting activities. The Company attempts to limit its exposure to market risk on securities held as a result of its daily trading activities by limiting its inventory of trading securities to the amount needed to provide the appropriate level of liquidity in the securities for which it is a market maker. The Company historically has not taken positions in securities as principal investments, and it seeks to balance trading security inventory positions daily.

  Credit risk is monitored both by the Company's own operations personnel and by the Company's clearing broker. Margin calls are issued if the value of collateral declines below established margin requirements, and margin maintenance requirements are increased in the event that the concentration in a client's account exceeds certain levels.

REGULATION

  In the United States, a number of federal regulatory agencies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. The SEC is the federal agency that is primarily responsible for the regulation of broker-dealers and investment advisers doing business in the United States, and the Federal Reserve Board promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other institutions in the United States. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations ("SROs"), principally the NASD (and its subsidiaries NASD Regulation, Inc. and Nasdaq), and the national securities exchanges. These SROs and exchanges adopt rules (which are subject to approval by the SEC) that govern the industry, monitor daily activity and conduct periodic examinations of member broker-dealers. While FBRC and the Company's other broker-dealer subsidiaries are not members of the NYSE, the Company's business is impacted by the NYSE rules.

  Securities firms are also subject to regulation by state securities commissions in the states in which they are required to be registered. FBRC is registered as a broker-dealer with the SEC and in 48 states, Puerto Rico and the District of Columbia, and is a member of, and subject to regulation by, a number of SROs, including the NASD and the Municipal Securities Rulemaking Board. FBR Direct is registered as a broker-dealer with the SEC and is seeking registration in all 50 states, Puerto Rico and the District of Columbia; it is a member of the NASD.

  As a result of federal and state registration and SRO memberships, FBRC and FBR Direct is subject to overlapping schemes of regulation which cover all aspects of their securities business. Such regulations cover matters including capital requirements, uses and safe-keeping of clients' funds, conduct of directors, officers and employees, record-keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent improper trading on material nonpublic information, employee-related matters, including qualification and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities, and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, the many aspects of the broker-dealer customer relationship are subject to regulation including, in some instances, "suitability" determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trading in relation to customers' trades and disclosures to customers.

  FBRC also is subject to "Risk Assessment Rules" imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealers. Certain "Material Associated Persons" (as defined in the Risk Assessment Rules) of the broker-dealers and the activities conducted by such Material Associated Persons may also be subject to regulation by the SEC. In addition, the possibility exists that, on the basis of the information it obtains under the Risk Assessment Rules, the SEC could seek authority over the Company's unregulated subsidiaries either directly or through its existing authority over the Company's regulated subsidiaries.

  FBRIM, FBR Offshore Management, Inc., FBR Fund Advisers, Inc. ("FBR Fund Advisers") and FBR Venture Capital Managers, Inc. are registered as investment advisers with the SEC. As investment advisers registered with the SEC, they are subject to the requirements of the Investment Advisers Act of 1940 and the SEC's regulations thereunder, as well as certain state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisers to charge performance-based or non-refundable fees to clients, record-keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisers are in certain cases more comprehensive than those imposed under the federal securities laws. In addition, FBR Fund Advisers and the mutual funds it manages are subject to the requirements of the Investment Company Act of 1940 and the SEC's regulations thereunder.

  In the event of non-compliance with an applicable regulation, governmental regulators and the NASD may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer or investment adviser, the suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any such penalties or orders on the Company could have a material adverse effect on the Company's operating results and financial condition.

  FBR's business is also subject to regulation by various foreign governments and regulatory bodies. FBRC is registered with and subject to regulation by the Ontario Securities Commission in Canada. FBR International is subject to regulation by the SFA in the United Kingdom pursuant to the United Kingdom Financial Services Act of 1986. FBR Investment Management (Bermuda) Ltd., which is a Bermuda company established to manage the Company's offshore funds, is subject to regulation by the Bermuda Monetary Authority. Foreign regulation may govern all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record-keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures.

  In connection with the Company's hedge fund and venture capital activities, FBR and the hedge funds and the venture capital funds that it manages are relying on exemptions from registration under the Investment Company Act of 1940, and under certain state securities laws and the laws of various foreign countries. Failure to comply with the initial and continuing requirements of any such exemptions could have a material adverse effect on the manner in which the Company, its affiliates and these funds carry on their activities.

  Additional legislation and regulations, including those relating to the activities of broker-dealers and investment advisers, changes in rules promulgated by the SEC or other United States or foreign governmental regulatory authorities and SROs or changes in the interpretation or enforcement of existing laws and rules may adversely affect the manner of operation and profitability of the Company. The Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of FBR's underwriting, merger and acquisition, securities trading and asset management activities in any year could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

NET CAPITAL REQUIREMENTS

  As broker-dealers registered with the SEC and as member firms of the NASD, FBRC and FBR Direct are subject to the capital requirements of the SEC and the NASD. FBR International is subject to the capital regulations of the SFA. These capital requirements specify minimum levels of capital, computed in accordance with regulatory requirements, that each firm is required to maintain and also limit the amount of leverage that each firm is able to obtain in its respective business.

  FBRC computes its net capital requirement under the aggregate indebtedness method permitted by the SEC. Under this method, FBRC is required by the SEC to maintain regulatory net capital, computed in accordance with the SEC's regulations, equal to the greater of $250,000 or such amount that its aggregate indebtedness does not exceed 1,500% of its net capital.

  "Net capital" is essentially defined as net worth (assets minus liabilities, as determined under generally accepted accounting principles), plus qualifying subordinated borrowings, less the value of all of a broker-dealer's assets that are not readily convertible into cash (such as goodwill, furniture, prepaid expenses and unsecured receivables), and further reduced by certain percentages (commonly called "haircuts") of the market value of a broker-dealer's positions in securities and other financial instruments.

  The SEC's capital rules also (i) require that broker-dealers notify it, in writing, two business days prior to making withdrawals or other distributions of equity capital or lending money to certain related persons if those withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital, and that they provide such notice within two business days after any such withdrawal or loan that would exceed, in any 30-day period, 20% of the broker-dealer's excess net capital, (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making related party loans if after such distribution or loan, the broker-dealer has net capital of less than $300,000 or if the aggregate indebtedness of the broker-dealer's consolidated entities would exceed 1,000% of the broker-dealer's net capital and in certain other circumstances, and (iii) provide that the SEC may, by order, prohibit withdrawals of capital from a broker-dealer for a period of up to 20 business days, if the withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and if the SEC believes such withdrawals would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities.

  Compliance with regulatory net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its affiliated broker-dealers, which in turn could limit its ability to pay dividends, repay debt and redeem or repurchase shares of its outstanding capital stock.

  The Company believes that at all times FBRC and FBR Direct have been in compliance in all material respects with the applicable minimum net capital rules of the SEC and the NASD and FBR International has been in compliance in all material respects with the applicable minimum net capital rules of the SFA. As of September 30, 1997, FBRC was required to maintain minimum net capital, in accordance with SEC rules, of approximately $1.5 million and had total net capital of approximately $31.5 million, or approximately $30 million in excess of the minimum amount required. As of September 30, 1997, FBR Direct was required to maintain minimum net capital, in accordance with SEC rules, of $50,000 and had total net capital of approximately $122,000, or approximately $72,000 in excess of the minimum amount required. FBR International was required to maintain minimum net capital under SFA rules of 720,000 European Currency Units (ECUs) (approximately $820,000) and had total net capital of approximately $1.4 million, or approximately $600,000 in excess of the minimum amount required.

  A failure of a broker-dealer to maintain its minimum required net capital would require it to cease executing customer transactions until it came back into compliance, and could cause it to lose its NASD membership, its registration with the SEC or require its liquidation. Further, the decline in a broker-dealer's net capital below certain "early warning levels," even though above minimum net capital requirements, could cause material adverse consequences to the broker-dealer.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of November 30, 1997 are as follows:

         NAME          AGE                      POSITIONS
         ----          ---                      ---------
Emanuel J. Friedman... 51  Chairman and Chief Executive Officer; Director
Eric F. Billings...... 45  Vice Chairman and Chief Operating Officer; Director
W. Russell Ramsey..... 37  President and Secretary; Director
Eric Y. Generous...... 37  Executive Vice President and Chief Financial Officer
Nicholas J. Nichols... 57  Executive Vice President and Director of Compliance
Robert S. Smith....... 38  General Counsel
Kurt R. Harrington.... 45  Treasurer and Chief Accounting Officer
Wallace L. Timmeny.... 60  Director Nominee
Mark R. Warner........ 42  Director Nominee

 Emanuel J. Friedman

  Mr. Friedman is Chairman and Chief Executive Officer of FBR. He has continuously served as Chairman and Chief Executive Officer since co-founding the Company in 1989. Mr. Friedman is involved in FBR's investment banking, research, brokerage and asset management activities. He also manages FBR Ashton, Limited Partnership, a hedge fund sponsored by FBRIM. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as a director. Mr. Friedman entered the securities industry in 1973 when he joined Legg Mason Wood Walker & Co., Inc., and from 1985 until 1989 he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm.

 Eric F. Billings

  Mr. Billings is Vice Chairman and Chief Operating Officer of FBR. He has continuously served as Vice Chairman and Chief Operating Officer since co-founding the Company in 1989. Mr. Billings is involved in FBR's investment banking, research, brokerage and asset management activities. He also manages FBR Weston, Limited Partnership, a hedge fund sponsored by FBRIM. Mr. Billings entered the securities industry in 1982 when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989 served as Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm.

 W. Russell Ramsey

  Mr. Ramsey is President of FBR. He has continuously served as President since co-founding the Company in 1989. Mr. Ramsey is involved in FBR's investment banking, research, brokerage and asset management activities. Prior to co-founding FBR, Mr. Ramsey served as Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm. Mr. Ramsey serves as a director of Consolidation Capital Corporation, a publicly-held company engaged in the consolidation of distribution industries.

 Eric Y. Generous

  Mr. Generous is Chief Financial Officer and Executive Vice President of FBR. He has continuously served as an officer since joining the Company at its inception in 1989. Mr. Generous entered the securities industry in 1983 when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989 served in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm.

 Nicholas J. Nichols

  Mr. Nichols joined the Company at its inception in 1989 and has been Director of Compliance throughout that period. Mr. Nichols entered the securities industry in 1968 when he joined Mason & Co., Inc. (currently Legg Mason Wood Walker & Co., Inc.). Mr. Nichols established Legg Mason Wood Walker & Co., Inc.'s institutional trading desk, and became a corporate officer and shareholder prior to leaving the firm in 1979. For the next seven years, Mr. Nichols monitored and evaluated congressional and regulatory securities activities as the Director of Legislative Affairs, American Institute of CPAs. Mr. Nichols joined the institutional sales group at Johnston, Lemon & Co., Incorporated as a Senior Vice President in 1986.

 Robert S. Smith

  Mr. Smith joined the Company as its General Counsel in January 1997. Prior to joining the Company, Mr. Smith was a partner of McGuire, Woods, Battle & Boothe, LLP, where he had been in practice since 1986, and represented the Company from its inception in 1989. Mr. Smith formerly practiced as a lawyer in the United Kingdom from 1982-1985.

 Kurt R. Harrington

  Mr. Harrington joined the Company in March, 1997, as Vice President, Finance/Treasurer. From September, 1996 to March, 1997, Mr. Harrington was a consultant to the venture capital industry. For the five years prior thereto, Mr. Harrington was Chief Financial Officer of Jupiter National, Inc., a publicly-traded venture capital company, and in this capacity served as a director of a number of companies, including Viasoft, Inc., a publicly-traded software company from January 1994 to October 1995. Mr. Harrington is a Certified Public Accountant.

 Wallace L. Timmeny

  Mr. Timmeny has been named to become a director of the Company on the Effective Date. Mr. Timmeny is a partner in the Washington, D.C. office of Dechert Price & Rhoads, which he joined in 1996. From 1984 to 1996, Mr. Timmeny was a partner in McGuire, Woods, Battle & Boothe, LLP in Washington, D.C. Mr. Timmeny is currently chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association and past chairman of an American Bar Association ("ABA") task force on the SEC's criminal reference process, member of the ABA's task force on broker-dealer supervision and compliance, and adjunct professor at American University School of Law, George Mason University School of Law and Georgetown University School of Law. From 1965 to 1979, Mr. Timmeny was an attorney with the SEC, and ultimately the Deputy Director of the Division of Enforcement of the SEC. Mr. Timmeny has provided and may continue to provide legal services to the Company.

 Mark R. Warner

  Mr. Warner has been named to become a director of the Company on the Effective Date. For more than five years, Mr. Warner has served as a Managing Director of Columbia Capital Corporation, an investment company specializing in emerging technologies. As Managing Director of Columbia Capital, Mr. Warner helped found 4 public and 10 private companies. In 1996, Mr. Warner was the Democratic candidate in the race for U.S. Senator from Virginia. Mr. Warner was Chairman of the Democratic Party of Virginia from 1993 to 1995. Mr. Warner currently serves on the Executive Board of Directors of the Northern Virginia Business Roundtable, and he was founding Chairman of the Virginia Health Care Foundation. Mr. Warner also serves on the Boards of Directors of the Presidential Investment and Services Policy Advisory Committee, George Washington University and Virginia Union University.

EXECUTIVE COMPENSATION

  The following table shows compensation earned during the fiscal year ended December 31, 1996 by (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on December 31, 1996 and whose salary plus bonus exceeded $100,000 for the year ended December 31, 1996 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

     NAME AND                                                   OTHER ANNUAL
     PRINCIPAL POSITION                  SALARY($) BONUS($)  COMPENSATION($)(1)
     ------------------                  --------- --------- ------------------
     Emanuel J. Friedman ..............   600,000  2,809,122     1,825,154
      Chairman, Chief Executive Officer
       and Director
     Eric F. Billings .................   600,000  2,809,122     1,527,927
      Vice Chairman, Chief Operating
       Officer and Director
     W. Russell Ramsey.................   600,000  2,809,122     1,457,927
      President and Director
     Eric Y. Generous..................   240,000    475,000       229,501
      Executive Vice President and
       Chief Financial Officer
     Nicholas J. Nichols...............   240,000    120,000       114,550
      Executive Vice President and Di-
       rector of
       Compliance

--------
(1) Represents pro rata compensation paid by the Company to permit these individuals to pay income taxes resulting from the Company's subchapter "S" status.

COMMITTEES OF THE BOARD OF DIRECTORS

  Upon completion of the Offering, the Company's Board of Directors will establish three committees: an Audit Committee, a Compensation Committee and an Executive Committee.

 Audit Committee

  The Audit Committee will meet with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also will meet with the independent auditors and with appropriate financial personnel of the Company regarding these matters. The Audit Committee will recommend to the Company's Board the appointment of independent auditors, subject to ratification by the shareholders of the Company at the annual meeting. The independent auditors will periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee is anticipated to consist of Mr. Timmeny and Mr. Warner, neither of whom is an employee of the Company.

 Compensation Committee

  The Compensation Committee's functions include administering management incentive compensation plans and making recommendations to the Company's Board and Executive Committee with respect to the compensation of directors and officers of the Company. The Compensation Committee will also supervise the Company's employee benefit plans. The Compensation Committee is anticipated to consist of Mr. Timmeny and Mr. Warner.

  To the extent that any permitted action taken by the Company's Board conflicts with action taken by the Compensation Committee, the actions of the Company's Board shall control.

 Executive Committee

  The Executive Committee will be comprised of the employee directors; Messrs. Friedman, Billings and Ramsey. The Executive Committee will exercise the authority of the Board of Directors between meetings of the full Board (other than such authority as is reserved to the Audit Committee, the Compensation Committee, or the full Board).

COMPENSATION OF DIRECTORS

  Each non-employee director will receive a single annual retainer ("Annual Retainer") of $20,000 for service on the Company's Board. All non-employee directors will also receive a fee of $1,000 for each in-person meeting of the Company's Board that they attend and a fee of $500 for each telephonic meeting of the Company's Board and each meeting of any committee of the Company's Board that they attend. The chair of the Audit Committee will receive an additional annual retainer of $5,000. Directors who are employees of the Company or any subsidiary of the Company will not receive additional compensation for service as directors.

THE NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

  FBR has adopted the FBR Non-Employee Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to (i) promote a greater identity of interests between FBR's non-employee directors and its shareholders, and (ii) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and shareholder value.

 General

  The Director Stock Plan will be administered by the Company's Board or a committee of the Company's Board designated for such purpose.

  Pursuant to the terms of the Director Stock Plan, non-employee directors of FBR will be eligible to participate in the Director Stock Plan following the Offering (each, an "Eligible Director"). A total of 100,000 shares of Class A Common Stock will be reserved for issuance and available for grants under the Director Stock Plan.

  In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of FBR, any reorganization or any complete liquidation of FBR), the Company's Board or the designated committee may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitutions or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

 Class A Common Stock

  With respect to the annual retainer and fees paid to directors (the "Director Fees"), each Eligible Director may make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all or a portion (in 25% increments) of the Director Fees, provided that the election of cash and Class A Common Stock under the Director Stock Plan are alternatives and taken together, may not exceed 100% of such Director Fees. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Director Fees payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock
Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to the nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Director Fees which otherwise would have purchased fractional shares will be paid in cash.

 Class A Options

  On the day the Offering becomes effective, each Eligible Director shall be granted options ("Director Options") for 20,000 shares of Class A Common Stock. After each annual meeting of shareholders during such director's term, each Eligible Director shall be granted Director Options for 3,000 shares of Class A Common

Stock. The exercise price for the Director Options will be 100% of the fair market value of Class A Common Stock on the date of the grant of such Director Option; provided, that, Director Options granted prior to or upon consummation of the Offering will be granted at the initial public offering price. Each Director Option will become vested and exercisable on the first anniversary of the date of grant of such Director Option. Each vested Director Option shall terminate one year after the optionee's service as a director ceases for any reason, but no later than the 10th anniversary of the date of grant. Any unvested Director Options terminate and are cancelled as of the date the optionee's service as a Director ceases for any reason. All Director Options become fully vested and exercisable upon a Change of Control (as defined below).

 Transferability

  Grants and awards under the Director Stock Plan are nontransferable other than by will or laws of descent and distribution, or pursuant to qualified domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership, and, during the Eligible Director's lifetime, may be exercised only by the Eligible Director or his or her legal representative.

 Amendments

  The Company's Board may at any time terminate, amend or modify the Director Stock Plan; provided that no termination, amendment, or modification will be made which will impair the rights of Eligible Directors with outstanding Director Options or awards and, to the extent required by law or stock exchange rule, no such amendment will be made without the approval of FBR's shareholders.

EMPLOYEE INCENTIVE COMPENSATION PLANS

  The Company's philosophy is to compensate employees based on their individual performance and the Company's overall performance. Two main principles guiding this philosophy are to pay market rates and to provide long-term employee stock ownership. FBR considers equity ownership by employees to be critical to its long-term success. When calculating total compensation, FBR considers both cash compensation and equity awarded through stock or options that vest over time.

  It is anticipated that, following the consummation of the Offering, the Compensation Committee of the Board of Directors will review all plans, policies and arrangements affecting employees of FBR and will consider what changes are appropriate, if any, for recommendation to the full Board of Directors.

  It is anticipated that the Company will establish additional incentive, compensation and benefit plans comparable to those provided at other public investment banking firms, including plans allowing certain employees to receive a portion of the warrants in companies which issue warrants to FBR as a part of FBR's underwriting compensation and plans which allow certain employees to co-invest in the Company's principal investments.

THE 1997 STOCK AND ANNUAL INCENTIVE PLAN

  FBR has adopted the Friedman, Billings, Ramsey Group, Inc. 1997 Stock and Annual Incentive Plan (the "1997 Stock and Annual Incentive Plan"). The 1997 Stock and Annual Incentive Plan is designed to promote the success and enhance the value of FBR by linking the interests of certain of the employees of FBR and its subsidiaries and affiliates ("Participants") to those of FBR's shareholders and by providing Participants with an incentive for outstanding performance. The 1997 Stock and Annual Incentive Plan is further intended to provide flexibility to FBR in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts FBR's successful operation largely is dependent. As determined by the Compensation Committee, or any other designated committee of the Company's Board (the "Committee"), or by the Board or its Executive

Committee with respect to annual cash incentive awards, employees of FBR or its subsidiaries or affiliates, including employees who are members of the Company's Board, are eligible to participate in the 1997 Stock and Annual Incentive Plan. Non-employee directors are not eligible to participate in the 1997 Stock and Annual Incentive Plan. The 1997 Stock and Annual Incentive Plan is intended to remain in effect for 10 years, to 2007. The description below is intended as a summary of material terms only.

 General

  The 1997 Stock and Annual Incentive Plan will be administered by the Committee or the Board and provides for the grant of stock options (both non-qualified and incentive stock options) ("Options" or "Awards").

  The 1997 Stock and Annual Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1997 Stock and Annual Incentive Plan may not exceed 4,900,000 shares.

  The 1997 Stock and Annual Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

  The term of Options granted under the 1997 Stock and Annual Incentive Plan may not exceed 10 years. Unless otherwise determined by the Committee or the Board, Options (other than "incentive stock options" under Section 401(a) of the Code) will generally vest from three to five years after the grant date. Unless otherwise determined by the Committee or the Board, Options will have a fair market value exercise price.

  A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee or the Board, with previously acquired shares of Class A Common Stock or in a combination thereof. The Committee or the Board, in its discretion, may allow cashless exercises of Options.

  Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a nonqualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly, or by means of a trust or partnership or limited liability company), or any transferee described above, and, during the Participant's lifetime, may be exercised only by the Participant, any such transferee or a legal representative.

  During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant in lieu of payment of the exercise price, and to receive cash (or stock, if necessary to preserve pooling of interests accounting for the Change of Control) in an amount equal to the excess of (i) the higher of the price received for Class A Common Stock in connection with the Change of Control and the highest reported sales price of a share of Class A Common Stock on a national exchange or on Nasdaq during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), over (ii) the exercise price (the excess of (i) over (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that, if the Option is an incentive stock option, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled.

 Other Awards

  A stock appreciation right ("SAR") permits the Participant to receive in cash or in shares of Class A Common Stock (or a combination), as determined by the Committee or the Board, an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the SAR exercise price, times the number of shares with respect to which the SAR is exercised. Restricted Stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units will be subject to performance goals and restrictions, and will be payable in cash or shares of Class A Common Stock (or a combination) as determined by the Committee or the Board. The Committee or the Board may grant dividend and interest equivalents with respect to awards.

 Change of Control

  In the event of a Change of Control, any Option that is not then exercisable and vested will become fully exercisable and vested, Restricted Stock will vest and performance units will be deemed earned. The 1997 Stock and Annual Incentive Plan defines a change of control ("Change of Control") as generally
(i) the acquisition of 50% or more of the Common Stock or voting securities of FBR by a person or group, (ii) a change in a majority of the Company's Board, unless approved by the incumbent directors, (iii) the approval by FBR's shareholders of certain mergers involving FBR and (iv) approval by FBR's shareholders of a liquidation, dissolution or sale of substantially all of the assets of FBR.

 Federal Income Tax Considerations of Options

  The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options and incentive stock options is not intended to be specific tax advice to Participants under the 1997 Stock and Annual Incentive Plan.

  Two types of stock options may be granted under the 1997 Stock and Annual Incentive Plan: nonqualified stock options ("NQOs") and incentive stock options ("ISOs"). The grant of an Option generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon the exercise of NQOs. In the case of NQOs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a Change of Control.

  The Company is generally required to withhold applicable income and payroll taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

  The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise of an NQO or upon a disqualifying disposition of shares acquired upon exercise of an ISO.

 Annual Incentive Awards

  An annual cash bonus payment may be made to the Named Executive Officers, Managing Directors, and certain other employees as specified in the 1997 Stock and Annual Incentive Plan. The annual cash bonus component of the plan (referred to above as the "New Plan") is intended to reward the senior executives responsible for the overall performance of the Company, (for their contribution to the profitability of the corporate group), to reward certain Managing Directors responsible for business groups (for the profitability of those groups), and to align the interests of those executives with the interests of the Company's shareholders. Each fiscal year after 1997, a pool equal to up to thirty percent of FBR's adjusted pre-tax net income (before annual cash bonus payments under the 1997 Stock and Annual Incentive Plan) will be established for participants in the annual cash bonus component of the plan, provided that the pool will be reduced to the extent that aggregate compensation and benefits expense for the year (including annual cash bonus payments under the plan) would otherwise exceed fifty-five percent of revenues; provided, that, if such reduction would cause the pool to be reduced below an amount equal to 90% of the pool for the immediately preceding fiscal year of the Company, the reduction shall be limited to such amount which would result in the pool being equal to 90% of the pool for the immediately preceding fiscal year. The Board of Directors or its Executive Committee will determine the allocation of such pool. Substantially all of the pool is initially anticipated to be allocated to the Named Executive Officers. Upon a Change of Control, a bonus award shall be paid based upon net income and gross revenues through the date of the Change of Control, unless the Board of Directors determines to continue the bonus component for the full year. The Committee may make advance payments to participants during a fiscal year.

 Amendments

  The Company's Board may at any time terminate, amend, or modify the 1997 Stock and Annual Incentive Plan; provided that no termination, amendment, or modification will be made which will impair the rights of Award holders and, to the extent required by law or stock exchange rule, no such amendment will be made without the approval of FBR's shareholders.

THE KEY EMPLOYEE INCENTIVE PLAN

  All key employees shall be eligible to participate in an annual bonus plan (the "Key Employee Plan"). Cash awards under the Key Employee Plan will be determined by the Committee upon the recommendations of the Chief Executive Officer. If termination of employment occurs because of the occurrence of certain events, a pro rated award will be paid.

THE EMPLOYEE STOCK PURCHASE PLAN

  The Company's Board and shareholders have adopted and approved FBR's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). Subject to meeting federal and state securities law requirements, the Purchase Plan will become effective at the consummation of the Offering, or as soon as practicable thereafter.

  The purpose of the Purchase Plan is to further the long-term stability and financial success of FBR by providing a method for employees to increase their ownership of Common Stock. Under the Purchase Plan 1,000,000 shares of Class A Common Stock will be available for issuance and sale under the plan. Unless sooner terminated at the discretion of the Board of Directors, the plan will terminate when participants become entitled to purchase a number of shares greater than the remaining number of reserved shares available for purchase.

 Eligibility

  All employees of FBR and its designated subsidiaries are generally eligible to participate in the Purchase Plan, other than employees whose customary employment is twenty hours or less per week, or is for not more than five months in a calendar year or are ineligible to participate due to Code restrictions.

 General Description

  A participant in the Purchase Plan may authorize monthly salary deductions of a maximum of 15% and a minimum of 1% of base compensation. The fair market value of shares which may be purchased by any employee during any calendar year may not exceed $25,000. The amounts so deducted and contributed are applied to the purchase of full shares of Class A Common Stock at the lesser of 85% of the fair market value of such shares on the date of purchase or on the offering date. The offering dates will be January 1 and July 1 of each Purchase Plan year, provided that the initial offering period shall commence as soon as practicable following the consummation of the Offering. Shares will be purchased for participating employees on the last business days of June and December for each Purchase Plan year. Shares purchased under the Purchase Plan will be held in separate accounts for each participant and a delivery of shares from the account may be requested no more than twice during any 12-month period.

  Participants may increase or decrease their payroll deductions at any time but not more than once during any offering period. Participants may also withdraw from participation in the Purchase Plan at any time. If a participant withdraws from the Purchase Plan, any contributions which have not been used to purchase shares shall be refunded. A participant who has withdrawn may not participate in the Purchase Plan again until the next offering period.

  In the event of retirement or other termination of employment, any contributions which have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the participant's account. Alternatively, a participant may elect to have his or her shares sold and the proceeds, less selling expenses, remitted to him or her. In the event of a participant's death, any contributions which have not yet been used to purchase shares and all shares in his account will be delivered to the participant's beneficiary designated in writing and filed with FBR, or, if no beneficiary has been designated or survives the participant, to the participant's estate.

 Amendments to the Purchase Plan

  The Company's Board may at any time, or from time to time, amend the Purchase Plan in any respect; provided, however, that the shareholders of FBR must approve any amendment that would increase the number of securities that may be issued under the Purchase Plan, or would require shareholder approval under Section 423 of the Code.

EMPLOYEE SAVINGS PLAN

  FBR has established a defined contribution plan covering all full-time salaried employees of FBR and its subsidiaries. The plan is intended to meet the requirements of Section 401(a) of the Code and includes a qualified cash or deferral arrangement under section 401(k) of the Code. The purpose of the plan is to encourage regular savings on the part of employees of FBR and to give such employees a proprietary interest in FBR, and, therefore, an additional incentive to remain in its employ and to promote its success.

  Participants may elect to defer, in the form of contributions to the plan through regular payroll deductions, from 1% to 6% of their compensation (not exceeding $160,000 as indexed for cost of living increases) on a pre-tax basis and, at the discretion of the Board of Directors each year, receive a Company contribution to their account equal to 50% of their deferrals. Participants who elect to defer the full 6% of their compensation may defer, on a pre-tax but non-matched basis, additional amounts within the limits specified by the plan. Participants also may make after-tax contributions within the limits specified by the plan. Participants are fully vested at all times in their pre-tax and after-tax contributions and become fully vested with respect to FBR's matching contributions after two years of service, upon attaining age 65, disability or death.

SECURITIES TRADING FOR EMPLOYEES

  Employees of the Company may buy or sell securities to or from FBRC where FBRC acts as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Company. As the Company incurs expenses in connection with such trades which may exceed the commission paid by the employee-customer, the Company may incur losses in connection with the execution of such trades.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Articles of Incorporation provide that, to the fullest extent that Virginia law permits the limitation or elimination of the liability of directors and officers, such directors and officers will not be liable to FBR or its shareholders. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law.

  To the fullest extent permitted by Virginia law, the Company's Articles of Incorporation require it to indemnify any director or officer of FBR who is made a party to any proceeding (including a proceeding by or in the right of FBR) because he or she was or is a director or officer of FBR, or because such individual is or was serving FBR or any other legal entity in any capacity while a director or officer of the Company, against any liability, including reasonable expenses and legal fees, incurred in the proceeding, except such liabilities and expenses as are incurred as a result of such individual's willful misconduct or knowing violation of the criminal law. Under the Company's Articles of Incorporation, "proceeding" includes pending, threatened or completed actions of all types, whether civil, criminal, administrative or investigative. Similarly, "liability" is defined to include not only judgments but also settlements, penalties, fines and certain excise taxes. The Company's Articles of Incorporation also provide that FBR may, but is not obligated to, indemnify its other employees or agents. The Company must indemnify any director or officer who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise while a director or officer of the Company, to the full extent provided by Virginia law. The indemnification provisions also require FBR to pay reasonable expenses incurred by a director or officer of FBR in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay FBR if it is ultimately determined that such person was not entitled to indemnification.

  The rights of indemnification provided in the Company's Articles of Incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Company's Articles of Incorporation authorize FBR to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FBR, whether or not FBR would have the power to provide indemnification to such person. However, no person is entitled to indemnification by the Company to the extent such person is indemnified by another, including an insurer.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FBR pursuant to the foregoing provisions, FBR has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of Common Stock as of November 30, 1997, and as adjusted to reflect the completion of the Offering, by (i) each Named Executive Officer, (ii) each director, (iii) each holder of more than 5% of Common Stock and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                  SHARES OF                          SHARES OF
                                 COMMON STOCK                    COMMON STOCK TO BE
                                 BENEFICIALLY                    BENEFICIALLY OWNED
                                 OWNED PRIOR                     AFTER OFFERING AND
               NAME             TO OFFERING(1)                 PNC TRANSACTION(1),(4)
               ----           ------------------               --------------------------
     DIRECTORS, NAMED                            NUMBER OF
     EXECUTIVE OFFICERS AND                        SHARES
     5% BENEFICIAL OWNERS       NUMBER   PERCENT OFFERED(3)       NUMBER       PERCENT
     ----------------------   ---------- ------- ----------    -------------- -----------
     Emanuel J. Friedman..... 10,517,100  26.3%          0         10,517,100      21.0%
     Eric F. Billings........  8,804,400  22.0           0          8,804,400      17.6
     W. Russell Ramsey.......  8,398,500  21.0     710,264(5)       5,947,079      11.9
     Eric Y. Generous........  1,320,000   3.3     194,123            650,000       1.3
     Nicholas J. Nichols.....    660,000   1.6      95,613            330,000       0.7
     Jonathan Billings.......  2,310,000   5.8           0          2,310,000       4.6
     Wallace L. Timmeny......          0   0.0         --                 --        --
     Mark D. Warner..........          0   0.0         --                 --        --
     All executive officers
      and directors as a
      group (5 persons)...... 29,700,000  74.2%  1,000,000         26,248,579      52.5%

    --------
(1) Shares listed in the table are Class B Common Stock which have three votes per share. See "Description of Capital Stock--Common Stock."
(2) The table reflects shares of Common Stock in which the Director, Named Executive Officer, or 5% beneficial owner has the sole economic interest. Messrs. Friedman, Billings, and Ramsey, as trustees of the Voting Trust, have Voting Power and thus deemed beneficial ownership, by virtue of the Voting Trust, with respect to all shares of Class B Common Stock deposited in the Voting Trust. The number of shares beneficially owned by Messrs. Friedman, Billings, and Ramsey through the Voting Trust, prior to the Offering, is 40,029,000 shares of Class B Common Stock (100% of the outstanding Common Stock prior to the Offering) and, after the Offering without giving effect to exercise of the Underwriters' Over-allotment Option, 36,577,579 shares of Class B Common Stock (73.1% of the outstanding Common Stock after the Offering). See "Description of Capital Stock--Voting Trust Agreement and Shareholders Agreement." Beneficial ownership is determined in accordance with the rules of the SEC. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Friedman, Billings, Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, VA 22209.

(3) Does not include 1,741,157; 475,877; and 234,387 shares of Class A Common Stock to be sold by W. Russell Ramsey (or the William Russell Ramsey Charitable Trust), Eric Y. Generous and Nicholas J. Nichols, respectively, to PNC in the PNC Transaction. See Note 5 and "Business--Strategic Business Relationship with PNC Bank Corp."
(4) Without giving effect to exercise of the Over-allotment Option.

(5) Includes     shares held of record by the William Russell Ramsey
    Charitable Trust.

                         DESCRIPTION OF CAPITAL STOCK

  Prior to the closing of the Offering, the authorized capital stock of the Company will consist of 150 million shares of Class A Common Stock, 100 million shares of Class B Common Stock, and 15 million shares of preferred stock, $0.01 par value per share ("Preferred Stock").

COMMON STOCK

  As of the date of this Prospectus, there were no shares of Class A Common Stock outstanding and 40,029,000 shares of Class B Common Stock were held of record by 24 shareholders. Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and holders of Class B Common Stock are entitled to three votes per share. Except as otherwise provided by law, the holders of shares of Common Stock vote as one class. After the completion of the Offering, the officers and directors of the Company will beneficially own shares of Class B Common Stock which, in the aggregate, account for approximately 73.1% of the outstanding Common Stock. In addition, all of the outstanding shares of Class B Common Stock have been deposited in the Voting Trust, the trustees of which are Messrs. Friedman, Billings and Ramsey. Under the terms of the Voting Trust, a majority of Messrs. Friedman, Billings and Ramsey will be able to control 89.1% of the voting power of the Company following the Offering (87.8% if the Over-allotment Option is exercised in full) and thus will be able to control the outcome of all corporate actions requiring shareholder approval (other than corporate actions required to be approved by a vote of the holders of shares of Class A Common Stock voting as a separate class), including elections of directors and amendments to the Company's Articles of Incorporation (the "Articles") and Bylaws. See "Risk Factors--Corporate Governance Controlled by Insiders" and "Principal and Selling Shareholders."

  Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board out of funds legally available therefor. Dividend payments and advances to the Company by FBRC and FBR Direct are restricted by the provisions of the net capital rules of the SEC and the NASD. See "Business--Net Capital Requirements." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the Offering contemplated by this Prospectus will be fully paid and non-assessable. Shares of Class B Common Stock convert to shares of Class A Common Stock in certain circumstances, including (i) upon sale or other transfer, (ii) at the time the holder of such shares of Class B Common Stock ceases to be affiliated with the Company, and (iii) upon the sale of such shares in a registered public offering.

PREFERRED STOCK

  The Articles authorize 15 million shares of Preferred Stock, none of which are outstanding. The Company's Board has the authority to issue the shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges, limitations and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Company's Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any Preferred Stock.

VOTING TRUST AGREEMENT AND SHAREHOLDERS AGREEMENT

  The Existing Shareholders have deposited the 40,029,000 shares of Class B Common Stock held by them into the Voting Trust. Pursuant to the terms of the Voting Trust, the trustees have sole discretion to vote the shares of Class B Common Stock deposited in the Voting Trust. As long as there are three trustees, the vote of a majority of the trustees shall control. In the event that there are two trustees, any action requires the concurrence of both trustees; if a concurrence cannot be reached, the matter shall be brought to a vote of all of the shareholders whose shares have been deposited in the Voting Trust (the "Voting Trust Shareholders"). Upon consummation of the Offering, the shares in the Voting Trust will constitute approximately 89.1% of the voting power of the Company (87.8% if the Over-allotment Option is exercised in full). Accordingly, the trustees will retain sufficient voting power to control the outcome of all corporate actions submitted to a vote of shareholders (other than corporate actions required to be approved by a vote of holders of Class A Common Stock voting as a separate class). Amendment and termination of the Voting Trust must be approved by the unanimous vote of the trustees or by vote of the Voting Trust Shareholders. The agreement that governs the Voting Trust (the "Voting Trust Agreement") has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part and the description thereof is qualified in its entirety by reference to the Voting Trust Agreement.

  Prior to the Offering, the Company had in place the Shareholders Agreement which, among other things, placed certain restrictions on the transfer and ownership of Common Stock. The Shareholders Agreement will be terminated by written agreement of the Company and the Existing Shareholders upon consummation of the Offering.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND OF VIRGINIA LAW

  Certain provisions of the Articles and Bylaws and applicable law could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. The Articles authorize the Company's Board to issue additional shares of Class A Common Stock and Class B Common Stock and to designate and issue Preferred Stock as described above. Such shares could be issued without additional shareholder approvals, subject to compliance with applicable NYSE rules. These authorized but unissued shares could be used for, among other purposes, additional securities offerings, grants of stock based incentives, stock dividends or stock splits, or the issuance of rights or warrants, including rights issued in connection with a shareholder rights plan. The issuance of such shares could have the effect of delaying, deterring or preventing a change of control of the Company or the removal of incumbent officers or directors.

  The Articles also provide that, subject to the rights of the holders of any shares of Preferred Stock at the time outstanding to elect directors under specified circumstances, a director of the Company may be removed from office only for cause by the vote of at least a majority of the voting power of all voting stock at the time outstanding and entitled to vote in the election of directors generally, voting as a single class (the "Board Provision").

  The Articles also require the affirmative vote of at least 80% of the voting power of all voting stock at the time outstanding and entitled to vote generally in the election of directors, voting together as a single class for the shareholders to adopt, amend or repeal Bylaws which (i) would require the Company to hold a special meeting of shareholders on the request or demand of any person or entity; or (ii) would govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders (the "Bylaw Limitations"). The Bylaw Limitations do not affect the power of the Board to adopt, amend or repeal the Bylaws of the Company.

  Under Virginia law, extraordinary matters, such as amendments to the Articles, mergers, share exchanges, sales of all or substantially all the assets of a corporation outside the ordinary course of business or dissolution must be approved by more than two-thirds of the votes entitled to be cast at a meeting at which a quorum is present unless otherwise provided in the Articles of Incorporation of the corporation. The Company's Articles contain a provision that reduces the shareholder vote required for approving such amendments, mergers, share exchanges and sales of all or substantially all the assets other than in the ordinary course of business from the statutory two-thirds vote to a majority vote of the voting power of all voting stock outstanding and entitled to vote generally in the election of directors of each voting group entitled to vote on the matter.

  The Articles require the affirmative vote of at least 80% (the "Super Majority Vote") of the voting power of all voting stock at the time outstanding and entitled to vote generally in the election of directors, voting together as a single class to approve amendments to the Articles (i) to amend the voting provisions described in the immediately preceding paragraph;
(ii) to amend the Bylaw Limitations; and (iii) to amend the Articles to include a provision which would require the Company to hold a special meeting of shareholders on the request or demand of any person or entity, or govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders.

  The Articles also contain a provision indemnifying its officers and directors to the maximum extent provided by applicable law. See "Management-- Limitation of Liability and Indemnification Matters."

  The Company has opted not to be subject to the affiliated transaction provisions of the Virginia Stock Corporation Act (the "VSCA") or the control share acquisition provisions of the VSCA.

  The Company's Bylaws also provide that a special meeting of shareholders may be called only by the Company's Chief Executive Officer, President, the Chairman, the Vice Chairman or a majority of the members of the Company's Board of Directors and contain procedural requirements generally setting forth a prior notice requirement of a minimum of 90 days and a maximum of 120 days for shareholders wishing to make nominations of directors or to present business for consideration at an annual shareholders meeting.

  Through their control of the Voting Trust, Messrs. Friedman, Billings, and Ramsey will be able to amend the Articles and Bylaws, including, among other things, to provide for a classified Board of Directors and a "fair price" provision.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Class A Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of the date of this Prospectus, there are no shares of Class A Common Stock and 40,029,000 shares of Class B Common Stock outstanding. The 11,000,000 shares of Class A Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act ) will be subject to the resale limitations contained in Rule 144. Of the Company's outstanding shares of Common Stock other than the shares of Common Stock offered hereby, 2,451,421 shares of Class A Common Stock and 36,577,579 shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 or are otherwise subject to the restrictions on sale under the Securities Act. Such restricted securities may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 or Rule 145 under the Securities Act.

  In general, Rule 144 provides that any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year (as computed under Rule 144) is entitled to sell within any three-month period the number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Class A Common Stock (approximately 134,514 shares after the Offering and the PNC Transaction, without giving effect to exercise of the Over-allotment Option) and (ii) the average weekly reported trading volume of the then outstanding shares of Class A Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately prior to a sale, and who has beneficially owned shares for at least a two-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144 (k) without regard to the volume limitation and other conditions described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of those securities to certain qualified institutional buyers (as that term is defined in Rule 144A), subject to certain conditions. The foregoing description of Rule 144 and Rule 144A is not intended to be a complete description of such rules.

  All of the 36,577,579 shares of Class B Common Stock outstanding immediately following the Offering will be subject to the Lockup unless released by all of the Representatives. The Lockup agreements prohibit the disposition of any such shares until the date 18 months after the date of this Prospectus; provided, however, that from nine months after the date of this Prospectus, each shareholder may sell the greater of 10,000 shares or 5% of such shareholder's shares on the date of this Prospectus (an aggregate maximum of 1,828,878 shares). Any shares subject to the Lockup may be released at any time with or without notice to the public.

  The Stock Purchase Agreement between FBR and PNC provides PNC with certain registration rights with respect to the shares of Class A Common Stock which it will acquire in the PNC Transaction. PNC will be able to exercise one "demand" registration right any time following 180 days after the closing of the Offering (the "Closing"), thereby requiring FBR to file a registration statement with the SEC to register some or all of PNC's shares of Class A Common Stock. In addition, PNC may, at any time following 180 days after the Closing, exercise up to two "piggyback" registration rights, thereby requiring FBR to register some or all of PNC's shares of Class A Common Stock in any registration statement filed by FBR for the sale of Class A Common Stock by either FBR or a third party.

  No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock or the availability of shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of Class A Common Stock and the Company's ability to raise capital in the future through the sale of additional securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement among the Company, the Selling Shareholders and the Underwriters (the "Underwriting Agreement"), the Underwriters named below, through their Representatives, Friedman, Billings, Ramsey & Co., Inc. and Lazard Freres & Co. LLC (which is acting as the "qualified independent underwriter" pursuant to the NASD Conduct Rules with respect to the Offering) have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Class A Common Stock:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Friedman, Billings, Ramsey & Co., Inc. ............................
   Bear, Stearns & Co. Inc............................................
   Credit Suisse First Boston Corporation.............................
   Lazard Freres & Co. LLC............................................
   Smith Barney Inc...................................................
     Total............................................................

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Class A Common Stock offered hereby if any of such shares are purchased. The offering of Class A Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Underwriters propose to offer the shares of Class A Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $   per share. The Underwriters may allow and such
dealers may re-allow a concession not in excess of $   per share to certain
other dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of Class A Common Stock, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company and the Selling Shareholders have granted to the Underwriters the Over-allotment Option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 1,650,000 additional shares of Class A Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such Over-allotment Option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the table above bears to the total number of shares of Class A Common Stock offered hereby. The Company and the Selling Shareholders will be obligated, pursuant to the Over-allotment Option, to sell shares to the Underwriters to the extent the Over-allotment Option is exercised. The Underwriters may exercise the Over-allotment Option only to cover over-allotments made in connection with the sale of Class A Common Stock offered hereby.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for Class A Common Stock. The initial public offering price for Class A Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. There can, however, be no assurance that the price at which the shares of Class A Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

  FBRC is an indirect, wholly owned subsidiary of the Company. FBRC has committed to purchase from the Company and the Selling Shareholders an aggregate of 17% of the shares of Class A Common Stock being underwritten by the Underwriters in the Offering on the same basis as the other Underwriters. To the extent that part or all of the shares of Class A Common Stock underwritten by FBRC are not resold, the consolidated equity of the Company will be reduced. Until resold, any such shares will be eliminated in consolidation as if they were not outstanding for purposes of any future computations of earnings per common share and book value per common share. FBRC intends to resell any shares that it is unable to resell in the Offering from time to time at prevailing market prices.

  Under the provisions of Rule 2720 of the NASD Conduct Rules, when an NASD member such as FBRC participates in the distribution of its parent company's securities, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Lazard Freres & Co. LLC has agreed to serve in such role and to recommend a price in compliance with the requirements of Rule 2720. In connection with the Offering, Lazard Freres & Co. LLC, in its role as qualified independent underwriter, performed due diligence investigation and reviewed and participated in the preparation of this Prospectus.

  Lazard Freres & Co. LLC has provided financial advisory services to FBRC and has received customary fees in connection with such services. In addition, Lazard Freres & Co. LLC represented FBR in connection with the PNC Transaction, for which FBR or the Selling Shareholders will pay it a fee equal to 3% of the product of the initial public offering price and the number of shares of Class A Common Stock purchased by PNC in the PNC Transaction ($1,470,853 assuming the Over-allotment Option is not exercised and assuming an initial public offering price of $20 per share). See "Summary--Strategic Relationship with PNC Bank Corp." and "Business--Strategic Business Relationship with PNC Bank Corp."

  Bear, Stearns Securities Corp., an affiliate of Bear, Stearns & Co. Inc., is the Company's clearing broker. The Company pays Bear, Stearns Securities Corp. customary charges for its services as clearing broker. In addition, the Company has borrowed from time to time subordinated loans from affiliates of Bear, Stearns & Co. Inc. to enable the Company to meet the net capital requirements resulting from specific underwriting transactions. As of November 30, 1997, the Company had available a total of $40.0 million in three committed subordinated revolving loan facilities from affiliates of Bear, Stearns & Co. Inc. The interest rate on borrowings under these loan facilities is equal to the Broker's Call Rate plus 2.0 percent (8.5 percent at September 30, 1997). On November 20, 1997, the Company borrowed an additional $150,000,000 subordinated loan from an affiliate of Bear, Stearns & Co. Inc. on the same terms. The loan was repaid on December 2, 1997.

  Until the distribution of the Common Stock is completed, the rules of the SEC may limit the ability of the Underwriters and certain selling group members to bid for or purchase Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of shares of Class A Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of shares of Class A Common Stock.

  If the Underwriters create a short position in shares of Class A Common Stock in connection with the Offering, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing shares of Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the Over-allotment Option described above.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of shares of Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold such shares of Class A Common Stock as part of the Offering.

  In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Class A Common Stock, options, rights or warrants to acquire shares of Class A Common Stock, or securities exchangeable for or convertible into shares of Class A Common Stock, during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under its stock option plans. In addition, the Existing Shareholders have agreed not to sell any shares of Class A Common Stock during the 18 month period commencing on the date of this Prospectus, provided that from nine months after the date of this Prospectus, each Existing Shareholder may sell the greater of 10,000 shares or 5% of such shareholder's shares outstanding on the date of this Prospectus.

SUBSEQUENT RESTRICTIONS

  Rule 2720(m) of the NASD Conduct Rules prohibits employees of the Company, their spouses and, under certain circumstances, other members of their immediate families who purchase any of the shares offered hereby from selling, pledging, assigning, hypothecating or transferring such shares for a period of five months following the Effective Date. Rule 144 may also restrict the transferability of a portion of the shares of Class A Common Stock offered hereby in certain circumstances.

                                DIRECT OFFERING

  As part of the Offering, up to 1,000,000 shares of Class A Common Stock are being offered for sale by the Company, by means of this Prospectus, to certain Existing Shareholders, other employees and directors of the Company, and their family members, at a price equal to the initial public offering price per share less the underwriting discount (the "Direct Offering"). The obligation of the investors to purchase shares in the Direct Offering is contingent on the purchase of shares by the Underwriters. There is no minimum number of shares to be purchased in the Direct Offering. Any proceeds from the sale of shares in the Direct Offering will be held in escrow until the closing of the underwritten offering and will be refunded to the investors if the Underwriters do not purchase shares in the underwritten offering. Resales of such securities by such investors are restricted by Rule 2720(m) of the NASD Conduct Rules. See "Underwriting--Subsequent Restrictions." If the Company sells shares to the Underwriters and to the investors in the Direct Offering, the proceeds of such sales will be used only for the purposes described in this Prospectus. If less than 1,000,000 shares are sold in the Direct Offering, any shares reserved for sale in the Direct Offering, but not sold in the Direct Offering, may be offered to persons or entities other than certain Existing Shareholders, other employees and directors of the Company, and their family members at the initial public offering price set forth on the cover page of this Prospectus.

                                 LEGAL MATTERS

   Certain legal matters will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York and for the Underwriters by Gibson, Dunn & Crutcher LLP, Washington, D.C. The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by McGuire, Woods, Battle & Boothe, LLP, Washington, D.C. Each of these firms has in the past represented and continues to represent the Company and certain of the Underwriters on a regular basis and in a variety of matters other than the Offering.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Class A Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC also maintains a world wide web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC. The Registration Statement, including all exhibits thereto and amendments thereof, are available on this world wide web site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................. F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996, and Septem-
 ber 30, 1997............................................................. F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1994, 1995, and 1996 and the Nine Month Periods Ended September 30, 1996
 (unaudited) and 1997 .................................................... F-5
Consolidated Statements of changes in Shareholders' Equity for the Years
 Ended December 31, 1994, 1995 and 1996 and the Nine Month Periods Ended
 September 30, 1997....................................................... F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994, 1995, and 1996 and the Nine Month Periods Ended September 30, 1996
 (unaudited) and 1997 .................................................... F-7
Notes to Consolidated Financial Statements................................ F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Friedman, Billings, Ramsey Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Friedman, Billings, Ramsey Group, Inc. (a Virginia corporation), as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the nine months in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Friedman, Billings, Ramsey Group, Inc., as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, and for the nine months in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                                     Arthur Andersen LLP

Washington, D.C.

December 18, 1997

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                                          ------------------------ SEPTEMBER 30,
                                             1995         1996         1997
                                          ----------- ------------ -------------
ASSETS
Cash and cash equivalents...............  $10,390,784 $ 20,680,757 $ 27,568,469
Short-term investments, at market value.   10,275,610   10,267,710   10,372,680
Receivables:
  Underwritings.........................      124,083    7,301,374    6,169,933
  Asset management fees.................    5,203,361    1,436,837    1,754,903
  Other.................................      126,722      502,666      563,093
Due from brokers, dealers and clearing
 organizations..........................   11,545,000    9,700,384   21,947,308
Marketable trading and investment
 account securities,
 at market value........................   32,521,421   55,012,848   25,718,813
Investments in limited partnerships.....    1,578,807    6,424,409   10,892,241
Insurance deposit.......................    3,700,000    9,416,929    9,912,183
Furniture, equipment and leasehold
 improvements, net of accumulated
 depreciation and amortization of
 $816,426, $1,314,118, and $1,997,703,
 respectively...........................    1,983,266    3,103,003    3,463,387
Prepaid expenses and other assets.......    1,461,941    1,591,230      851,667
                                          ----------- ------------ ------------
    Total assets........................  $78,910,995 $125,438,147 $119,214,677
                                          =========== ============ ============


 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     PRO FORMA
                               DECEMBER 31,                        SEPTEMBER 30,
                         -------------------------  SEPTEMBER 30,      1997
                            1995          1996          1997         (NOTE 2)
                         -----------  ------------  -------------  -------------
                                                                      (UNAUDITED)
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Liabilities:
  Trading account
   securities sold but
   not yet purchased, at
   market value......... $ 6,372,410  $ 39,813,811  $ 11,243,316   $ 11,243,316
  Due to brokers,
   dealers and clearing
   organizations........  20,566,243           --            --             --
  Accounts payable and
   accrued expenses.....  12,872,934     8,996,336    10,827,962     10,827,962
  Accrued compensation
   and benefits.........   1,517,843     3,484,769    22,705,213     22,705,213
  Short-term
   subordinated
   revolving loan.......  10,000,000    15,000,000           --             --
  Short-term lines of
   credit...............   3,250,000     7,000,000    14,500,000     14,500,000
  Accrued dividends
   payable..............         --            --            --      54,000,000
  Long-term subordinated
   loans................     943,014     1,914,131     1,668,521      1,668,521
  Other.................     117,083       170,051       151,514        151,514
                         -----------  ------------  ------------   ------------
    Total liabilities...  55,639,527    76,379,098    61,096,526    115,096,526
                         -----------  ------------  ------------   ------------
Commitments and
 contingencies (Note
 12)....................         --            --            --             --
Shareholders' equity:
  Preferred Stock, $0.01
   par value, 15,000,000
   shares authorized,
   none issued and
   outstanding..........         --            --            --             --
  Class A Common Stock,
   $0.01 par value,
   150,000,000 shares
   authorized, none
   issued and
   outstanding..........         --            --            --             --
  Class B Common Stock
   $.01 par value,
   100,000,000 shares
   authorized,
   35,271,060,
   37,455,000, and
   40,029,000 issued and
   outstanding as of
   December 31, 1995 and
   1996, and September
   30, 1997,
   respectively.........     352,711       374,550       400,290        400,290
  Additional paid-in
   capital..............  16,589,097    18,644,205    22,478,710      2,656,320
  Stock subscriptions
   receivable...........     (67,444)     (294,895)     (355,173)      (355,173)
  Retained earnings.....   6,397,104    30,335,189    35,594,324            --
                         -----------  ------------  ------------   ------------
    Total shareholders'
     equity.............  23,271,468    49,059,049    58,118,151      2,701,437
                         -----------  ------------  ------------   ------------
    Total liabilities
     and shareholders'
     equity............. $78,910,995  $125,438,147  $119,214,677   $117,797,963
                         ===========  ============  ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN BILLINGS, RAMSEY GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                         -------------------------------------  ------------------------
                            1994         1995         1996         1996         1997
                         -----------  ----------- ------------  ----------- ------------
                                                                (UNAUDITED)
Revenues:
  Investment banking.... $30,579,193  $16,075,113 $ 55,158,579  $25,614,880 $ 67,091,288
  Corporate finance.....  14,426,555    7,224,266   10,361,515    4,370,703   38,617,810
  Principal transac-
   tions................   9,903,251   20,077,397   25,465,898   18,156,968   11,994,020
  Agency commissions....   1,935,375    4,483,188    7,554,520    5,059,119    7,898,054
  Asset management......     443,567    6,747,607    7,808,617    2,636,001    6,255,299
  Interest and divi-
   dends................   1,712,542    2,557,774    3,553,933    2,381,739    3,061,456
                         -----------  ----------- ------------  ----------- ------------
    Total revenues......  59,000,483   57,165,345  109,903,062   58,219,410  134,917,927
Expenses:
  Compensation and bene-
   fits.................  42,811,016   33,480,839   61,503,652   28,604,341   85,138,035
  Business development
   and professional
   services.............  11,384,268    5,617,699   11,481,557    4,729,600   13,395,319
  Clearing and brokerage
   fees.................   1,473,900    2,350,033    3,484,063    2,313,856    3,137,845
  Occupancy and equip-
   ment.................     944,184    1,186,724    1,682,526    1,102,971    1,933,813
  Communications........     763,597      823,201    1,109,001      798,504    1,535,790
  Interest expense......   1,772,912    1,523,368    2,665,171    2,039,050    2,301,035
  Other operating ex-
   penses...............   1,665,446    2,744,712    3,139,007    1,854,986    3,646,373
                         -----------  ----------- ------------  ----------- ------------
    Total expenses......  60,815,323   47,726,576   85,064,977   41,443,308  111,088,210
                         -----------  ----------- ------------  ----------- ------------
    Net income (loss)... $(1,814,840) $ 9,438,769 $ 24,838,085  $16,776,102 $ 23,829,717
                         ===========  =========== ============  =========== ============
Pro forma statements of
 operations data (unau-
 dited) (Note 2):
  Net income, as
   reported.............                          $ 24,838,085              $ 23,829,717
  Pro rata S Corporation
   compensation.........                             6,500,000                   --
  Pro forma income tax
   provision............                           (12,628,000)               (9,782,381)
  Pro forma compensation
   adjustment (Note 2)..                            (1,416,000)               (1,416,000)
                                                  ------------              ------------
  Pro forma net income..                          $ 17,294,085              $ 12,631,336
                                                  ============              ============
  Pro forma net income
   per share............                          $       0.42              $       0.30
                                                  ============              ============
  Weighted average
   shares outstanding...                            41,536,211                41,912,081
                                                  ============              ============

 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                          (ACCUM.
                         NUMBER OF           ADDITIONAL      STOCK       DEFICIT)/
                           COMMON   COMMON    PAID-IN    SUBSCRIPTIONS   RETAINED
                           SHARES    STOCK     CAPITAL     RECEIVABLE     EARNINGS       TOTAL
                         ---------- -------- ----------- -------------- ------------  ------------
Balances, December 31,
 1993................... 33,908,820 $339,089 $11,276,303   $   (3,420)  $ (1,121,053) $ 10,490,919
 Net loss...............        --       --          --           --      (1,814,840)   (1,814,840)
 Issuance of common
  stock.................    649,440    6,494     191,922          --             --        198,416
 Capital contributions..        --       --    5,016,000          --             --      5,016,000
 Repayment of stock
  subscription
  receivable............        --       --          --         3,420            --          3,420
 Distributions..........        --       --          --                       (5,772)       (5,772)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, December 31,
 1994................... 34,558,260  345,583  16,484,225          --      (2,941,665)   13,888,143
 Net income.............        --                                         9,438,769     9,438,769
 Issuance of common
  stock.................    712,800    7,128     104,872      (67,444)           --         44,556
 Capital contributions..        --       --          --           --             --            --
 Repayment of stock
  subscription
  receivable............        --       --          --           --             --            --
 Distributions..........        --       --          --           --        (100,000)     (100,000)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, December 31,
 1995................... 35,271,060  352,711  16,589,097      (67,444)     6,397,104    23,271,468
 Net income.............        --       --          --           --      24,838,085    24,838,085
 Issuance of common
  stock.................  2,183,940   21,839   1,156,243     (251,427)           --        926,655
 Capital contributions..        --       --      898,865          --             --        898,865
 Repayment of stock
  subscription
  receivable............        --       --          --        23,976            --         23,976
 Distributions..........        --       --          --           --        (900,000)     (900,000)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, December 31,
 1996................... 37,455,000  374,550  18,644,205     (294,895)    30,335,189    49,059,049
 Net income.............        --       --          --           --      23,829,717    23,829,717
 Issuance of common
  stock.................  2,574,000   25,740   3,658,123     (292,111)           --      3,391,752
 Capital contributions..        --       --      176,382          --             --        176,382
 Repayment of stock
  subscription
  receivable............        --       --          --       231,833            --        231,833
 Distributions..........        --       --          --           --     (18,570,582)  (18,570,582)
                         ---------- -------- -----------   ----------   ------------  ------------
Balances, September 30,
 1997................... 40,029,000 $400,290 $22,478,710   $ (355,173)  $ 35,594,324  $ 58,118,151
                         ========== ======== ===========   ==========   ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                         ---------------------------------------  --------------------------
                            1994          1995          1996          1996          1997
                         -----------  ------------  ------------  ------------  ------------
                                                                  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)...... $(1,814,840) $  9,438,769  $ 24,838,085  $ 16,776,102  $ 23,829,717
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities--
 Income and special
  allocations on
  investments in
  limited partnerships..     (54,968)     (774,299)   (3,974,352)     (540,320)   (4,255,769)
 Depreciation and
  amortization..........     295,978       438,979       625,167       411,552       683,587
 Loss on disposition of
  assets................      37,416           --         53,249           --            --
 Changes in operating
  assets:
  Receivables--
   Due to/from brokers,
    dealers and clearing
    organizations, net..   3,385,657    10,904,877   (18,721,627)  (17,284,142)  (12,246,924)
   Underwritings........   1,927,231       537,087    (7,177,291)     (454,279)    1,131,441
   Asset management
    fees................     191,058    (5,080,357)    3,766,524     2,611,205      (318,066)
   Other................     (86,779)      (40,096)     (375,944)     (378,985)      (60,427)
  Marketable trading
   account securities...  (9,444,047)  (20,146,757)  (22,491,427)    4,488,730    29,294,035
  Prepaid expenses and
   other assets.........      12,762    (1,296,694)     (129,289)     (134,663)      739,563
  Insurance deposit.....         --     (3,700,000)   (5,716,929)          --       (495,254)
 Changes in operating
  liabilities:
  Trading account
   securities sold but
   not yet purchased....   1,640,405     3,535,970    33,441,401       926,624   (28,570,495)
  Net proceeds
   (repayments) from
   short-term
   subordinated
   revolving
   borrowings...........         --     10,000,000     5,000,000   (10,000,000)  (15,000,000)
  Proceeds from
   (repayments) short-
   term line of credit..     250,000     2,900,000     3,750,000    (3,250,000)    7,500,000
  Accounts payable and
   accrued expenses.....   1,260,672    11,008,474    (3,876,598)   (7,051,063)    1,831,626
  Accrued compensation
   and benefits.........     286,747       604,791     1,966,926     4,148,563    19,220,444
  Other.................      (5,933)       58,311        52,968        39,847       (18,537)
                         -----------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) operating
    activities..........  (2,118,641)   18,389,055    11,030,863    (9,690,829)   23,264,941
                         -----------  ------------  ------------  ------------  ------------
CASH FLOWS FROM
 INVESTMENT ACTIVITIES:
 Purchases of fixed
  assets................  (1,939,050)     (458,883)   (1,798,153)   (1,340,393)   (1,043,970)
 Investments in limited
  partnerships..........     (50,000)      (58,000)     (500,000)     (500,000)     (425,000)
 Withdrawals from
  limited partnerships..     134,666         6,487           --            --        212,937
 Net purchase (sales) of
  short-term
  investments...........  (1,989,060)   (7,980,194)        7,900      (113,225)     (104,970)
                         -----------  ------------  ------------  ------------  ------------
   Net cash (used in)
    investing
    activities..........  (3,843,444)   (8,490,590)   (2,290,253)   (1,953,618)   (1,361,003)
                         -----------  ------------  ------------  ------------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings of long-term
  subordinated loans....   1,092,042           --      1,126,627       232,411           --
 Repayments of long-term
  subordinated loans....     (29,157)     (119,871)     (155,510)      (83,147)     (245,611)
 Proceeds from issuance
  of common stock,
  including repayments
  on stock subscriptions
  receivable............     201,836        44,556       950,631     1,424,140     3,623,585
 Capital contributions..   5,016,000           --        527,615           --        176,382
 Distributions..........      (5,772)      (44,556)     (900,000)          --    (18,570,582)
                         -----------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) financing
    activities..........   6,274,949      (119,871)    1,549,363     1,573,404   (15,016,226)
                         -----------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............     312,864     9,778,594    10,289,973   (10,071,043)    6,887,712
Cash and cash
 equivalents, beginning
 of year................     299,326       612,190    10,390,784    10,390,784    20,680,757
                         -----------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 year................... $   612,190  $ 10,390,784  $ 20,680,757  $    319,741  $ 27,568,469
                         ===========  ============  ============  ============  ============
SUPPLEMENTAL CASH FLOW
 INFORMATION:
 Contribution from
  stockholders' of
  ownership interest in
  FBR Investments, LLC.. $       --   $        --   $    371,250  $        --   $        --
                         ===========  ============  ============  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

1. ORGANIZATION AND NATURE OF OPERATIONS:

 Organization

  Friedman, Billings, Ramsey Group, Inc., a Delaware corporation incorporated in 1996 (hereafter referred to as the "Old Holding Company"), is the sole parent holding company for two subsidiary holding companies, Friedman, Billings, Ramsey Capital Markets, Inc. ("FBRCM") and Friedman, Billings, Ramsey Asset Management , Inc. ("FBRAM"). FBRCM is the direct parent company of Friedman, Billings, Ramsey & Co., Inc. ("FBRC"), FBR Direct, Inc. ("FBR Direct") and Friedman, Billings, Ramsey International, Limited ("FBR International"). FBRAM is the sole parent company of Friedman, Billings, Ramsey Investment Management Company ("FBRIM"), FBR Offshore Management, Inc. ("FBR Offshore"), FBR Investment Management (Bermuda) Ltd. ("FBR Bermuda"), FBR Fund Advisers, Inc. ("FBR Fund Advisers"), and FBR Venture Capital Managers, Inc. The operating subsidiaries of FBRCM and FBRAM are hereafter collectively referred to as the "Operating Entities". FBR International, FBR Direct and FBR Venture Capital were formed subsequent to January 1, 1997.

  Effective January 1, 1997, all of the shareholders of the then existing Operating Entities exchanged all of their outstanding stock in the Operating Entities for all of the outstanding stock of the Old Holding Company. In connection with the exchange, the Old Holding Company transferred all of the stock in those Operating Entities to FBRCM and FBRAM. As of and for all periods prior to the exchange, each of the Operating Entities was owned directly by the same shareholder group, consisting of the Company's officers, directors, and key employees, in the identical proportion. After the exchange, the same shareholder group owned all of the outstanding stock of the Old Holding Company, in the same proportion to their interests in the Operating Entities. As there was no change in ownership or assets as a result of the exchange of shares, the exchange lacked economic substance. As a result and in accordance with FASB Technical Bulletin 85-5, the assets and liabilities of the Company are recorded at their historical carrying amounts.

  As a result of the common ownership both prior and subsequent to the exchange, the financial statements as of and prior to December 31, 1996, include the combined operations of the Operating Entities.

  The primary objectives of the restructuring were (i) to simplify the ownership structure of the Operating Entities, (ii) to form groups of companies concentrated in similar business activities and (iii) to facilitate the availability and reduce the cost of capital.

  FBRC is a member of the National Association of Securities Dealers, Inc. FBRC acts as an introducing broker executing transactions primarily for institutional customers and forwards all such transactions to clearing brokers on a fully disclosed basis. FBRC does not hold funds or securities for, or owe funds or securities to, customers. Any funds or securities received by FBRC are promptly forwarded to its clearing broker.

  FBRC receives investment banking revenues from underwriting public offerings of debt and equity securities for corporations, real estate investment trusts ("REITS") and other issuers. These revenues are comprised of selling concessions and management and underwriting fees. FBRC also receives corporate finance fees from private placement offerings and from providing merger and acquisition, financial restructuring, and other advisory services. FBRC concentrates its investment banking activities primarily on bank, thrift and specialty finance institutions, technology companies and REITS.

  FBRIM is a registered investment adviser that acts as the general partner of investment limited partnerships and also manages investment accounts. FBRIM owns 100 percent of FBR Investments LLC ("FBR Investments").

  FBR Offshore extends asset management services to non-U.S. investors. FBR Offshore is a registered investment adviser. FBR Offshore acts as the investment adviser to the FBR Opportunity Fund, Ltd. (the "Offshore Fund"), a Bermuda company formed to provide a pooled investment vehicle for non-U.S. investors. The Offshore Fund invests primarily in securities of U.S. issuers. The Offshore Fund is managed by FBR Bermuda.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)


  FBR Fund Advisers is a registered investment adviser formed to provide investment advisory services to The FBR Family of Funds, an open end, investment company, currently consisting of three series of mutual funds. The funds' registration became effective on December 30, 1996, and they began investment activities on January 2, 1997.

 Reincorporation Merger

  Immediately prior to the effectiveness of the proposed offering contemplated by this prospectus, the Old Holding Company and its subsidiaries will terminate their status as subchapter S corporations and convert to subchapter C corporations as defined under the Internal Revenue Code (the "Conversion"). Prior to the Conversion, and as discussed in Note 2, the Old Holding Company intends to distribute to its shareholders amounts at least equal to the total amount of federal and state taxes payable on the Company's earnings for the period from January 1, 1997, through the date of the Conversion. In December 1997, the Old Holding Company was merged with and into a newly formed Virginia holding company (the "Company") with the Company as the surviving corporation. As a result of the merger, shareholders of the Company received 330 shares of Class B Common Stock of the Company for each share in the Old Holding Company.

  The effects of the reincorporation merger have been given retroactive application in the consolidated financial statements for all periods presented.

  The Company has authorized the issuance of up to 100 million shares of Class B Common Stock, par value $0.01 per share; 150 million shares of Class A Common Stock, par value $0.01 per share; and 15 million shares of undesignated preferred stock. Holders of the Class A and Class B Common Stock are entitled to one vote and three votes per share, respectively, on all matters voted upon by the shareholders. Shares of Class B Common Stock convert into shares of Class A Common Stock at the option of the Company in certain circumstances including (i) upon sale or other transfer, (ii) at the time the holder of such shares of Class B Common Stock ceases to be affiliated with the Company and
(iii) upon the sale of such shares in a registered public offering. The Company's Board of Directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the terms and rights of the preferred stock. Such actions by the Board of Directors could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of the Company or make removal of management more difficult. At present, the Company has no plans to issue any of the preferred stock.

 Nature of Operations

  The Company is primarily engaged in a single line of business as a securities firm, which comprises several types of services, such as underwriting and investment banking, principal and agency securities trading transactions, money management and long-term equity investing, primarily in the United States. The operations related to the Company's foreign entities are not material to these consolidated financial statements.

  The securities industry generally and in specifically volatile or illiquid markets, is subject to numerous risks, including the risk of losses associated with the underwriting, ownership, and trading of securities and the risks of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing or negative economic trends, such as inflation or interest rate volatility, political trends, such as regulatory and legislative changes, and overall or specific market trends can influence the liquidity and value of the Company's investments, and impact the level of security offerings underwritten by the Company, all of which could adversely affect the Company's revenues and profitability.

  Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. Underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

While the Company has never been subject to such litigation, in recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends actively to defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future lawsuits against the Company could materially affect the Company's operating results and financial condition.

  The Company's historical revenues have been derived primarily from investment banking transactions in the financial services, technology, and real estate industries. As a result of the Company's dependence on specific sectors, any downturn in the market for securities in these sectors could adversely impact the Company's results of operations and financial condition.

  A substantial portion of the Company's revenues in a year may be derived from a small number of investment banking transactions or may be concentrated in a particular industry. During 1996, there were no transactions which exceeded 10 percent of the Company's revenues. Revenues derived from one underwriting during 1995 represented approximately 15 percent of the Company's 1995 revenues. Revenues derived from two investment banking transactions for one group of client entities during 1994 represented approximately 40 percent of the Company's 1994 revenues. Revenues derived from two unrelated investment banking transactions accounted for 13 percent and 11 percent of the Company's revenues for the nine months ending September 30, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  All significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenues

  Investment banking fees are recorded as revenue at the time the underwriting is completed and the income is reasonably determinable. Corporate finance and advisory fees are recorded as revenue when the related services have been rendered and the client is contractually obligated to pay.

  Commission income and expenses are recorded on a trade date basis. Securities transactions of the Company are recorded on a trade date basis.

  Trading and investment account securities are valued at fair market value. The resulting difference between cost and fair market value is included in income. Net unrealized gains (losses) included in principal transaction revenues were $1,155,000 in 1994, $405,000 in 1995, $141,000 in 1996, and
$108,583 and $(474,468) for the nine month periods ended September 30, 1996 and 1997, respectively.

 Interim Financial Statements

  The accompanying consolidated statements of operations and cash flows for the nine months ended September 30, 1996 have been prepared by the Company, are unaudited, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results. Operating results for any interim period are not necessarily indicative of the results for any other period or for an entire year.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

 Pro Forma Net Income (Loss) Per Share (Unaudited)

  Pro forma net income (loss) is based on the assumption that the Company's subchapter S corporation status was terminated at the beginning of each year. Accordingly, the Company has provided income taxes on a pro forma basis as if it were a subchapter C corporation for the periods presented. In addition prior to the reorganization and change in tax status, from a subchapter S to C corporation, in 1996 the Old Holding Company made payments of $6.5 million to its shareholders based on the shareholders' relative ownership percentages. Such payments were a component of salary expense.

  Subsequent to and as a result the reincorporation of the Old Holding Company and the Company's conversion from a subchapter S corporation to a subchapter C corporation, no such future payments will be made. No payments were made in 1997. The Company has eliminated, in pro forma presentation, the $6.5 million expense, as the Company believes that this information is necessary to assess the impact of the change in the Company's reporting status.

  Pro forma net income per share also gives effect to $1.4 million of compensation expense that the Company will record upon the effectiveness of the offering related to book value shares issued within one year of the initial public offering. The $1.4 million represents the difference between the fair value and book value of the stock issued on January 1, 1997. The fair value was determined based upon an assessment of results of operations, financial condition and other factors for the Company and a comparable group of eight publicly traded investment banks.

  The calculation of weighted average shares outstanding is based on the weighted average shares outstanding during the period. In addition and in accordance with SEC Staff Accounting Bulletin No. 83, weighted average shares outstanding for all periods presented also includes those shares issued within one year of the initial public offering date. Weighted average shares outstanding has also been adjusted to reflect the sale of a sufficient number of additional shares of the Company's common stock necessary to fund the amount by which S corporation distributions through September 30, 1997 exceeded reported earnings.

  Primary income or loss per share data is not presented as it would not materially differ from the amounts presented.

 Pro Forma Balance Sheet (Unaudited)

  The pro forma financial information gives effect to a $54.0 million distribution for estimated federal and state taxes payable by existing shareholders on the Company's earnings through September 30, 1997 and additional distributions from previously taxed and undistributed S corporation accumulated earnings. On a pro forma basis, this amount is recorded as accrued dividends payable. The pro forma balance sheet also gives effect for the recognition of $1.4 million of compensation expense in conjunction with book value stock issued within one year of the initial public offering, and a reclassification of any remaining undistributed S corporation accumulated earnings to paid in capital. The deferred tax liability that would have been recorded if the Company had terminated its subchapter S corporation status as of September 30, 1997 would not have been material.

 Fair Value of Financial Instruments

  The Financial Accounting Standards Board Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Market Value of Financial Instruments," requires the Company to report the fair market value of financial instruments, as defined. Substantially all of the Company's financial assets and liabilities are

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

carried at fair market value or contracted amounts which approximate fair market value except for securities sold but not yet purchased from underwriting activities. Securities sold but not yet purchased from underwriting activities relate to unexercised underwriter's over-allotment options and are valued at the net proceeds actually due and paid the issuers upon the subsequent exercise of these options.

 Cash Equivalents and Supplemental Cash Flow Information

  The Company considers as cash equivalents all highly liquid investments, with an original maturity of three months or less, not held for sale in the ordinary course of business and not part of the Company's trading activities. Cash payments for interest approximated interest expense for the years ended December 31, 1994, 1995, and 1996, and for the nine months ended September 30, 1996 and 1997.

 Short-Term Investments

  Short-term investments consist primarily of U.S. Treasury obligations with original maturities of up to six months.

 Furniture, Equipment and Leasehold Improvements

  Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of five years and leasehold improvements are amortized using the straight-line method over the shorter of their useful life or applicable lease term. Amortization of purchased software is recorded over its estimated useful life of three years.

RENT

  The Company's office leases provide that for certain periods during the lease terms, no base rental payments are due. During these periods, the Company accrues rent expense based on the average effective monthly base rent over the entire lease terms.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT AUTHORITATIVE PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 requires an enterprise to report certain additional financial and descriptive information about its reportable operating segments.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

  Management does not expect that the implementation of either SFAS No. 130 or No. 131 will have a material impact on the Company's consolidated financial position or results of future operations.

  In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued after December 15, 1997. SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period. As of September 30, 1997, there were no potentially dilutive securities issued or outstanding. As a result, the adoption of SFAS No. 128 will have no effect on the calculation and presentation of net income (loss) per share prior to the future issuance of potentially dilutive securities.

3. INCOME TAXES:

  For Federal income tax purposes, the Company and all of its subsidiaries including the Operating Entities, with the exception of FBR Investments, which is a limited liability corporation ("LLC"), FBR Bermuda (a Bermuda Company) and FBR International, (an English company), have elected by unanimous consent of their shareholders to be taxed as subchapter S corporations under the Internal Revenue Code. Subchapter S corporations and LLCs are not taxed on their income; rather their income or loss pass directly through to their shareholders (or members in the case of LLCs). As a result, there is no provision for income taxes in these financial statements.

  In connection with the proposed initial public offering and as discussed in Notes 1 and 2, the Company will terminate its subchapter S corporation status and will become subject to corporate income taxes. Accordingly, the accompanying consolidated statements of operations include unaudited pro forma adjustments for income tax expense, which would have been recorded had the Company been subject to federal and state corporate income taxes.

4. SECURITIES OWNED AND SOLD BUT NOT YET PURCHASED:

  Marketable trading and investment account securities owned and trading account securities sold but not yet purchased as of December 31, 1995 and 1996, and September 30, 1997, consist of securities at quoted market values, as stated below:

                                          DECEMBER 31,
                         -----------------------------------------------
                                  1995                    1996              SEPTEMBER 30,1997
                         ----------------------- ----------------------- -----------------------
                                        SOLD                    SOLD                    SOLD
                                     BUT NOT YET             BUT NOT YET             BUT NOT YET
                            OWNED     PURCHASED     OWNED     PURCHASED     OWNED     PURCHASED
                         ----------- ----------- ----------- ----------- ----------- -----------
Corporate stocks........ $19,309,337 $4,962,148  $25,077,583 $ 7,042,195 $13,294,796 $ 5,950,252
Corporate bonds.........  13,212,084  1,410,262   29,935,265  32,771,616  12,424,017   5,293,064
                         ----------- ----------  ----------- ----------- ----------- -----------
                         $32,521,421 $6,372,410  $55,012,848 $39,813,811 $25,718,813 $11,243,316
                         =========== ==========  =========== =========== =========== ===========

  Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, creates a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the amount recognized in the consolidated balance sheets.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

5. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

  Furniture, equipment and leasehold improvements, net of accumulated depreciation and amortization, summarized by major classification are as follows:

                                          DECEMBER 31,       SEPTEMBER 30,
                                     ----------------------- -------------
                                        1995        1996         1997
                                     ----------  -----------  -----------
   Furniture and equipment.......... $2,213,920  $ 3,096,838  $ 4,062,511
   Leasehold improvement............    585,772    1,320,283    1,398,579
                                     ----------  -----------  -----------
                                      2,799,692    4,417,121    5,461,090
   Less--Accumulated depreciation
    and amortization................   (816,426)  (1,314,118)  (1,997,703)
                                     ----------  -----------  -----------
                                     $1,983,266  $ 3,103,003  $ 3,463,387
                                     ==========  ===========  ===========

6. INSURANCE DEPOSIT:

  In 1995 and 1996, the Operating Entities purchased a directors and officers liability and errors and omissions insurance policy. In accordance with the terms of the policy agreement, which provides for the commutation of a portion of the total premium back to the policy holders under certain circumstances, the net amount of the premiums paid, less expense charges and policy claims made, is recorded as an insurance deposit in the financial statements at December 31, 1995 and 1996, and September 30, 1997.

7. PROFIT SHARING PLAN:

  The Company maintains a qualified 401(k) profit sharing plan. Eligible employees may defer a portion of their salary. At the discretion of the Board of Directors, the Company may make matching contributions and discretionary contributions from profits. Contributions totaling approximately $492,000 were made for 1994. There were no Company contributions made in 1995 or 1996 or for the nine-month period ended September 30, 1997.

8. INVESTMENTS IN LIMITED PARTNERSHIPS:

  FBRIM is the managing partner of FBR Ashton, Limited Partnership ("Ashton"), FBR Weston, Limited Partnership ("Weston"), FBR Braddock, L.P. ("Braddock"), FBR Harness, L.P. ("Harness"), and FBR Private Equity Fund, L.P. ("Private Equity," formed in 1996). All of these partnerships were formed for the purpose of investing in securities. The assets of partnerships are principally comprised of investments in publicly traded securities marked to market value. The Company carries its investment in the partnerships at their fair value. The Company's ownership interest as of September 30, 1997 in Ashton, Weston, Braddock, Harness and Private Equity approximated 4%, 9%, 8%, 3%, and 1%, respectively.

  Certain of the Company's subsidiaries as investment advisers, receive management fees for the management of the business and affairs of limited partnerships or investment companies, based upon the amount of assets under management, as well as incentive performance fees or special allocations of net income based upon the operating results. As investment adviser to the Offshore Fund, the Company may elect on an annual basis, to defer receipt of its performance fee, for a ten-year period in which the deferred fee is reinvested in the Offshore Fund and indexed to fund performance.

  Asset management fees receivable represent that portion of management and performance fees, and special allocations actually due and payable to the Company as of December 31, 1995, 1996, and September 30, 1997. Incentive performance fees and special allocations are calculated on at least an annual period, which generally

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

coincides with the calendar year. As of September 30, 1997 unrecorded performance fees and special allocations approximated $12,900,000. As the ultimate amount of such fees may vary with future performance, these fees and allocations are not recorded as revenue until such time as they become due and payable.

  The Company earned brokerage commissions of approximately $481,000 in 1994, $1,435,000 in 1995, and $1,847,000 in 1996 from these investment partnerships. Commissions for the nine-month periods ended September 30, 1996 and 1997, approximated $1,120,000 and $935,000, respectively.

9. BORROWINGS:

  The Company has three long-term subordinated loans, each requiring fixed monthly principal and interest payments plus additional periodic principal payments, if necessary, in order to compensate for increases in the loans' adjustable interest rates. Each loan bears interest at an annual rate of 2.48 percent plus the one month commercial paper rate for the preceding month (7.98 percent at September 30, 1997). The loans are secured by certain furniture, equipment and leasehold improvements of the Company and are individually guaranteed by the Company's three largest shareholders. The loans amortize through June 2001, October 2001, and February 2002 according to the following scheduled principal maturities:

      YEAR                                                              AMOUNT
      ----                                                            ----------
      1997........................................................... $  341,131
      1998...........................................................    360,000
      1999...........................................................    387,000
      2000...........................................................    418,000
      2001...........................................................    390,000
      Thereafter.....................................................     18,000
                                                                      ----------
                                                                      $1,914,131
                                                                      ==========

  During 1995 and 1996, the Company met its short-term capital needs by drawing on two unsecured subordinated revolving loan agreements from its clearing broker and an affiliate of its clearing broker, aggregating $20,000,000 and $25,000,000, respectively. In addition, in December 1996, a third unsecured subordinated revolving loan agreement in the amount of $15,000,000 was obtained by the Company from its clearing broker, making total available, committed subordinated revolving loans to the Company at December 31, 1996, of $40,000,000. The subordinated revolving loan agreements expire as follows: $15,000,000 in December 1997; $15,000,000 in July 1998; and
$10,000,000 in October 1998. These loans are guaranteed by certain shareholders of the Company.

  At December 31, 1995, 1996, and September 30, 1997, $10,000,000,
$15,000,000, and $0, respectively, was outstanding under the Company's subordinated revolving loan agreements. The interest rate on borrowings under these agreements is equal to the Broker's Call Rate plus 2.0 percent (8.5 percent at September 30, 1997).

  The subordinated borrowings are available in computing net capital under the Securities and Exchange Commission's Uniform Net Capital Rule (the "Net Capital Rule").

  In December 1996, the Company obtained an unsecured $10,000,000 line of credit facility from a bank, of which $7,000,000 and $8,500,000 was drawn and outstanding at December 31, 1996 and September 30, 1997, respectively. The line, which expires in January 1998, has a variable interest rate equal to the London InterBank Offered Rate ("LIBOR") plus 2.25 percent (7.9 percent at September 30, 1997). Borrowings under this line are not available in computing net capital under the Net Capital Rule. The loan is individually guaranteed by certain shareholders of the Company.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)


  As of September 30, 1997, the Company had outstanding a $6,000,000 unsecured note payable with an insurance company. The note payable matures on November 30, 1997 and bears interest at a rate equal to 8.25 percent per annum.

10. NET CAPITAL COMPUTATION:

  FBRC is subject to the Net Capital Rule, which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At December 31, 1995, the Company had net capital of $15,286,024, which was $14,684,024 in excess of its required net capital of $602,000. The Company's net capital ratio was .93 to 1 at December 31, 1995. At December 31, 1996, the Company had net capital of $14,369,605, which was $13,127,173 in excess of its required net capital of $1,242,432. The Company's net capital ratio was 1.30 to 1 at December 31, 1996. As of September 30, 1997, FBRC had net capital of $31,523,605, which was $29,299,200 in excess of its required net capital of $1,482,936. The Company's net capital ratio was .71 to 1 at September 30, 1997.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

  The securities which the Company trades are primarily traded in United States markets. As of December 31, 1996, the Company had not entered into any transactions involving financial instruments, such as financial futures, forward contracts, options, or swaps or derivatives, which would expose the Company to significant related off-balance-sheet risk.

  Market risk to the Company is primarily caused by movements in interest rates or market prices of the Company's trading and investment account securities. Market risk is also caused by volatility and possible illiquidity in markets in which the Company trades its financial instruments. The Company seeks to control market risk primarily through monitoring procedures and/or entering into offsetting positions. The Company's principal transactions are primarily short and long debt and equity transactions in publicly traded securities.

  The Company functions as an introducing broker whereby the Company places and executes customer orders. The orders are then settled by an unrelated clearing organization which also maintains custody of the customer's securities and provides financing to the customer.

  Through indemnification provisions in the Company's agreements with its clearing organizations and brokers, the Company's customer activities may expose it to off-balance-sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities through customer screening and selection procedures as well as through the Company's clearing organization's requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

  Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its investment banking activities, may involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers and issues which have low trading volumes, and expose the Company to a higher degree of risk than is associated with investment grade instruments.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES:

LEASES

  The Company leases premises under long-term lease agreements requiring minimum annual rental payments with annual adjustments based upon increases in the consumer price index, plus the pass-through of certain operating and other costs above a base amount.

  Future minimum aggregate annual rentals payable under these noncancelable leases and rentals for certain equipment leases for the years ending December 31, 1997 through 2001 and the aggregate amount thereafter, are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
      1997......................................................... $1,106,000
      1998.........................................................  1,081,000
      1999.........................................................  1,067,000
      2000.........................................................  1,071,000
      2001.........................................................    979,000
      Thereafter...................................................  2,365,000
                                                                    ----------
                                                                    $7,669,000
                                                                    ==========

  Equipment and office rent expense, including operating cost pass-throughs for 1994, 1995, and 1996 was $656,000, $773,000, and $941,000, respectively, and $560,000 and $886,000 for the nine month periods ended September 30, 1996 and 1997, respectively.

 Underwriting Activities

  In the normal course of business, the Company enters into underwriting commitments. Any transactions relating to such commitments as of September 30, 1997, were satisfied subsequent to that date in 1997.

 Stock Repurchase Agreements

  All of the Company's shareholders are subject to the terms of the Shareholders Agreement dated January 1, 1997. The Shareholder Agreement, under certain circumstances requires the Company to repurchase the shareholder's stock or requires that a shareholder offer his or her stock to the Company prior to sale to a third party, at book value, which is the same as the issuance price. These repurchase provisions will be terminated in connection with an initial public offering.

 Litigation

  The Company was the defendant in litigation involving a former client. The suit was settled in 1996. No damages or other payments except for the Company's legal fees, were paid in connection with the settlement.

13. DISTRIBUTIONS:

  At December 31, 1996, the Company declared and made distributions of $900,000 to its shareholders, which, in turn, were contributed as equity to affiliated entities as follows: FBRIM, $375,000; FBR Fund Advisers, $325,000; and FBR Offshore, $200,000.

  In 1997, the Company declared and made distributions totaling $9,570,572 and $9,000,010 to its shareholders of record on December 31, 1996, and January 1, 1997, respectively.

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

 (INFORMATION AS OF AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 IS
                                  UNAUDITED)


14. SUBSEQUENT EVENTS:

  In conjunction with and upon effectiveness of the offering, the Company intends to adopt the following stock and option plans.

 1997 Stock Incentive Plan

  Under the 1997 Stock Incentive Plan the Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to an undetermined number of shares of Class A Common Stock to participants in the 1997 Plan. The 1997 Plan will have a term of 10 years. Options granted under the 1997 Plan can have an exercise period of up to 10 years. The 1997 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.

 Director Stock Compensation Plan

  Under the Director Stock Compensation Plan ("the Director Plan"). The Company may grant options or stock (in lieu of annual "Director Fees") up to an undetermined number of shares of Class A Common Stock. Options granted under the Director Plan will vest upon the first anniversary of the grant and are exercisable up to 10 years from the date of grant. All options and stock awarded under the Director Plan are nontransferable other than by will or the laws of descent and distribution.

 Employee Stock Purchase Plan

  Under the 1997 Employee Stock Purchase Plan (the "Purchase Plan") an undetermined number of shares of Class A Common Stock will be reserved for future issuance of stock. The Purchase Plan will permit eligible employees to purchase common stock through payroll deductions at a price equal to 85 percent of the lower of fair market value of the common stock on the first day of the period or the last day of the offering period. The plan will not result in compensation expense in future periods.

================================================================================

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Certain Transactions Occurring Prior to the Offering......................   18
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   25
Business..................................................................   32
Management................................................................   49
Principal and Selling Shareholders........................................   59
Description of Capital Stock..............................................   60
Shares Eligible for Future Sale...........................................   63
Underwriting..............................................................   64
Direct Offering...........................................................   66
Legal Matters.............................................................   67
Experts...................................................................   67
Additional Information....................................................   67
Index to Consolidated Financial Statements................................  F-1

  UNTIL JANUARY , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================
================================================================================



                               11,000,000 SHARES


        [LOGO OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. APPEARS HERE]

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                             CLASS A COMMON STOCK

                                --------------

                                  PROSPECTUS

                                --------------

                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                           BEAR, STEARNS & CO. INC.

                          CREDIT SUISSE FIRST BOSTON

                            LAZARD FRERES & CO. LLC

                             SALOMON SMITH BARNEY

                             December  , 1997


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Class A Common Stock being registered.

                                                                AMOUNT TO BE
                                                                   PAID BY
                                                                 THE COMPANY
                                                                   AND THE
                                                             SELLING STOCKHOLDER
                                                             -------------------
      SEC registration fee..................................     $   88,000
      NASD filing fee.......................................         30,000
      New York Stock Exchange listing fee...................        200,000
      Printing and engraving................................        600,000
      Legal fees and expenses...............................        800,000
      Accounting fees and expenses..........................        210,000
      Blue sky fees and expenses............................         10,000
      Transfer agent and registrar fees and expenses........         15,000
      Miscellaneous.........................................        100,000
                                                                 ----------
      Total.................................................     $2,053,000
                                                                 ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholder, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

  The Articles of Incorporation of the undersigned Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Immediately prior to the offering contemplated hereby, the Registrant issued an aggregate of 40,029,000 shares of its Class B Common Stock, par $.01 per share, to the Selling Shareholders in exchange for all of their shares of common stock of Friedman, Billings, Ramsey Group, Inc., a Delaware corporation, which was merged with and into the Registrant immediately prior to the offering. There were no underwriters, brokers or finders employed in connection with these transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
  1.01   --Form of Underwriting Agreement.
  2.01   --Agreement and Plan of Merger.
  3.01   --Registrant's Articles of Incorporation.
  3.02   --Articles of Merger.
  3.03   --Registrant's Bylaws.
  4.01   --Form of Specimen Certificate for Registrant's Class A Common Stock.
  5.01   --Form of Opinion of McGuire, Woods, Battle & Boothe, LLP.
  9.01   --Voting Trust Agreement.
 10.01   --Amendment to the Shareholders Agreement.
 10.02   --Revolving Subordinated Loan Agreement, between The Bear Stearns
           Companies Inc. and Friedman, Billings, Ramsey & Co., Inc., dated
           August 15, 1997.
 10.03   --Revolving Subordinated Loan Agreement, between Bear, Stearns
           Securities Corp. and Friedman, Billings, Ramsey & Co., dated November
           21, 1996.
 10.04   --Revolving Subordinated Loan Agreement, between Custodial Trust
           Company and Friedman, Billings, Ramsey & Co., Inc., dated June 20,
           1997.
 10.05   --The 1997 Employee Stock Purchase Plan.
 10.06   --The 1997 Stock and Annual Incentive Plan.
 10.07   --The Non-Employee Director Stock Compensation Plan.
 10.08   --The Key Employee Incentive Plan.
 11.01   --Computation of Per Share Earnings.
 21.01   --List of Subsidiaries of the Registrant.
 23.01   --Consent of Independent Public Accountants.
 23.02   --Consent of Counsel (included in Exhibit 5.01).
 24.01   --Power of Attorney (see page II-4 of this Registration Statement).
 27.01   --Financial Data Schedule.
 99.01   --Memorandum of Understanding between the Company and PNC Bank Corp., dated as of
           October 28, 1997.
 99.02   --Form of Consent of a Person about to become a Director for Wallace
           L. Timmeny.
 99.03   --Form of Consent of a Person about to become a Director for Mark D.
           Warner.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on the 19th day of December 1997.

                                         Friedman, Billings, Ramsey Group,
                                         Inc.


                                         By:     /s/ W. Russell Ramsey
                                             --------------------------------
                                                PRESIDENT AND SECRETARY

                               POWER OF ATTORNEY

  Know all men by these presents, that each of the undersigned does hereby constitute and appoint Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 30th day of October, 1997.

                   SIGNATURE                            TITLE

            /s/ Emanuel J. Friedman              Chairman of the
      ------------------------------------       Board of Directors,
             (EMANUEL J. FRIEDMAN)               Chief Executive
                                                 Officer (Principal
                                                 Executive Officer)

              /s/ Eric F. Billings               Vice Chairman of
      ------------------------------------       the Board of
               (ERIC F. BILLINGS)                Directors and Chief
                                                 Operating Officer

             /s/ W. Russell Ramsey               President and Secretary
      ------------------------------------
              (W. RUSSELL RAMSEY)

              /s/ Eric Y. Generous               CFO (Principal
      ------------------------------------       Financial Officer)
               (ERIC Y. GENEROUS)

             /s/ Kurt R. Harrington              Treasurer (Principal
      ------------------------------------       Accounting Officer)
              (KURT R. HARRINGTON)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
 1.01    --Form of Underwriting Agreement.
 2.01    --Agreement and Plan of Merger.
 3.01    --Registrant's Articles of Incorporation.
 3.02    --Articles of Merger.
 3.03    --Registrant's Bylaws.
 4.01    --Form of Specimen Certificate for Registrant's Class A Common Stock.
 5.01    --Form of Opinion of McGuire, Woods, Battle & Boothe, LLP.
 9.01    --Voting Trust Agreement.
 10.01   --Amendment to the Shareholders Agreement.
 10.02   --Revolving Subordinated Loan Agreement, between The Bear Stearns
           Companies, Inc. and Friedman, Billings, Ramsey & Co., dated August
           15, 1997.
 10.03   --Revolving Subordinated Loan Agreement, between Bear, Stearns
           Securities Corp. and Friedman, Billings, Ramsey & Co., dated November
           21, 1997.
 10.04   --Revolving Subordinated Loan Agreement, between Custodial Trust
           Company and Friedman, Billings, Ramsey & Co., dated June 20, 1997.
 10.05   --The 1997 Employee Stock Purchase Plan.
 10.06   --The 1997 Stock and Annual Incentive Plan.
 10.07   --The Non-Employee Director Stock Compensation Plan.
 10.08   --The Key Employee Incentive Plan.
 11.01   --Computation of Per Share Earnings.
 21.01   --List of Subsidiaries of the Registrant.
 23.01   --Consent of Independent Public Accountants.
 23.02   --Consent of Counsel (included in Exhibit 5.01).
 24.01   --Power of Attorney (see page II-4 of this Registration Statement).
 27.01   --Financial Data Schedule.
 99.01   --Memorandum of Understanding between the Company and PNC Bank Corp., dated as of October 28, 1997.
 99.02   --Form of Consent of a Person about to become a Director for Wallace C.
           Timmeny.
 99.03   --Form of Consent of a Person about to become a Director for Mark D.
           Warner.

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